Filed pursuant to Rule 424(b)(7)
Registration No. 333-235239

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Preliminary prospectus supplement (To prospectus dated January 16, 2020)	SUBJECT TO COMPLETION, DATED JULY 20, 2020

6,800,870 American Depositary Shares

Representing 6,800,870 Class B Shares

The selling shareholders named in this prospectus supplement are offering 6,800,870 American depositary shares, or ADSs. Each ADS represents one class B share of QIWI plc. We will not receive any proceeds from the sale of ADSs by the selling shareholders.

The ADSs representing class B shares are listed on the Nasdaq Global Select Market, or Nasdaq, and are admitted to trading on the Public Joint Stock Company “Moscow Exchange MICEX-RTS” or MOEX, under the symbol “QIWI.” On July 17, 2020, the last reported sales price of the ADSs on Nasdaq was $18.38 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and in our Annual Report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein, to read about factors you should consider before buying our ADSs.

	Per ADS	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to the selling shareholders, before expenses	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The underwriters have an option to purchase up to an additional 1,020,130 ADSs from the selling shareholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the ADSs against payment to the purchasers on or about                 , 2020.

J.P. Morgan	UBS Investment Bank	VTB Capital

Prospectus supplement dated July         , 2020

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus we file with the U.S. Securities and Exchange Commission, or the SEC. We, the selling shareholders and the underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on such different or inconsistent information. We, the selling shareholders and the underwriters are not making an offer of the ADSs in any jurisdiction where such offer is not permitted. You should not assume that the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or that of the selling shareholders or the underwriters, to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. The document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which provides more general information about ADSs the selling shareholders referred to therein may offer from time to time, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. We urge you to carefully read this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein, before buying any of the securities being offered under this prospectus supplement. This prospectus supplement may add or update information contained in the prospectus and the documents incorporated by reference therein. To the extent that any statement we make in this prospectus supplement is inconsistent with statements made in the accompanying prospectus or any documents incorporated by reference therein that were filed before the date of this prospectus supplement, the statements made in this prospectus supplement will be deemed to modify or supersede those made in the accompanying prospectus and such documents incorporated by reference therein.

In this prospectus supplement, the terms “Qiwi”, “we”, “us”, “our” and “Company” refer to QIWI plc and, unless the context requires otherwise, its subsidiaries.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements,” as this phrase is defined in Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Some of these forward looking statements can be identified by terms and phrases such as “anticipate”, “should”, “likely”, “foresee”, “believe”, “estimate”, “expect”, “intend”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our ability to grow our payment volumes;

•	our ability to maintain and grow the size of our physical and virtual distribution network;

•	our ability to increase our market share in our key payment market verticals and segments;

•	our ability to successfully introduce new products and services, including through our joint venture JSC Tochka, in respect of its banking platform;

•

our ability to successfully execute our business strategy, including in respect of Tochka, and our ability to recoup our investments made in such businesses or other projects that we develop from time to time;

•	our ability to maintain our relationships with our merchants, agents and partners;

•	the expected growth of Qiwi Wallet and alternative methods of payment;

•	our ability to successfully divest non-core investments, including SOVEST and Rocketbank;

•	our ability to continue to develop new and attractive products and services;

•	our future business development, results of operations and financial condition;

•	the impact of COVID-19 on our business and the markets in which we operate;

•	our ability to continue to develop new technologies and upgrade our existing technologies;

•	competition in our industry;

•	projected revenue, profits, earnings and other estimated financial information;

•	any potential changes to betting regulation in Russia; and

•	other developments in, or changes to, the laws, regulations and governmental policies governing our business and industry.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks described in “Risk Factors” below.

These forward-looking statements speak only as of the date of this prospectus supplement. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

S-ii

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information you should consider before deciding to invest in the ADSs. You should read this entire prospectus supplement and the accompanying prospectus carefully, as well as the information incorporated by reference herein, including “Risk Factors” and our consolidated financial statements and the related notes thereto, before making an investment decision.

Our Business

We are a leading provider of next generation payment and financial services in Russia and the CIS. We have an integrated proprietary network that enables payment services across online, mobile and physical channels as well as provides access to certain financial services that we offer to our retail customers and B2B partners. We have deployed over 21.8 million virtual wallets, over 127,000 kiosks and terminals, and enabled merchants, customers and partners to accept and transfer over RUB 123 billion cash and electronic payments monthly connecting over 39 million consumers using our network at least once a month (aggregating consumers across QIWI and Contact networks, without eliminating potential duplication). Our consumers and partners can use cash, stored value and other electronic payment methods in order to pay for goods and services or transfer money across virtual or physical environments interchangeably, as well as employ our open API infrastructure and use our highly customizable, sophisticated payment solutions to serve their business or personal needs. We believe the complementary combination of our physical and virtual payment and financial services as well as our open infrastructure provides differentiated convenience to our consumers and creates a strong network effect that drives payment volume and scale across the business. Recently, we have started to offer financial services, which we believe complement our well-developed payment infrastructure. Through Tochka and Factoring PLUS we expanded our offering for SME customers and individual entrepreneurs. We continue working on further broadening the scope of services and use cases that we offer to our customers and partners and aim to access the stages of the consumer life cycle we have yet to penetrate. We believe that our leading market position, proprietary network and complementary services provide us with competitive advantages that have enabled us to generate strong growth and profitability.

Preliminary Second Quarter 2020 Results

Although our consolidated financial statements for the six months ended June 30, 2020, are not yet available, we believe that the preliminary operating segment data presented below provides an understanding of the trends that we experienced during the second quarter ended June 30, 2020. The following expectations regarding our results for this period are solely management estimates based on currently available information. The total net revenue, payment services segment net revenue and adjusted EBITDA information presented below is not final because we are still in the process of verifying our internally collected data and closing our accounts. We are unable to determine what the impact of various items subject to management judgment will be on such financial information. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to these preliminary financial data and, accordingly, does not express an opinion or any other form of assurance with respect to these data.

We only disclose herein ranges for our preliminary operating segment results. Certain information that will appear in our financial statements for the six months ended June 30, 2020, including our revenue, operating costs and expenses, profit from operations and net profit, is not presented herein and is necessary for readers to gain a more comprehensive understanding of our financial position and results of operations for the six months ended June 30, 2020. As a result, readers should not place undue weight on the preliminary operating segment data presented below.

	Three months ended June 30, 2020 Estimate (Low)	Three months ended June 30, 2020 Estimate (High)	Three months ended June 30, 2019
Total Net Revenue	6,581	6,861	5,563

Payment Services Segment Net Revenue	5,283	5,413	5,158

Adjusted EBITDA	3,533	4,033	2,639

For the three months ended June 30, 2020, we estimate our total net revenue to be in the range of RUB 6,581 million to RUB 6,861 million, as compared to RUB 5,563 million for the three months ended June 30, 2019, representing a year-over-year increase at the midpoint of 20.8%. The estimated increase in our total net revenue compared to the same period during 2019 was primarily driven by the significant one-off increase in Rocketbank segment net revenue driven by the measures we took as part of the Rocketbank wind-down process, including the termination of the Rocketbank loyalty program, which used to substantially increase the cost of revenue of the Rocketbank segment, as well as growth in payment services segment net revenue, Consumer Financial Services segment net revenue and corporate and other category net revenue.

For the three months ended June 30, 2020, we estimate our payment services segment net revenue to be in the range of RUB 5,283 million to RUB 5,413 million, as compared to RUB 5,158 million for the three months ended June 30, 2019, representing a year-over-year increase at the midpoint of 3.7%. The estimated increase in our payment services net revenue compared to the same period during 2019 is primarily driven by the increase in payment services net revenue yield resulting from a change in the product mix and offset by slight decrease of the payment volume. Payment volume and net revenue growth in most of our categories was negatively affected by the outbreak of the COVID-19 strain of coronavirus and associated responses from various countries around the world, including for example a temporary decline of revenues from our betting merchants due to the cancellation of numerous major sporting events, a drop in money remittance primarily due to a decline in various self-employed payment streams and a decline in financial services market vertical due to temporary shutdown of our retail distribution partners resulting from lockdown restrictions.

For the three months ended June 30, 2020, our adjusted EBITDA is expected to be between RUB 3,533 million and RUB 4,033 billion, an increase of 43.3% at the midpoint of the range as compared to RUB 2,639 billion for the three months ended June 30, 2019. The estimated increase in adjusted EBITDA compared to the same period of 2019 is primarily driven by the net revenue growth as well as a decrease in certain selling, general and administrative expenses as well as personnel expenses primarily related to the divestitures of loss making projects, including the winding-down of Rocketbank and sale of the SOVEST project.

Adjusted EBITDA is not a financial measure calculated under IFRS. See the table below for a reconciliation of such non-IFRS financial measure to the most directly comparable IFRS measure. You should not consider such non-IFRS financial measure as a substitute for or being superior to net profit, as prepared in accordance with IFRS. Furthermore, because such non-IFRS financial measure is not determined in accordance with IFRS, it is susceptible to varying calculations and may not be comparable to other similarly titled measures presented by other companies. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

Reconciliation of IFRS to Non-IFRS Operating Results

	Three months ended June 30, 2020 Estimate (Low)	Three months ended June 30, 2020 Estimate (High)	Three months ended June 30, 2019
IFRS Profit before tax	1,929	2,859	2,098
Depreciation and amortization	351	321	344
Share-based payments expenses	—	(20)	157
Other income and expenses, net	37	(8)	(14)
Foreign exchange gain/loss, net	317	277	58
Share of loss/(gain) of an associate and a joint venture	(129)	(84)	—
Interest income and expenses, net	38	28	(4)
Impairment of non-current assets	244	94	—
SOVEST portfolio for sale revaluation	755	555	—

Adjusted EBITDA	3,533	4,033	2,639

The foregoing preliminary second quarter results constitute forward looking statements and our actual results may differ from these expectations. Our estimates of total net revenue, payment services segment net revenue and adjusted EBITDA for the second quarter ended June 30, 2020 are subject to completion of our financial statements and may change as a result of, among other things, closing adjustments, finalization of fair value estimates and impairment tests or continuing monitoring of the event after the balance sheet date. In addition, these preliminary results are not necessarily indicative of our results for the remainder of the fiscal year ending December 31, 2020 or any future period, in particular due to the continued uncertainty concerning the COVID-19 pandemic. Please refer to the section entitled “Special Note Regarding Forward-Looking Statements” in this prospectus for additional information.

Implications on Being a Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. As long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q, containing unaudited financial and other specified information, and current reports on Form 8-K, upon the occurrence of specified significant events.

Notwithstanding these exemptions, we file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: the majority of our executive officers or directors are U.S. citizens or residents, more than 50% of our assets are located in the United States or our business is administered principally in the United States.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, for so long as we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosure requirements applicable to U.S. domestic companies and will continue to be permitted to follow our home country practice on such matters.

Corporate Information

We were incorporated in Cyprus under the name of OE Investments Limited on February 26, 2007 as a new holding company for QIWI JSC (previously known as OSPM CJSC and CJSC QIWI). In 2007, we acquired, among other entities, CJSC e-port and LLC Qiwi Wallet which were reorganized to JSC QIWI. In April 2008, we launched the Qiwi brand, which gradually became the marketing name for our businesses. We changed our name to Qiwi Limited on September 13, 2010, and subsequently to Qiwi plc upon converting to a public limited company on February 25, 2013.

Our primary subsidiaries are QIWI Bank (JSC), or Qiwi Bank, JSC QIWI and Sette FZ-LLC. We acquired Qiwi Bank in September 2010 from a group of our shareholders; JSC QIWI was incorporated in Russia in January 2004; and Sette FZ-LLC was incorporated in the United Arab Emirates in 2019. QIWI Payments Services Provider Limited was one of our primary subsidiaries until December 31, 2019. In 2019, in order to optimize our business operations, we incorporated Sette FZ-LLC in the United Arab Emirates. All rights and obligations of QIWI Payments Services Provider Limited under the contracts with most of merchants and partners have been transferred to Sette FZ-LLC. We plan to liquidate our QIWI Payments Services Provider Limited.

In June 2015, we acquired the Rapida payment processing system and the Contact money transfer system from Otkritie Investment Cyprus Limited. In April 2017, Rapida LTD was merged into Qiwi Bank.

In June 2018, QIWI, Otkritie Bank and Tochka management signed a partnership agreement to establish a new entity JCS Tochka to collectively develop this business Tochka, a digital banking service focused on offering a broad range of services to small and medium businesses, as a multi-bank platform. JCS Tochka commenced its business operations in February 2019.

In July 2018, we acquired 100% of Rocketbank, a digital banking service offering debit cards and deposits to retail customers, from Otkritie Bank. Rocketbank currently operates as a branch of Qiwi Bank JSC. In March 2020, our Board of Directors decided to wind-down Rocketbank’s operations. The wind-down is anticipated to be completed by the end of 2020.

Our principal executive office is located at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus. Our telephone number at this address is: +357-22-653390. Our registered office is the same. We have appointed CT Corporation System as our agent upon whom services of process may be served in any action brought against us under the securities laws of the United States.

For more information about us, see “Item 4. Information on the Company” in our Form 20-F.

THE OFFERING

ADSs offered by the selling shareholders	6,800,870 ADSs.

ADSs offered by us	We are not offering any ADSs in this offering.

Option to purchase additional ADSs	The selling shareholders have granted the underwriters an option to purchase up to an aggregate of 1,020,130 additional ADSs.

Offering price	$ per ADS.

ADSs outstanding immediately after this offering	51,059,407 ADSs assuming full exercise of the underwriters option to purchase additional ADSs.

Ordinary shares outstanding immediately after this offering	Ordinary shares comprising (i) 11,329,217 class A shares, and (ii) 52,383,758 class B shares.

The ADSs	Each ADS represents one class B share. The depositary will hold the class B shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may turn in your ADSs to the depositary in exchange for class B shares. The depositary will charge you fees for any exchange. We and the depositary may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement. To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes the accompanying prospectus.

Ordinary Shares	Holders of class A shares and class B shares have the same rights, including dividend rights, except for voting and conversion rights. In respect of matters requiring shareholder approval, each class B share is entitled to one vote and each class A share is entitled to ten votes. Each class A share is convertible into one class B share at any time by the holder thereof. Class B shares are not convertible into class A shares under any circumstance. Class A shares will automatically convert into the same number of class B shares under certain circumstances including when the aggregate number of class A shares constitutes less than 10% of the aggregate number of class A and class B shares outstanding. For a description of class A shares and class B shares, see “Description of Share Capital” in the accompanying prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of ADSs by the selling shareholders.

Listing	Our ADSs are listed on the Nasdaq Global Select Market and are admitted to trading on MOEX under the symbol “QIWI.”

Lock-up	We, our directors and officers, and each of the selling shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 90 days after the date of this prospectus supplement. See “Underwriting.”

Risk factors	See “Risk factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.

Depositary	The Bank of New York Mellon

We base the number of class A and class B shares outstanding after this offering on 11,225,718 class A shares and 51,487,257 class B shares outstanding as of July 20, 2020 and 896,501 class A shares to be converted to 896,501 class B shares.

Unless otherwise indicated, the information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional ADSs from the selling shareholders.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We present below summary historical consolidated financial data of QIWI Plc. The financial data as of and for the year ended December 31, 2015, 2016, 2017, 2018, 2019 and as of March 31, 2020 and for the three month periods ended March 31, 2019 and 2020, have been derived from our consolidated financial statements and the related notes, which have been prepared in accordance with IFRS as issued by the IASB.

The summary historical consolidated financial data presented below are not necessarily indicative of the financial results expected for any future periods. The summary historical consolidated financial data below do not contain all the information included in our financial statements. You should read this information in conjunction with our consolidated financial statements and related notes, each incorporated herein by reference.

The following tables also contain translations of Russian ruble, or RUB, amounts into U.S. dollars for amounts presented as of and for the three months ended March 31, 2020. These translations are solely for convenience of the reader and were calculated at the rate of RUB 77.7325 to U.S. $1.00, which was the official exchange rate quoted by the Central Bank of the Russian Federation as of March 31, 2020. You should not assume that, on that or any other date, one could have converted these amounts of RUB into U.S. dollars at this exchange rate.

	Year ended December 31,					Three months ended March 31,
	2015*	2016	2017	2018	2019	2019	2020
	RUB	RUB	RUB	RUB	RUB	RUB	RUB	U.S.$
	(in millions, except per share data)
Consolidated Income Statement Data:
Revenue	17,717	17,880	20,897	30,610	39,336	8,938	10,610	136.5
Payment processing fees	13,822	14,999	17,265	23,694	30,736	6,947	7,935	102.1
Interest revenue calculated using the effective interest rate	1,157	899	1,052	1,854	3,646	796	1,060	13.6
Fees from inactive accounts and unclaimed payments	1,113	1,290	1,310	1,419	1,806	445	490	6.3
Other revenue	1,625	692	1,270	3,643	3,148	750	1,125	14.5
Operating costs and expenses:	(12,853)	(13,743)	(16,906)	(26,161)	(32,896)	(7,047)	(8,720)	(112.2)
Cost of revenue	(7,489)	(7,269)	(7,704)	(10,953)	(16,160)	(3,571)	(4,350)	(56.0)
Selling, general and administrative expenses	(1,596)	(1,526)	(3,796)	(6,099)	(6,213)	(1,179)	(1,228)	(15.8)
Personnel expenses(1)	(2,717)	(3,059)	(4,286)	(7,748)	(7,765)	(1,821)	(2,283)	(29.4)
Depreciation and amortization	(689)	(796)	(796)	(864)	(1,324)	(346)	(319)	(4.1)
Credit loss expense(2)	(362)	(215)	(220)	(474)	(642)	(130)	(520)	(6.7)
Impairment of non-current assets	—	(878)	(104)	(23)	(792)	—	(20)	(0.3)
Profit from operations	4,864	4,137	3,991	4,449	6,440	1,891	1,890	24.3
Share of gain/(loss) of associates and a joint venture	—	—	—	(46)	258	(79)	132	1.7
Other income and expenses, net	(61)	(79)	(41)	(181)	(91)	49	(16)	(0.2)
Foreign exchange gain(3)	2,801	1,040	257	1,311	905	191	1,434	18.4
Foreign exchange loss(3)	(1,360)	(1,963)	(373)	(1,049)	(1,077)	(349)	(1,379)	(18.0)
Interest income and expenses, net	(93)	(28)	6	17	(56)	(15)	(32)	(0.4)
Profit before tax from continuing operations	6,151	3,107	3,840	4,501	6,379	1,688	2,011	25.9
Income tax expense	(877)	(618)	(698)	(875)	(1,492)	(361)	(412)	(5.3)
Net profit	5,274	2,489	3,142	3,626	4,887	1,327	1,599	20.6
Attributable to:
Equity holders of the parent	5,187	2,474	3,114	3,584	4,832	1,315	1,587	20.4
Non-controlling interests	87	15	28	42	55	12	12	0.2
Weighted average number of shares
Basic	58	60	61	61	62	62	62	62
Diluted	58	61	61	62	62	62	62	62
Earnings per share
Basic	89.72	40.91	51.25	58.56	78.20	21.35	25.54	0.33
Diluted	89.49	40.79	50.92	58.06	77.60	21.20	25.44	0.33
Dividends declared per share
RUB	11.56	79.92	36.22	—	54.00	—	16.00	n/a
U.S.$	0.25	1.16	0.62	—	0.84	—	0.22	n/a

(1)

Historically, personnel expenses directly associated with revenue recognized were disclosed within cost of revenue and personnel expenses associated with all other activities were disclosed within selling, general, and administrative expenses. Starting full year 2019 reporting we present all personnel expenses as a single item in a Personnel expenses line. Personnel expenses for the year ended December 31, 2015, 2016, 2017 and 2018 were separated from cost of revenue and selling, general and administrative expenses and presented in a separate line for comparative purposes.

(2)	Credit loss expense for the years ended December 31, 2015 through 2017 was separated from selling, general and administrative expenses for comparative purposes as a result of the adoption of IFRS 9.
(3)	Primarily relates to foreign currency changes resulting from the funds received in connection with our offering of ADSs in June 2014.

	As of December 31,					As of March 31,
	2015	2016	2017	2018	2019	2020
	RUB	RUB	RUB	RUB	RUB	RUB	U.S.$
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	19,363	18,997	18,406	40,966	42,101	32,240	415
Total current assets	27,015	27,205	31,094	58,371	61,994	51,520	663
Total assets	41,577	39,674	45,059	73,023	81,477	72,368	931
Total equity	22,436	19,969	21,157	25,706	27,437	28,137	362
Total debt	3	—	—	—	1,545	1,863	24
Total liabilities	19,141	19,705	23,902	47,317	54,040	44,191	569
Total equity and liabilities	41,577	39,674	45,059	73,023	81,477	72,368	931

*	The amounts shown here may immaterially differ from the amounts shown in the Annual Report on Form 20-F for the year ended December 31, 2015 due to rounding adjustments.

Non-IFRS Financial Measures

We present Total Net Revenue, Adjusted EBITDA and Adjusted Net Profit, each of which are non-IFRS financial measures. You should not consider these non-IFRS financial measures as substitutes for or superior to revenue, in the case of Total Net Revenue, or net profit, in the case of Adjusted EBITDA and Adjusted Net Profit, each prepared in accordance with IFRS. Furthermore, because these non-IFRS financial measures are not determined in accordance with IFRS, they are susceptible to varying calculations and may not be comparable to other similarly titled measures presented by other companies. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

Total Net Revenue

Total Net Revenue is calculated by subtracting cost of revenue from revenue. Total Net Revenue is a key measure used by management to observe our operational profitability since it reflects our portion of the revenue net of fees that we pass through, primarily to our agents and other reload channels providers. In addition, under IFRS, most types of fees are presented on a gross basis whereas certain types of fees are presented on a net basis. Therefore, in order to analyse our two sources of payment processing fees on a comparative basis, management reviews Total Net Revenue.

The following table reconciles Total Net Revenue to revenue.

	Year ended December 31,					Three months ended March 31,
	2015	2016	2017	2018	2019	2019	2020
	RUB	RUB	RUB	RUB	RUB	RUB	RUB	U.S.$
	(in millions)
Revenue	17,717	17,880	20,897	30,610	39,336	8,938	10,610	136.5
Minus: Cost of revenue(2)	(7,489)	(7,269)	(7,704)	(10,953)	(16,160)	(3,571)	(4,350)	(56.0)
Total Net Revenue	10,228	10,611	13,193	19,657	23,176	5,367	6,260	80.5

(1)	The amounts shown here may immaterially differ from the amounts shown in the Annual Report on Form 20-F for the year ended December 31, 2015 due to rounding adjustments.
(2)

Historically, personnel expenses directly associated with revenue recognized were disclosed within cost of revenue and personnel expenses associated with all other activities were disclosed within selling, general, and administrative expenses. Starting full year 2019 reporting we present all personnel expenses as a single item in a Personnel expenses line. Personnel expenses for the year ended December 31, 2015, 2016, 2017, 2018, 2019 and the quarter ended March 31, 2019 were separated from cost of revenue and selling, general and administrative expenses and presented in a separate line for comparative purposes.

Adjusted EBITDA

Adjusted EBITDA is defined as net profit before income tax expense, interest expense, interest income and depreciation and amortization, as further adjusted for share of loss of associates, impairment of investment in associates, expenses associated with filing the registration statement on Form F-3 for our major shareholders and related transaction expenses, foreign exchange gain and loss, other expenses, other income, loss on formation of associate, share-based payment expenses, impairment of non-current assets and impairment of intangible assets recorded on acquisitions. We present Adjusted EBITDA as a supplemental performance measure because we believe that it facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structures (affecting interest expenses, net), changes in foreign exchange rates that impact financial asset and liabilities denominated in currencies other than our functional currency (affecting foreign exchange loss and foreign exchange gain), tax positions (such as the impact on periods or companies of changes in effective tax rates), the age and book depreciation of fixed assets (affecting relative depreciation expense), non-cash charges (affecting share-based payments expenses, impairment of non-current assets, and impairment of intangible assets acquired in the business combinations), and certain one-time income and expenses (affecting other income, expenses associated with filing the registration statement on Form F-3 for our major shareholders and related transaction expenses, loss on formation of associate, etc.). Adjusted EBITDA also excludes other expenses, share in losses of associates and impairment of investment in associates because we believe it is helpful to view the performance of our business excluding the impact of entities that we do not control, and because our share of the net income (loss) of the associate and other expenses includes items that have been excluded from Adjusted EBITDA (such as finance expenses, net, tax on income and depreciation and amortization). Because Adjusted EBITDA facilitates internal comparisons of operating performance on a more consistent basis, we also use Adjusted EBITDA in measuring our performance relative to that of our competitors.

Some limitations of adjusted EBITDA are:

•	Adjusted EBITDA does not include expenses associated with filing the registration statement on Form F-3 for our major shareholders and related transaction expenses;

•	Adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not include other income, other expense and foreign exchange gains and losses;

•	Adjusted EBITDA excludes depreciation and amortization and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future; and

•	Adjusted EBITDA does not include share-based payments.

	Year ended December 31,					Three months ended March 31,
	2015	2016	2017	2018	2019	2019	2020
	RUB	RUB	RUB	RUB	RUB	RUB	RUB	U.S.$
	(in millions)
Net Profit	5,274	2,489	3,142	3,626	4,887	1,327	1,599	20.6
adjusted for:
Depreciation and amortization	689	796	796	864	1,324	346	319	4.1
Other income and expenses, net	61	79	41	181	91	(49)	16	0.2
Foreign exchange gain	(2,801)	(1,040)	(257)	(1,311)	(905)	(191)	(1,434)	(18.4)
Foreign exchange loss	1,360	1,963	373	1,049	1,077	349	1,397	18.0
Loss/(gain) from associates and joint ventures	—	—	—	46	(258)	79	(132)	(1.7)
Impairment of investment of non-current assets	—	—	—	—	792	—	20	0.3
Interest income and expense, net	93	28	(6)	(17)	56	15	32	0.4
Income tax expenses	877	618	698	875	1,492	361	412	5.3
Form F-3 and related expenses	—	—	—	—	79	—	10	0.1
Share-based payment expenses	88	224	398	635	464	99	59	0.8
Impairment of intangible assets recorded on acquisitions	—	878	—	—	—	—	—	—
Adjusted EBITDA	5,640	6,035	5,185	5,948	9,099	2,336	2,298	29.6

Adjusted Net Profit

Adjusted Net Profit is defined as net profit excluding fair value adjustments recorded on business combinations and their amortization, share-based payments, foreign exchange loss/(gain) from revaluation of cash proceeds, impairment of non-current assets, loss on disposals of subsidiaries, expenses associated with filing the registration statement on Form F-3 for our major shareholders and related transaction expenses, and the effects of taxation on those excluded items. Adjusted Net Profit is a key measure used by management to observe the operational profitability of the company. We believe Adjusted Net Profit is useful to an investor in evaluating our operating performance because it measures a company’s operating performance without the effect of non-recurring items or items that are not core to our operations. For example, loss on disposals of subsidiaries and the effects of deferred taxation on excluded items do not represent the core operations of the business, and fair value adjustments recorded on business combinations and their amortization, impairment of non-current assets and share-based payments expenses do not have a substantial cash effect. Nevertheless, such gains and losses can affect our financial performance. For the periods presented in this Annual Report Adjusted Net Profit is equal to Total Segment Net Profit.

The following table reconciles adjusted net profit to net profit.

	Year ended December 31,					Three months ended March 31,
	2015	2016	2017	2018	2019	2019	2020
	RUB	RUB	RUB	RUB	RUB	RUB	RUB	U.S.$
	(in millions)
Net Profit	5,274	2,489	3,142	3,626	4,887	1,327	1,599	20.6
Fair value adjustments recorded on business combinations and their amortization(1)	270	396	344	369	479	102	84	1.1
Share-based payment expenses	88	224	398	635	464	99	59	0.8
Foreign exchange loss/(gain) from revaluation of cash proceeds received from secondary public offering(2)	(1,476)	975	236	(433)	130	141	—	—
Impairment of non-current assets	—	878	—	—	792	—	20	0.3
(Gain)/loss on disposals of subsidiaries	38	10	—	—	0	—	—	—
Form F-3 and related expenses	—	—	—	—	79	—	10	0.1
Effect of taxation of the above items	(52)	(258)	(66)	(60)	(152)	(16)	(18)	(0.2)
Adjusted Net Profit	4,142	4,714	4,054	4,137	6,679	1,653	1,754	22.6

(1)	Amortization of fair value adjustments primarily includes the effect of the acquisition of control in Contact and Rapida.
(2)

The Forex loss on SPO funds as presented in the reconciliation of Net Profit to Adjusted Net Profit differs from the Foreign exchange loss and Foreign exchange gain in the reconciliation of Net Profit to Adjusted EBITDA as the latter includes all the foreign exchange losses/(gains) for the period, while the former only includes the foreign exchange loss/(gain) on the US dollar amount, which we received at SPO.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the risks and uncertainties described below relating to the ADSs, as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2019, and our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K, before investing in the ADSs. The occurrence of any of these risks may materially and adversely affect our business, financial condition, results of operations and future prospects. In such an event, the market price of our ADSs could decline, and you could lose part or all of your investment.

Risks Relating to Our Business and Industry

The financial services industry is highly competitive, and we have a vast number of competitors that are larger and have greater financial and other resources.

The financial services industry in which we operate with our payment services and other financial services that we provide is highly competitive, and our ability to compete effectively is therefore of paramount importance. In all countries where we operate, we face competition from a variety of financial and non-financial business groups. These competitors include retail banks, non-traditional payment service providers (such as retailers and mobile network operators, or MNOs), electronic payment system operators, as well as other companies which provide various forms of banking and payment solutions or services, including electronic payments, payment processing services, consumer lending and other services. Competitors in our industry seek to differentiate themselves by features and functionalities such as speed, convenience, network size, accessibility, safety, reliability and price, among others. A significant number of our competitors have greater financial, technological and marketing resources than we have, operate robust networks and are highly regarded by consumers.

Our key competitors in Russia are retail banks, particularly those with a focus on well-developed electronic payment solutions, including Sberbank, Russia’s largest retail bank that is majority-owned by the Russian state, Alfa-Bank, one of the leading privately owned Russian retail banks, both of which have electronic banking solutions and large retail networks, and Tinkoff Bank, which positions itself as a specialized bank specifically focused on innovative online retail financial services. Sberbank, for example, has long adhered to the strategy of innovation in the financial and payments space and has been focusing on the promotion of alternative banking channels, such as kiosks, internet banking and mobile banking. Sberbank is the market leader of the Russian payments market, and has access to significant financial resources and has an extensive nationwide network of branches. It is also the largest processor of utility bill payments, which constitute a significant portion of overall consumer spending in our industry. It actively develops its online payment services capabilities, including through its online and mobile banking platform Sberbank Online and through Yandex.Money, one of the major electronic payment service providers in Russia that was formerly part of a joint venture with Yandex, a leading Russian diversified technology company that was bought out entirely in 2020. These factors give Sberbank a substantial competitive advantage over us in the payments business as well as any other financial services businesses that we pursue or may pursue. Additionally, Sberbank is pursuing a strategy to transform itself into an e-commerce ecosystem based on open source software. It has also been reported that Sberbank is currently working a “super-app” as a single entry point for all of its various consumer services, which would have the potential to make its products even more attractive and more difficult to compete against. However, Sberbank recently applied for trademark SuperApp and develops its own type of versatile service. The recently announced joint venture between Mail.ru Group, Alibaba Group, Megafon and RDIF to create a largest social commerce platform in Russia and the Commonwealth of Independent States (“CIS”) based on AliExpress Russia and Pandao platforms, could have a similar effect. Our other major competitors in the banking industry include Alfa-Bank, a major retail bank that combines a strong competitive position in the traditional retail banking sector with a focus on developing innovative financial and payments solutions, and Tinkoff Bank, which is a provider of online retail financial services operating in Russia through a high-tech branchless platform. Similarly to

Sberbank, Tinkoff Bank announced in December 2019 the launch of a super-app designed to be its own marketplace and an entry point to all of the numerous lifestyle services of Tinkoff and its partners. Numerous other Russian banks are also actively pursuing the electronic payments business and developing various consumer payment solutions.

The competition in the digital money transfer services space is also further intensifying as key market players including retail banks develop and digitalize their products. Recently the Central Bank of Russia in cooperation with other banks established an instant payment system which is designed to enable instantaneous money transfers between accounts at different banks with the only piece of identification needed for a transfer being the person’s cell phone number. All banks doing business in Russia can and will likely be obliged to connect to this system (which Qiwi Bank has already done) for doing peer-to-peer money transfers. It may prove difficult for our digital money remittance solutions to compete with such system on the basis of convenience, price, or otherwise. There can also be no assurance that the CBR will not impose an upper fee limit for transfers within such system that will be lower than the currently prevailing fee rates and thereby drive down the entire market for money remittance fees.

Our competitors in the payments business also include non-traditional payment service providers that engage in payment services as a non-core business. In particular, we compete with the Russian Federal State Unitary Enterprise Postal Service, or Russian Post, which offers certain payment services. Russian Post’s geographical penetration is at least as dispersed as our physical distribution network (i.e. our kiosks and terminals). It also co-owns, in a joint-venture with the Russian state-controlled VTB Bank, the full-service commercial bank Pochta Bank. As a state-sponsored institution, we believe that it is able to provide payment services at significantly lower prices than we are able to match profitably. We also face competition from other non-traditional payment service providers that have substantial financial resources, such as brick-and-mortar and online retailers (such as Alibaba and its financial services subsidiary Ant Financial which operates the AliPay payment system), and MNOs, in particular the Russian “Big Three” MNOs, MegaFon, VimpelCom and MTS, as well as their closest competitor Rostelekom, all of which have various payment solutions of their own. In addition, non-traditional payment service providers also include social networks such as Mail.ru Group’s VK, which is developing its own payment solution VKPay (which Mail.ru is planning to transfer to its financial services joint venture with AliPay and MegaFon, thereby increasing the potential usability and competitiveness of this service) and smartphone manufacturers such as Samsung and Apple. New competitors may penetrate the Russian electronic payment market as well, including established international players such as MoneyGram or Google.

Globally and in Russia, there is a steady influx of new fintech businesses looking to challenge and disrupt the payments and financial services industry. These include so-called “challenger banks” such as Starling, Monzo, N26, Revolut, Atom and Tandem, who develop various digital banking and financial services and compete with various aspects of our services offering (none of the aforementioned companies has penetrated the Russian market as of the date hereof. Since the financial services industry is susceptible to disruption, new categories of non-traditional financial service providers may emerge in the future that may be difficult to currently anticipate. See “– If we cannot keep pace with rapid developments and change in our industry and provide new services to our clients, or if any of the new products we roll out are unsuccessful, the use of our services could decline, and we could experience a decline in revenue and an inability to recoup costs”.

We also compete against some directly comparable businesses, such as electronic payment system operators (primarily Yandex.Money, WebMoney and PayPal) and kiosk and terminal operators, including Cyberplat, Comepay and Elecsnet.

In recent years, we have started expanding our product portfolio beyond our traditional payment services business to include other types of financial services. In connection with each of these projects, we face intense competition from commercial and retail banks. The projects that we develop and invest in compete primarily on the basis of enhanced user experience, price and add-on features, and are therefore exposed to competition from any banking institutions, particularly those that are focused on developing convenient online and mobile solutions such as Sberbank, Alfa Bank and Tinkoff. Such banking institutions often have more established businesses in consumer lending and other banking services similar to those offered by us. While we seek to differentiate our products from the competition, there cannot be any assurance that we will be successful in doing so due to the number of the competitors and their level of sophistication. We have also recently placed some focus on the so-called sharing economy/ B2B2C segment, whereby we provide different complex payment and payout solutions to diverse businesses, such as payments to taxi drivers by taxi companies or payments to property holders by companies like Airbnb as well as on the self-employed market, where we provide different payment and acquiring-like solutions to self-employed individuals. These products are similar in nature to a salary program and certain other products at a traditional retail bank, thereby exposing us to competition from all banks that offer such services, particularly if they are similarly focused on convenience of on-boarding and use as well as customizable and user-friendly interfaces.

In 2016, we became one of the two payment services providers that are able to accept electronic bets on behalf of sports betting companies in Russia. Under amendments to the Russian betting laws introduced in 2014, in order to engage in sports betting, a bookmaker has to become a member of a self-regulated organization of bookmakers and abide by its rules, and any and all interactive bets may be only accepted through an Interactive Bets Accounting Center (TSUPIS) set up by a credit organization together with a self-regulated association of bookmakers. Accordingly, in 2016 QIWI Bank established a TSUPIS together with one of the self -regulated associations of bookmakers in order to be able to accept such payments and started acting as a platform for acceptance of interactive bets in favor of the members of the self-regulated organization of bookmakers. Processing payments for betting merchants represents a significant portion of our revenues and also generally carries higher margins than processing payments to merchants in most of the other market verticals we serve. Furthermore, gains received by our consumers from betting into their Qiwi Wallet accounts represents one of the significant reload sources for Qiwi Wallet accounts. If other banks or payment service providers were to enter this market, the payment volume, revenue and margins of our payment services business, as well as overall usage of Qiwi Wallet, could be materially adversely affected. In June 2020, it was reported in the media that a change to betting legislation is being proposed by one of the sports associations which contemplates the creation of a new state-controlled non–commercial organization (public law company) and a new Interactive Bets accounting Center that will replace existing self-regulated organizations of bookmakers and their respective Interactive Bets Accounting Centers (TSUPIS). Such organization would oversee the betting market, control bookmakers’ contributions and accept payments for bets through its own TSUPIS instead of the two currently existing private TSUPIS, and would assume some of the regulatory powers currently vested with the Russian Federal Tax Service and the Federal Service for Supervision of Communications (Roskomnadzor). If this proposal is implemented, we may experience a decrease in or complete loss of payment volumes and income associated directly or indirectly with the TSUPIS established by Qiwi Bank, depending on whether we would be able to actively work with such new Bets Accounting Center as well as on how competitive our product proposition for merchants and customers in this space would be on a standalone basis. This or any further significant change in betting legislation may negatively affect the payment volume, revenue and margins of our Payment Services business, as well as overall usage of Qiwi Wallet.

Any increase in competition by other market participants, or any shift of customer preferences in their favor due to any real or perceived advantages of their products, could result in a loss of consumers and harm to our payment volume, revenue and margins. As major commercial and retail banks increase their online and virtual presence and come up with increasingly sophisticated products directly competing with our core competencies, our competitive position could be severely undermined, resulting in reduced demand for our products, both with respect to our payment services business and the other financial services projects that we are pursuing. If we are unable to compete successfully for consumers, agents, merchants or other partners (including new corporate clients such the clients of Tochka or the businesses that use our B2B2C services as described above), our business, financial condition and results of operations could be materially adversely affected.

Our continued growth depends on our ability to maintain or increase our payment services average net revenue yield.

One of the key measures we use to assess the performance of our payment services business is payment average adjusted net revenue yield, which we calculate by dividing payment adjusted net revenue by the total payment volume of the transactions we process. Our payment average adjusted net revenue yield may be affected by a number of factors, including increased competition, pressure from merchants and/or agents, changes in regulation and acquisitions. We have experienced declines in our payment average adjusted net revenue yield for certain merchant categories in the past, in particular for our Telecom merchants where the merchant fees were sharply reduced by the Big Three MNOs, who have been seeking to reduce costs, and may continue to do so in the future. We have also experienced, to a lesser extent, the declines of our net revenue yield in the money remittance and certain categories of e-commerce market verticals. For example, in 2015, our average adjusted net revenue yield declined following the acquisition of the Contact money transfer system (“Contact”) and the Rapida payment processing system (“Rapida”) businesses, both of which had been operating with a significantly lower average net revenue yield than QIWI (excluding Contact and Rapida) during 2015. Furthermore, our payment average adjusted net revenue yield may decline if we introduce new products that are important for expanding the ecosystem and growing the business, but are generally lower-yielding and thus dilute our net revenue yield, which has, as an example, recently happened with respect to certain part of our betting category with the introduction of card acquiring services, which we now offer to our betting merchants together with Qiwi Wallet acquiring and other services. Our payment average adjusted net revenue yield may be further compressed in connection with the introduction of the instant money transfer system established by the CBR (see “– The financial services industry is highly competitive, and we have a vast number of competitors that are larger and have greater financial and other resources”). The introduction and extensive utilization of this service, especially if the maximum commission limits are imposed by the CBR, can lead to a shift of part of our digital money remittance volumes within our ecosystem: from our card-to-card money transfer service to the instant money transfer system. This may lead to a decline in average commission in the money remittance market vertical and thus be dilutive to our payment average adjusted net revenue yield. In order to maintain our competitiveness, we must continue to ensure that our payment processing system provides a more convenient and attractive option for merchants, customers and partners than alternative systems that may not require payment of a processing fee. Retail banks and various payment service providers are constantly developing low to zero-commission payment channels for their consumers. To attract consumers, we also offer certain services on a commission-free basis, such as most peer-to-peer transfers within Qiwi Wallet and certain payments in e-commerce. Despite our efforts, consumers may still choose to use other payment service providers, even if those providers do not offer the convenience that we do, because they charge lower fees. In addition, because merchants, partners and agents are able to switch between different payment service providers, we may face additional pressure to reduce the fees we charge due to increased competition from other payment service providers.

Our payment average adjusted net revenue yield is also impacted by the cost to us of consumers reloading their Qiwi Wallet accounts. We make available to our consumers a large variety of methods to reload the Qiwi Wallet accounts, including, among others, bank cards and accounts, mobile phone balances, kiosks and terminals and ATMs. Customers can also receive different payouts or money transfers to their wallets. The top up methods have different cost implications for us and such cost implications can change for different channels overtime. For example, on payments made through the kiosks and terminals owned by our agents, we historically have paid lower fees for reloading the Qiwi Wallet than on most payments made from bank cards, as well as certain other channels. However, recently kiosks became a relatively more expensive top up channel for us. Additionally, since we provide payment processing services to merchants in the sports betting industry, betting gains received by our consumers into their Qiwi Wallet accounts also represent an important and cost-efficient source of Qiwi Wallets reloads, which could decline if our presence as a payment provider in the sports betting market diminishes for any reason. Should the relative weight of these reload channels in our total mix decline, this could put a negative pressure on our yields. We currently do not attempt to direct consumer preferences towards any particular reload methods. If reload methods that come at a higher cost to us were to constitute a larger proportion of our overall reload channels mix, our margins could be adversely affected, which could have a material adverse effect on our business, financial condition and results of operations.

Our payment services segment net revenue yield, which we calculate by dividing payment services segment net revenue by the total payment volume of the transactions we process, is affected by changes in our payment average adjusted net revenue yield and by our ability to generate revenue from payment-related value added services, as well as passive revenue such as interest income on the wallet balances we hold and revenue from fees for inactive accounts and unclaimed payments. If we are not able to generate such additional revenues for any reasons including regulatory restrictions (see “– We are subject to extensive government regulation”), intensified competition or other reasons outside of our control, our financial condition and results of operation could be materially negatively affected.

If payment average adjusted net revenue yield or payment services segment net revenue declines as a result of any of these or other factors, we will have to offset the financial impact of such decline by increasing our payment volume, through the development and enhancement of existing and new services and products. We cannot assure you that we will be able to increase our payment volumes or that any new services we introduce or new products we develop will be profitable. If we are unable to offset the decline in our payment average adjusted net revenue yield resulting from this and other factors, our business, financial condition and results of operations could be materially adversely affected.

If we cannot keep pace with rapid developments and change in our industry and provide new services to our clients, or if any of the new products we roll out are unsuccessful, the use of our services could decline, and we could experience a decline in revenue and an inability to recoup costs.

The financial services industry in which we operate is characterized by rapid technological change, new product and service introductions, evolving industry standards, changing customer needs and the entrance of more established market players seeking to expand into these businesses. In order to remain competitive, we continually seek to expand the services we offer and to develop new projects. These projects carry risks, such as delays in delivery, performance problems, lack of customer acceptance, failure to adequately assess the potential revenues and budget the expenses of a project and the amount of investment required by it, failure to anticipate potential pitfalls and issues, and misjudgment of a need for a particular product by the intended customer base, among other things. In our industry, these risks are acute. Any delay in the delivery of new services or the failure to differentiate our services or to accurately predict and address market demand could render our services less desirable, or even obsolete, to consumers, merchants or partners, and hurt our future prospects. For example, if alternative payment and credit mechanisms become widely available, thereby substituting our current products and services, and we do not develop and offer similar alternative payment and credit mechanisms successfully and on a timely basis, our business and its prospects could be adversely affected. At the same time, if a new product we roll out or acquire fails to perform as anticipated, this could similarly adversely affect our business, financial position and results of operations. Since we position ourselves as a provider of next generation payment and financial services, many of these new products are based on business models that are unproven and are essentially start-ups launched to test a hypothesis based on various assumptions regarding consumer behavior patterns and demands. These assumptions may ultimately prove wrong and we may not be able to convert these hypotheses into sustainable businesses and recoup our investments made in such businesses. These risks have materialized in particular with respect to Rocketbank, which we acquired from Otkritie in 2017 and which we are currently winding down, and with respect to our payment-by-installments card project SOVEST, which we divested in July 2020. Although Tochka is more of an established operation with a business model that has proved itself, it may face challenges with further developing its product offering or expanding the scope of its operations due to constraints imposed by the terms of our equity associate, co-owned by Otkritie, that now holds the Tochka business, or by any regulatory hurdles. For example, AML and KYC requirements and regulations all across the banking industry, and in the small and medium enterprises (“SME”) end-market especially, are constantly evolving and may generally lack widely accepted principals, may often be relatively nonadoptive or difficult to observe and may be subject to varying interpretations by different market participants and regulatory bodies. Hence, we may not be able from time to time to onboard new clients at a targeted pace even if such small and medium-sized businesses are entirely legitimate, or we may be subject to fines, penalties or operational restrictions if any of the appropriate regulatory bodies interprets industry practices or regulations differently from us or if such interpretations changes over time. If any such restrictions or fines were imposed or if we are not able to onboard clients with a projected pace for any of the above reasons or otherwise, our business, financial condition and results of operations could be materially adversely affected. Furthermore, the anticipated returns of Tochka may fail to be achieved due to the failure of Otkritie Bank to perform under its obligations to us, which it assumed in connection with our agreements in respect of Tochka, or any conflict between us and Otkritie with respect to the development of Tochka; see “– We may not be able to complete or integrate successfully any potential future acquisitions, partnerships or joint ventures.”

We may be unable to recover the costs we have incurred in developing, rolling out, implementing and marketing new products and services. Our development efforts could result in increased costs and we could also experience a loss in business that could reduce our earnings or could cause a loss of revenue if promised new services are not timely delivered to our clients, are not able to compete effectively with those of our competitors or do not perform as anticipated. As we enter markets that are new for us with our new products and services offerings, we face additional operational, regulatory and other risks that we may not be able to adequately address due to our lack of experience in such markets and the associated risks.

We also actively develop other new products, services and technologies, including certain big data projects. If our efforts in connection with any of such research and development initiatives do not pay off as expected, this will result in the loss of our investment both in terms of money and management time, which could adversely affect our profitability.

Additionally, in order to remain competitive in an innovative industry such as ours, we have to make investments in start-up companies or undertake different research and development initiatives. If our investments in start-up companies or research and development initiatives do not yield the expected results, we may lose money, time and effort invested.

If we are unable to develop, adapt to or access technological changes or evolving industry standards on a timely and cost-effective basis, or if our new initiatives do not yield the expected results, our business, financial condition and results of operations could be materially adversely affected.

We are subject to the economic risk and business cycles of our merchants, partners and agents and the overall level of consumer spending.

The financial services industry depends heavily on the overall level of consumer spending, which affects each of our operating segments. We are exposed to general economic conditions that affect consumer confidence, consumer spending, consumer discretionary income or changes in consumer purchasing habits. Economic factors such as employment levels, business conditions, energy and fuel costs, interest rates, inflation rate and the strength of the ruble against foreign currencies (in particular the U.S. dollar) could reduce consumer spending or change consumer purchasing habits. A reduction in the amount of consumer spending could result in a decrease in our revenue and profits. If our merchants or partners make fewer sales of their products and services using our services or consumers spend less money per transaction, the volume of payments our Payment services segment processes will decline, resulting in lower revenue. A further weakening in the economy could have a negative impact on our merchants, as well as consumers who purchase products and services using our payment processing systems, which could, in turn, negatively impact our business, financial condition and results of operations, particularly if the recessionary environment disproportionately affects some of the market segments that represent a larger portion of our payment processing volume. In addition, these factors could force some of our merchants and/or agents to liquidate their operations or go bankrupt, or could cause our agents to reduce the number of their locations or hours of operation, resulting in reduced convenience of our service. Tochka is also exposed to the negative repercussions of the economic slowdown since its business depends on the general level of entrepreneurial activity, which tends to be lower during such periods. We also have a certain amount of fixed costs, including salaries and rent, which could limit our ability to adjust costs and respond quickly to changes affecting the economy and our business.

Russia’s economy has been facing significant challenges for the past few years due to the combined effect of the ongoing crisis in Eastern Ukraine, the deterioration of Russia’s relationships with many Western countries, the economic and financial sanctions imposed in connection with these events on certain Russian companies and individuals, as well as against entire sectors of Russian economy, by the U.S., EU, Canada and other countries, a steep decline in oil prices, a record weakening of the Russian ruble against the U.S. dollar, a lack of access to financing for Russian issuers, capital flight and a general climate of political and economic uncertainty, among other factors. (See “– Economic instability in Russia could have an adverse effect on our business” and “– The situation in Ukraine and the U.S., EU and other sanctions that have been imposed could adversely impact our operations and financial condition”). The Russian economy contracted in both 2015 and in 2016, although it returned to modest growth in 2017 – 2019. During 2014-2016, the population’s purchasing power decreased due to the weakening of the ruble, basic necessities such as food products and utilities became more expensive, and consumer confidence declined significantly, according to the Russian Consumer Confidence Overall Index reported by Rosstat. According to Rosstat, inflation was 11.4% in 2014 and 12.9% in 2015 (although it relatively stabilized in subsequent years even if the 3% inflation in 2019 fell behind the targets set by the CBR), while real disposable income has been declining for five years in a row as of the end of 2018 with 0.2% decline in 2018 (and only increased by 0.8% for the first time in six years in 2019) according to Ministry of Economic Development data. Against this backdrop, household consumption decreased in 2015 versus 2014, although it subsequently rebound somewhat in absolute terms, according to Rosstat. Nevertheless, consumer spending generally remains cautious and consumer confidence is far from its peaks. The modest recovery of the Russian economy in recent years has, however, again been put at risk by a series of events starting in February and March 2020, which are continuing to unfold to date. The outbreak of the COVID-19 strain of coronavirus and associated responses from various countries around the world in early 2020 have negatively affected consumer demand across the globe and across industries, and there is the potential for COVID-19 and the responses to it to cause a global recession. One immediate effect of the coronavirus outbreak was a substantial plunge in the price of crude oil due to extended factory shutdowns and a fall in air travel and road transportation. In response, the Organization of the Petroleum Exporting Countries (OPEC) has attempted, and failed, to reach agreement with Russia on a deal to cut oil production, which resulted in crude prices plummeting further. Following the news, oil prices fell 10.1% to end at $41.28 per barrel on the day the proposed OPEC-Russia deal failed to be reached, and have subsequently declined even further to around $30 per barrel of Brent crude oil (from over $65 at the start of the year). As a result, the Russian ruble has significantly and abruptly depreciated against the U.S. dollar and euro, and such volatile exchange rate environment continues to prevail. The full scope of the negative impact that COVID-19 and the abrupt decline in oil prices and resulting exchange rate drop may have on the Russian economy remains unclear but has the potential to be very significant. A prolonged economic slowdown in Russia could have a significant negative effect on consumer spending in Russia and, accordingly, on our business. As a result of the challenging operating environment in Russia, we have experienced slower payment volume growth in certain of our payment categories and payment volume decline in certain others, in particular certain types of money remittances and financial services categories. Further adverse changes in economic conditions in Russia could adversely impact our future revenues and profits and cause a material adverse effect on our business, financial condition and results of operations.

If customer or merchant confidence in our business deteriorates, our business, financial condition and results of operations could be adversely affected.

Our business is built on customers’ and merchants’ confidence in our brands, as well as our ability to provide fast, reliable payment services, including electronic payment and payment processing services, and other financial services. The strength of our brands and reputation are of paramount importance to us. A number of factors could adversely affect customer confidence in our brands, many of which are beyond our control, and could have an adverse impact on our results of operations. These factors include:

•	illegal or improper use of our systems and compliance related concerns;

•	regulatory action or investigations against us;

•	any significant interruption to our systems and operations; and

•	any breach of our security system or any compromises of consumer data.

In addition, we are to some extent dependent on our agents, merchants and partners to which we license our products to maintain the reputation of our brands. Despite the measures that we put in place to ensure their compliance with our performance standards, our lack of control over their operations may result in the low quality of service of a particular counterparty being attributed to our brands, negatively affecting our overall reputation. For example, our agents are able to charge consumers fees for the use of the kiosks and terminals operated by them, in addition to the fees charged by us, and we mostly do not cap or otherwise control the level of such fees levied by our agents on consumers. We can provide no assurance that our agents will not raise these fees to a level that will adversely affect the popularity of our products among consumers. We also might determine to cap this type of fee to protect the strength of our brand and thereby lose some of our agents and points of physical presence. Furthermore, negative publicity surrounding any assertion that our agents, merchants and/or partners are implicated in fraudulent transactions, irrespective of the accuracy of such publicity or its connection with our current operations or business, could harm our reputation.

Any event that hurts any of our brands and reputation as a reliable financial services provider could have a material adverse effect on our business, financial condition and results of operations.

Qiwi Bank and other Russian banks and credit organizations operate in a highly regulated environment and increased regulatory scrutiny could have an adverse effect on our business, financial condition and results of operations.

Qiwi Bank is central to the operation of all of our key business segments as it provides issuing, acquiring and deposit settlement functions within our group, and is the banking institution behind Tochka’s banking services offering (along with our partner Otkritie Bank) and our recently launched electronic bank guarantees business (part of the Factoring Plus project). In June 2015, we acquired Rapida LTD, a non-banking credit organization, from Otkritie Investment Cyprus Limited, or Otkritie. Rapida LTD was merged into Qiwi Bank in 2017.

All banks and non-banking credit organizations operating in Russia are subject to extensive regulation and supervision. Requirements imposed by regulators, including capital adequacy, liquidity reserves, prudential ratios, loss provisions and other regulatory requirements are designed to ensure the integrity of the financial markets and to protect consumers and other third parties with whom a bank deals. These regulations may limit our activities, and may increase our costs of doing business, or require us to seek additional capital in order to comply with applicable capital adequacy or liquidity requirements. Existing laws and regulations could be amended, the manner in which laws and regulations are enforced or interpreted could change and new laws or regulations could be adopted. Russian banks also have extensive reporting obligations, including, without limitation, disclosure of financial statements, various operational indicators, and affiliates and persons who exercise (direct or indirect) influence over the decisions taken by the management bodies of the bank. The CBR may at any time conduct full or selective audits of any bank’s filings and may inspect all of its books and records.

Both Qiwi Bank and Rapida LTD have been the subject of CBR investigations in the past that have uncovered various violations and deficiencies in relation to, among other things, reporting requirements, anti-money laundering, cybersecurity, compliance with applicable electronic payments thresholds requirements and other issues which we believe we have generally rectified. In the course of 2018, Qiwi Bank underwent a major scheduled audit by the CBR as part of its ongoing supervisory process, which resulted in CBR identifying a number of violations and imposing certain sanctions on us. The measures that the CBR has so far imposed on us in response have not had a significant impact on our operations and have been mostly lifted. We believe that we have remedied the violations and taken appropriate measures to ensure that we will not be in breach of such requirements going forward. However, there can be no assurance that additional sanctions will not be imposed on us as a result of such or any other findings and that we will not come under greater CBR scrutiny in connection with any perceived deficiencies in our past conduct, or that any currently planned or future inspections will not result in discovery of any significant or minor additional violations of various banking regulations, and what sanctions the CBR would choose to employ against us if this were to happen. Any such sanctions could have a material adverse effect on our business, financial condition and results of operations.

Moreover, additional scrutiny may be expected in connection with our involvement in the Tochka project as well as our past projects SOVEST and Rocketbank as they have extended the scope of traditional commercial and retail bank services that Qiwi Bank was providing. Additionally, some of our new projects require significant funding and therefore put certain pressure on the ability of Qiwi Bank to comply with applicable capital requirements and other prudential ratios, while through other projects we are engaged in managing substantial amounts of consumer’s funds. Any breach of applicable regulations could expose us to potential liability, including fines, prohibition to carry out certain transactions for a period of up to six months (or more in the event of repeated violations), the introduction of temporary administration by the CBR and in certain instances the revocation of our banking license. Revocation of Qiwi Bank’s banking license would significantly hinder our ability to process payments, and would result in a decrease of our profitability, damage our reputation and could cause other regulators to increase their scrutiny of our activities. If Qiwi Bank’s banking license is revoked, we would effectively be unable to provide most of our services. For these reasons, any material breach of laws and regulations by Qiwi Bank or the revocation of its banking licenses could have a material adverse effect on our business, financial condition and results of operations.

Recent developments in the Russian banking sector (see “– The banking system in Russia remains underdeveloped”) have put increasing pressure on Qiwi Bank, and have also impacted, and we expect may continue to impact, our business in a number of other ways, including a decrease in consumer lending from most large and medium sized banks, resulting in less loan repayments through our network and therefore reduced fees as well as a decrease of Contact’s network of partner banks through which it operates and corresponding decline in the reach of its network and thus money remittance volumes. All of these factors could materially adversely affect our business, financial condition and results of operations.

A decline in the use of cash as a means of payment or a decline in the use of kiosks and terminals may result in a reduced demand for our services.

A substantial part of the Russian population continues to rely on cash payments, rather than credit and debit card payments or electronic banking. Our business developed as a network of kiosks and terminals allowing consumers to use physical currency for online payments, and our core competitive edge at the time was our ability to offer consumers that primarily used cash as means of payment access to online payments through our kiosks and terminals simultaneously offering merchants access to a large pool of customers that use cash. While we have since largely outgrown that model, our kiosks and terminals network remains a significant part of our infrastructure as a reload and client acquisition channel for Qiwi Wallet. We believe therefore that the usage of Qiwi Wallet and hence our volumes, revenues and the profitability of our payment services segment continues to depend to some extent on the use of cash as a means of payment and the reach of our kiosks and terminals network. Over time, the prevalence of cash payments is declining as a greater percentage of the population in emerging markets is adopting credit and debit card payments and electronic banking, and our kiosks and terminals network is decreasing. Unless we can successfully differentiate ourselves from competition in the payments and financial services market through other features and functionalities beyond providing a pathway to online payments for consumers who continue to rely on cash through our kiosks and terminals network, and the access to this consumer segment for merchants and partners, the shift from cash payments to credit and debit card payments and electronic banking could reduce our market share and payment volumes and may have a material adverse effect on our business, financial condition and results of operations.

Other factors could also contribute to a decline in the use of kiosks and terminals, including regulatory changes, increases in consumer fees imposed by the agents (see “– If customer and merchant confidence in our business deteriorates, our business, financial condition and results of operations could be adversely affected”), and development of alternative payment channels. The overall number of and the use of kiosks underwent a substantial decline in 2015 as a result, among other things, of enhanced scrutiny by the CBR over the compliance by the agents with legislation that requires them to remit their proceeds to special accounts (see “– Regulation – Regulation of Payment Services”), and has been continuously declining since. Such decline has adversely affected the availability and convenience of our services to consumers, including the convenience of use of Qiwi Wallet, for which historically kiosks and terminals have been the most popular reload channel. There can be no assurance that this negative impact will not continue going forward as increased regulatory pressures put more agents out of business and deter new ones from entering it. Other statutory requirements that could have a similar effect on our business if fully enforced are the amendments to the Federal Law of the Russian Federation No. 54-FZ “On the use of cash registers in cash payments and (or) settlements with the use of payment cards”, dated May 22, 2003 (as amended). In particular, the law mandates that all kiosks (subject to certain exceptions) should be equipped with new or modernized cash registers. There can be no assurance that our agents are and will continue to be fully in compliance with these requirements, which could cause a further reduction of our kiosk network. Moreover, failure to comply with such enhanced control measures by us or our agents could result in the CBR imposing fines or restrictions on our activities (see “– Qiwi Bank and other Russian banks and credit organizations operate in a highly regulated environment, and increased regulator scrutiny could have an adverse effect on our business, financial condition and results of operations”). All of these factors could have a material adverse effect on our business, financial condition and results of operations.

We are subject to extensive government regulation.

Our business is impacted by laws and regulations that affect our industry, the number of which has increased significantly in recent years. We are subject to a variety of regulations aimed at preventing money laundering and financing criminal activity and terrorism, financial services regulations, payment services regulations, consumer protection laws, currency control regulations, advertising laws, betting laws and privacy and data protection laws and therefore experience periodic investigations by various regulatory authorities in connection with the same, which may sometimes result in monetary or other sanctions being imposed on us. Further, these laws and regulations vary significantly from country to country. Many of these laws and regulations are constantly evolving, and are often unclear and inconsistent with other applicable laws and regulations, including across various jurisdictions, making compliance challenging and increasing our related operating costs and legal risks. If local authorities in Russia or other countries choose to enforce specific interpretations of the applicable legislation that differ from ours, we may be found to be in violation and subject to penalties or other liabilities. This could also limit our ability to provide some of our services going forward and may increase our cost of doing business.

Changes in our industry are rapid, and new products that we develop may become subject to government regulation undoing the benefits we expect to derive from such products. In some jurisdictions where we operate, there is currently little or virtually no legislation addressing electronic payments, and no assurance can be made that if such legislation is adopted it will be beneficial to our business. Court interpretations and applicability of legislation and regulations in certain jurisdictions in relation to our business can be ambiguous or contradictory, and it is possible that authorities in such jurisdictions may determine that we are required to possess additional licenses, permits or registrations to provide our services. Such licensing or compliance processes may be time consuming and expensive and we may not be successful in acquiring any newly required licenses. If we fail to obtain and maintain required licenses, permits or registrations or comply with certain mandatory procedures in any jurisdiction where we operate, we may face fines, penalties, sanctions, experience a loss of revenues or have to discontinue providing certain services or doing business altogether. With respect to countries that do have an established regulatory framework for the types of services that we provide, no assurance can be given that the relevant legislation will not be amended to the detriment of our business, including due to the lobbying efforts undertaken by or on behalf of our competitors. For instance, any restrictions including complete prohibition, ban of specific reload methods or various quantitative caps on the use or reloads of anonymous e-wallets could have a significant negative impact on our business. Generally, Russian lawmakers and enforcement agencies have recently demonstrated increased scrutiny in matters relating to cyberspace and e-payments, as borne out in the enhanced enforcement activities in the kiosk market, the de-anonymization of e-payments and various other initiatives aimed at increasing state control over online activities.

For example, in early 2018 it was reported that the CBR, Rosfinmonitoring and the Ministry of Finance are actively discussing new proposed legislation that would ban the use of anonymous e-wallets completely. In 2019, amendments to the National Payment System Law were introduced that prohibit the reloading of anonymous e-wallets other than from a bank account. This development could have the effect of making our onboarding process more complicated and therefore our service less attractive, which would in turn slow down the influx of new users or the cost of their engagement. Our revenues may also be adversely affected by further regulation of fees charged on inactive accounts for their continued maintenance and unclaimed payments, which represent a significant revenue stream for us. We have voluntarily signed up to the Memorandum adopted by the E-Money Market Participants Association (a non-state association of fintech players in Russia that we are a founding member of) which imposes certain guidelines with respect to the treatment of such inactive account fees and have had to adjust our policies with respect to such fees upon our accession to the Memorandum. The negative financial impact from such adjustment has been limited so far; however, any further regulation in this regard, whether legislation introduced by state authorities or rules voluntarily self-imposed by the industry, imposing more stringent restrictions than those currently in existence, could have a further adverse effect on such revenue stream.

Another recent regulatory measure that could potentially result in a decline in the use of e-wallets and adversely affect our business is the requirement to report all newly opened e-wallets in the same manner the banks report new bank accounts. Since recently, we are required to report such new wallets to the CBR and to additionally report our identified wallets to tax authorities (subject to the entry into force of a corresponding subordinate regulation, which is expected to be adopted by the end of 2020). These measures could result in a slowdown in the growth of our user base or negatively affect the propensity of our users to identify their e-wallets and consecutively lead to a decline in the use of e-wallets of different levels of identification (see “– Know-your-client requirements established by Russian anti-money laundering legislation may adversely impact our transaction volumes”) and hence negatively affect our results of operations. Our growth plans could be further adversely affected if we are required to undertake any additional reporting or other functions with respect to e-wallets.

In July 2019, another development in the area of e-payments in Russia was signed into law that toughens control over the activities of foreign payment systems, foreign electronic payment services and payment aggregators in Russia. If these amendments are interpreted as prohibiting the use of foreign payment aggregators (which we currently understand not to be the case), we would have to make changes to our established practices of working with international merchants and payment aggregators, which could have a significant negative impact on our business, in particular in the e-commerce space. Additionally, these developments could cause us to lose the business of other international payment services providers for which we serve as the conduit to the Russian market to the extent they do not choose to localize their Russian operations.

Generally, Russian lawmakers and enforcement agencies have recently demonstrated increased scrutiny in matters relating to cyberspace and e-payments, as borne out in the enhanced enforcement activities in the kiosk market, the de-anonymization of e-payments and various other initiatives aimed at increasing state control over online activities.

Furthermore, recently there has been increased public attention and heightened legislation and regulations regarding money laundering and terrorist financing. We sometimes have to make significant judgment calls in applying anti-money laundering legislation and risk being found in non-compliance with it, particularly in relation to its mandatory client identification requirements, if, for example, we process payments made by our consumers from their Qiwi Wallet accounts for amounts in excess of the thresholds imposed by anti-money laundering legislation or for certain types of merchants without the required client identification. Although we use all methods available for client identification in all our projects and believe our practices in this regard are in compliance with legal requirements and in line with market practice (see “– Know-your-client requirements established by Russian anti-money laundering legislation may adversely impact our transaction volumes”), the Russian regulators may view us as being non-compliant and impose fines and other sanctions on us. There can also be no assurance that the mandatory client identification requirements under the anti-money laundering legislation will not change further in a manner adverse to our business, for example, through making the identification process more burdensome or through lowering the thresholds for transactions which non-identified customers or customers that only underwent the simplified identification process can perform (see “Regulation”), which could result in lower payment volumes for us. For instance, there have already been proposals from certain government officials to ban payments by unidentified consumers altogether. On December 31, 2017, a new law came into force prescribing that the CBR may limit the number of bank accounts opened in aggregate in any number of banks to a client that has only been identified remotely, the amount of credit that may be provided to such customer, or the number of transactions such customer may perform within a month. Any further adverse change to these requirements could have a substantial negative effect on our business.

Risks associated with applying anti-money laundering legislation may be further exacerbated for us in connection with financial services projects, particularly Tochka, that is focused on servicing small and medium sized business entities. Tochka is providing services to legal entities, which execute a significant number of transactions that are under scrutinized control of the regulatory authorities. Thus, the complexity of transactions and clients that we serve and consequently the number of suspicious transactions has materially increased exposing us to extensive ongoing control of the regulator. See also “– Know-your-client requirements established by Russian anti-money laundering legislation may adversely impact our transaction volumes.”

Certain sanctions relating to the ongoing hostility between Russian and Ukraine, and Russian countersanctions instituted in response, directly target payment services providers such as ourselves. In November 2016, the National Bank of Ukraine banned several Russian payment services providers from the Ukrainian market. In response, in April 2017, a law was enacted in Russia prohibiting certain types of money remittance from Russia to countries that have introduced sanctions against Russian payment systems (which, to our knowledge, so far only include Ukraine). Moreover, in May 2018, Qiwi Bank, one of our key subsidiaries, was added to the list of sanctioned entities by the Ukrainian government. While we have not experienced any substantial operational difficulties in connection with this so far, there can be no assurance as to what effect the imposition of sanctions on us by Ukraine might have in the future, or what further adverse actions the government of Ukraine might take against us. Any determination by a relevant regulator that we have not complied with the spirit or text of any such sanctions or regulations, or even any statements to that effect, may have a material adverse effect on our business, financial condition and results of operations, as well as the price of our ADSs. While Ukraine remains the only country so far to introduce sanctions of this type, there can be no assurance that additional sanctions affecting the payments business will not be imposed by regulators in other countries in which we operate.

Tax legislation regarding electronic payments and other online services keeps evolving. In July 2016, a bill was signed into law in Russia making online services subject to VAT at the location of the customer, which would require any foreign companies selling certain online services in Russia to register as taxpayers in Russia and pay VAT on Russian sales (see – “VAT on digital services in Russia”). The new law also requires companies providing settlement services on behalf of the foreign merchants to act as tax agents and withdraw and remit to the tax authorities the applicable VAT. If we are found to have any obligations under this law or not be in compliance with such obligations or if the authorities choose to enforce specific interpretations of the applicable legislation that differ from ours, we could face significant adverse tax consequences. We could also experience a reduction in volumes from our foreign merchants as they cease or downsize their sales to Russia in the light of the new regulation.

The regulatory framework around electronic payments and other financial services that we offer is in a state of development in most of the countries in which we operate. For example, on January 1, 2017, the Regulatory Framework for Stored Values and Electronic Payment Systems came into force in the United Arab Emirates. It introduced a mandatory licensing and related compliance regime for certain electronic payment service providers and established a one-year transitional period for existing digital payment services providers to take appropriate measures to comply with the new rules. In case of failure to do so payment services provider may be mandated to cease provision of such services. Moreover, any individual or entity providing (or representing themselves as capable of providing) digital payment services without the appropriate license or authorization will be subject to administrative penalties. Implementing legislation and clarifications still remain to be adopted, and we are still assessing the applicability and potential impact of the new legislation on our business. If our position on our status under the Regulatory Framework is different from that of the UAE regulator or if we are unable to comply with the mandatory licensing if it is deemed applicable to us, it could have a material adverse effect on our business, financial condition and results of operations. Effective January 1, 2018, the United Arab Emirates introduced a value added tax at a rate of 5% for certain types of services (while other types of services are subject to a zero tax rate or benefit from exemptions). Although currently we do not expect to be affected materially by this new law, there can be no assurance that we will not be materially affected by it in the future. Any material changes in the applicable legislation, its interpretation by the relevant authorities or their enforcement practice could increase our tax burden substantially and thus reduce our margins.

Further, since the end of 2014 our subsidiary in Kazakhstan is subject to local financial monitoring legislation that imposes certain client identification requirements on us. In connection with this legislation, we had to restructure our operations in Kazakhstan to make our Kazakh subsidiary the operator of our payment system in the country in 2015. As the anti-money laundering legislation in Kazakhstan is still relatively nascent and undeveloped, we may face various difficulties when implementing such legislation. If we are not able to comply with the applicable legislation for any reason, we could become subject to regulatory action in Kazakhstan and could face fines or significant restrictions on our operations in the country. Moreover, the Law of the Republic of Kazakhstan No. 11-VI “On Payments and Payment Systems”, dated July 26, 2016, that came into force in September 2016 introduced a more comprehensive regulatory regime for the payments market in general and brought the Kazakh legislation more in line with the international standards. Since the position of the local regulator in relation to the enforcement of this legislation is not yet clear and established, we may be found in violation of applicable laws and regulations and be subject to penalties or other liabilities.

Subsequent legislation and regulation and interpretations thereof, litigation, court rulings, or other events could expose us to increased costs, liability and reputational damage that could have a material adverse effect on our business, financial condition and results of operations.

We derive a substantial portion of our revenues from merchants in the betting industry.

We provide payment processing and acquiring services to a number of merchants in the betting industry. Processing payments to such merchants constituted approximately 9.5%, 15.5% and 21.6% of our payment services segment payment volume for the periods ended December 31, 2017, December 31, 2018 and December 31, 2019 respectively. These volumes are included in our E-commerce market vertical. Processing payments for this category of merchants generally carries higher average margins then processing payments to merchants in most other market verticals that we serve and corresponded to a significant part of our revenues in our payment services segment in 2019. We also provide winning repayment services to such merchants including processing of winnings to banking cards that is included in our Money Remittances market vertical and repayment of winnings to QIWI Wallets that is not included in our payment volume. Moreover, the repayment of winnings by such merchants to the customers’ QIWI Wallets serves as an important and economically beneficial reload channel and new customer acquisition tool, contributing to the sustainability and attractiveness of our ecosystem. Our operating results will continue to depend on merchants in the betting industry and their use of our services for the foreseeable future. The betting industry is subject to extensive and actively developing regulation in Russia, as well as increasing government scrutiny. Under amendments to the Russian betting laws introduced in 2014 (see “Regulation”), in order to engage in the betting industry, a bookmaker has to become a member of a self-regulated organization of bookmakers and abide by its rules, and any and all interactive bets may be only accepted through an Interactive Bets Accounting Center (TSUPIS) set up by a credit organization together with a self-regulated association of bookmakers. In 2016 QIWI Bank established a TSUPIS together with one of the self -regulated associations of bookmakers in order to be able to accept such payments. If any of our merchants engaged in the betting industry is not able or willing to comply with the Russian betting legislation or if they decide to cease their operations in Russia for regulatory reasons or otherwise or shift to another payment processor (TSUPIS), we would have to discontinue servicing them and would lose associated volumes and income. Moreover, if we are found to be in non-compliance with any of the requirements of the applicable legislation, we could not only become subject to fines and other sanctions, but could also have to discontinue to process transactions that are deemed to be in breach of the applicable rules and as a result lose associated revenue streams. Effective January 1, 2018, relevant legislation has been supplemented with the concept of government blacklisting of betting merchants that have been found to be in violation or allegedly are not in compliance with applicable Russian laws, and the requirement for credit institutions to block any payments to such blacklisted merchants. We have already experienced a number of instances where certain providers have been blacklisted and we observe that this trend is gaining momentum and further blacklistings are likely. Any of these developments may result in the contraction of the betting sector or our share in this market and therefore adversely affect the revenues, margins and payment net revenue yield of our E-commerce market vertical and overall Payment Services segment as well as decrease the attractiveness of our ecosystem to some of our consumers and consequently overall negatively affect consumer engagement with our services. Furthermore, if any of our merchants engaged in the betting industry are blacklisted, our subsidiaries, which process the payments for betting merchants may be found to be in violation of the relevant laws, whether due to misinterpretation of applicable requirements, failure to take timely action, or for any other reason, and could become so blacklisted as well, which could substantially hinder our operations. In June 2020, it was reported in the media that a change to betting legislation is being proposed by one on the sport associations which contemplates the creation of a new state-controlled non–commercial organization (public law company) that will replace existing self-regulated organizations of bookmakers and their respective Interactive Bets Accounting Centers (TSUPIS). Such organization would oversee the betting market, control bookmakers’ contributions and accept payments for bets through its own TSUPIS instead of the two currently existing private TSUPIS, and would assume some of the regulatory powers currently vested with the Russian Federal Tax Service and the Federal Service for Supervision of Communications (Roskomnadzor). If this proposal is implemented, we may experience a decrease in or complete loss of payment volumes and income associated directly or indirectly with the TSUPIS established by Qiwi Bank, depending on whether we would be able to actively work with such new Bets Accounting Center as well as on how competitive our product proposition for merchants and customers in this space would be on a standalone basis. This or any further significant change in betting legislation may negatively affect the payment volume, revenue and margins of our Payment Services business, as well as overall usage of Qiwi Wallet.

We may also be subject to reputational risks associated with being involved in the betting business through offering our payments services to betting merchants. For example, in July 2016, we were served with notices from Roskomnadzor, the Russian state agency responsible, among other things, for overseeing the media and Internet, stating that we had breached Russian laws on public distribution of information about gambling, since our website contained links to services offered by certain betting operators which were allegedly not in compliance with the Russian betting legislation. We have complied with the prescriptions contained in the notices. However, there can be no assurance that further violations will not occur in the future as we service a wide variety of merchants and depend on their compliance with relevant laws in this regard. If we are found to be in breach, Roskomnadzor or other agencies could take further action against us, including by blocking our website or imposing fines or other sanctions. Furthermore, we could face similar difficulties in other jurisdictions since online betting is an area of intense focus by regulators in many of the countries in which we operate. If we have to terminate our relationships with any of our major merchants in the betting industry, whether for regulatory or reputational reasons or otherwise, and are unable to replace this business, if our current terms of doing business with any of these merchants becomes significantly less favorable, or if we face adverse regulatory consequences associated with servicing such merchants, our business, financial condition and results of operations may be materially adversely affected.

Events outside of our control, including public health crises, may negatively affect consumer spending and our business.

Our operations are susceptible to public health crises, such as pandemics and epidemics, political instability or other events outside of our control. These types of events could have a negative effect on consumer spending and result in unpredictable declines in business activity in various industries that we serve.

For example, in December 2019, a novel strain of coronavirus surfaced in Wuhan, China, which has resulted in the temporary closure of many corporate offices, retail stores, and manufacturing facilities and factories across China. The virus then quickly spread out across Europe and the Americas, resulting in bans on international travel, cancellation of major events, and supply chain disruptions. These measures have negatively impacted consumer and business spending and payments activity generally, and have significantly contributed to deteriorating macroeconomic conditions and higher unemployment in some countries, including those in which we have significant operations. While governments around the world have taken steps to attempt to mitigate some of the more severe anticipated economic effects of COVID-19, there can be no assurance that such steps will be effective or achieve their desired results in a timely fashion. The negative effects of the coronavirus on our business have included a decline in revenues from our betting merchants due to the cancellation of numerous major sporting events, a drop in money remittance primarily due to a decline in various self-employed payment streams, and a decline in the use of our kiosk network. Although quarantine restrictions have been lifted to a significant extent in many countries, including Russia, the coronavirus pandemic is still ongoing, and full potential impact on the global economy is difficult to predict, and the extent to which it may negatively affect our business operations and our operating results or the duration of any potential business disruption is uncertain. These factors may remain prevalent for a significant period of time and may continue to adversely affect our business, results of operations and financial condition, even after the COVID-19 outbreak has subsided. In addition, we cannot predict the impact that COVID-19 will have on our customers, suppliers, merchants, and other business partners, and their respective financial condition, and any significant negative impact on these parties could materially and adversely impact us. Any potential impact to our results will depend to a large extent on future developments and new information that may emerge regarding the duration and severity of the coronavirus and the actions taken by authorities and other entities to contain the coronavirus or treat its impact, all of which are beyond our control. These potential impacts, while uncertain, could harm our business and adversely affect our operating results.

We may not be able to complete or integrate successfully any potential future acquisitions, partnerships or joint ventures.

From time to time, we have evaluated and expect to continue to evaluate possible acquisition transactions, partnerships or joint ventures on an on-going basis, some of which may be material. At any time, including currently, we may be engaged in discussions or negotiations or diligence evaluations with respect to possible acquisitions, partnerships or joint ventures or may have entered into non-binding documents in relation to such transactions. As part of our strategy, we intend to continue our disciplined approach to identifying, executing and integrating strategic acquisitions, partnerships and joint ventures.

Potential future acquisitions, partnerships and joint ventures may pose significant risks to our existing operations if we acquire businesses that prove not to be a good fit for our organization, fail to perform the necessary due diligence on the relevant targets, overestimate their anticipated contribution to our business, overvalue them or fail to successfully integrate them. These projects would place additional demands on our managerial, operational, financial and other resources, create operational complexity requiring additional personnel and other resources as well as enhanced control procedures. In addition, we may not be able to successfully finance or integrate any businesses, services or technologies that we acquire or with which we form a partnership or joint venture. Furthermore, the integration of any acquisition may divert management’s time and resources from our main business and disrupt our operations. Moreover, even if we were successful in integrating newly acquired assets, expected synergies or cost savings may not materialize, resulting in lower than expected benefits to us from such transactions. We may spend time and money on projects that fail to perform in line with our expectations or require financing in excess of what we were budgeting at the time of the acquisition. Additionally, when making acquisitions it may not be possible for us to conduct a detailed investigation of the nature of the assets being acquired due to, for instance, time constraints in making the decision and other factors. We may become responsible for additional liabilities or obligations not foreseen at the time of an acquisition. In addition, in connection with any acquisitions, we must comply with various antitrust requirements. It is possible that perceived or actual violations of these requirements could give rise to regulatory enforcement action or result in us not receiving all necessary approvals in order to complete a desired acquisition. To the extent we pay the purchase price of any acquisition in cash, it would reduce our cash reserves, and to the extent the purchase price is paid with our stock, it could be dilutive to our stockholders. To the extent we pay the purchase price with proceeds from the incurrence of debt, it would increase our level of indebtedness and could negatively affect our liquidity and restrict our operations. Our competitors may be willing or able to pay more than us for acquisitions, which may cause us to lose certain acquisitions that we would otherwise desire to complete. We may also face counterparty and credit risks in connection with acquisitions, partnerships and joint ventures in the event our counterparties fail to perform their obligations.

Some of these risks have materialized or may materialize in connection with our August 2017 acquisition of Tochka and Rocketbank assets from Otkritie Bank, one of the largest shareholders of our company. The acquisition of Tochka and Rocketbank assets was a complex deal involving a series of transactions to acquire the brands, software and hardware of both businesses, as well as a number of operational agreements with Otkritie Bank. We subsequently reached an agreement with Otkritie Bank and the founders of Tochka to operate Tochka together through a jointly-owned company that we account for as an equity associate. Furthermore, under the terms of the relevant documentation, all key shareholder decisions with respect to Tochka are to be made by a unanimous vote of the JV partners, and Otkritie has the right to buy out our share in Tochka together with the share of the founders of Tochka or separately in the event of a deadlock, while neither we nor the founders of Tochka enjoy a similar right. This potentially exposes us to various risks relating to conflicts with Otkritie or the founders of Tochka as our JV counterparties in JSC Tochka. In the event Otkritie changes its strategy with respect to Tochka, pursues a different development strategy, or experiences financial or other difficulties or if our or Otkrities’ relations with the founders or management of JSC Tochka deteriorates or in case of the inability of founders and management to run the business for any reasons outside of our control, this could have a material adverse effect on the operations of Tochka and consequently the ultimate success or failure of this transaction from our perspective. In addition, if a regulator were to challenge the validity of our arrangements in relation to Tochka, we may be subject to fines or be forced to restructure these arrangements, any or all of which may expose us to negative publicity as well as loss of income or impairment of our investments. Any or all of the above has resulted and may result in the future in us not being able to realize the full anticipated benefit of these acquisitions and other commercial arrangements so far.

Any or all of the above risks could have a material adverse effect on our business, results of operations, financial condition, and prospects.

We have grown rapidly in recent years and need to implement enhanced compliance processes, procedures and controls with respect to the rules and regulations that apply to our business.

Our business has grown and developed rapidly in recent years and we are continuing to realign our compliance function with the size and scope of our business. In light of the fact that we are a highly regulated business that processes large volumes of payments, we need to have enhanced processes, procedures and controls in order to provide reasonable assurance that we are operating in compliance with applicable regulatory requirements. Given that we store and/or transmit sensitive data of our customers, we have ultimate liability to our customers for our failure to protect this data. As discussed in more detail below, we have experienced breaches of our cybersecurity in the past, and future breaches resulting in unauthorized disclosure of data are possible (see – “Our services have been and may continue to be used for fraudulent, illegal or improper purposes, which could expose us to additional liability and harm our business.”). In addition, the Russian anti-money laundering laws to which we are subject contain numerous requirements with respect to identification of clients, and documentation and reporting of transactions subject to mandatory control and other suspicious transactions to the relevant authorities.

Following our acquisition of Rapida LTD in 2015, we have had to devote additional resources to enhance the compliance function within Rapida LTD, which, at the time of our acquisition, was deficient in several areas. As of the date of this annual report, we continue to develop and integrate certain control procedures with respect to our new projects Tochka, Flocktory and Billing Online in order to maintain a comprehensive system of controls and procedures across our business. There can be no assurance, however, that the measures we undertake will be sufficient to prevent significant deficiencies in the compliance procedures and internal controls of our new projects. Moreover, we develop Tochka as an associate together with Otkritie Bank (see – “We may not be able to complete or integrate successfully any potential future acquisitions, partnerships or joint ventures.”) and do not have the full control over operations and processes of JSC Tochka, which has an operational independence under respective agreements. Thus, there can be no assurance that we will be able to implement and successfully execute all necessary control procedures in JCS Tochka. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that could lead to a restatement of our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, which may result in a decline in the market price of our ADSs.

Among others, we are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and other laws concerning our international operations. Similar legislation in other jurisdictions contains similar prohibitions, although varying in both scope and jurisdiction. We have implemented policies and procedures and internal controls designed to provide reasonable assurance that we, our employees, distributors and other intermediaries comply with the anti-corruption laws to which we are subject. However, there are inherent limitations to the effectiveness of any policies, procedures and internal controls, including the possibility of human error and the circumvention or overriding of the policies, procedures and internal controls. There can be no assurance that such policies or procedures or internal controls will work effectively at all times or protect us against liability under these or other laws for actions taken by our employees, distributors and other intermediaries with respect to our business or any businesses that we may acquire.

Our success requires significant public confidence in our ability to handle large and growing payment volumes and amounts of customer funds, as well as comply with applicable regulatory requirements. Any failure to manage consumer funds or to comply with applicable regulatory requirements could result in the imposition of fines, harm our reputation and significantly diminish use of our products. In addition, if we are not in compliance with anti-corruption laws and other laws governing the conduct of business with government entities and/or officials (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, financial condition, results of operations and prospects.

Our success depends to a large degree on our ability to successfully address the rapidly evolving market for transactions on mobile devices.

Mobile devices are increasingly used for e-commerce and money remittance transactions. A significant and growing portion of our customers access our payment services through mobile devices. We may lose customers if we are not able to continue to meet our customers’ mobile and multi-screen experience expectations. The variety of technical and other configurations across different mobile devices and platforms increases the challenges associated with this environment. In addition, a number of other companies with significant resources and a number of innovative startups have introduced products and services focusing on mobile markets. Our ability to successfully address the challenges posed by the rapidly evolving market for mobile transactions is crucial to our continued success, and any failure to continuously increase the volume of mobile transactions effected through our platform could have a material adverse effect on our business, financial condition and results of operations.

Our systems and our third party providers’ systems may fail due to factors beyond our control, which could interrupt our service, cause us to lose business and increase our costs.

We depend on the efficient and uninterrupted operation of numerous systems, including our computer systems, software and telecommunications networks, as well as the data centers that we lease from third parties. Our systems and operations, or those of our third party providers, could be exposed to damage or interruption from, among other things, fire, flood, natural disaster, power loss, telecommunications failure, vendor failure, unauthorized entry, improper operation and computer viruses. In addition, because all three of our data centers used for processing payments are located in the city of Moscow, a catastrophic event affecting the city of Moscow may result in the loss of both data centers. Substantial property and equipment loss, and disruption in operations as well as any defects in our systems or those of third parties or other difficulties could expose us to liability and materially adversely impact our business, financial condition and results of operations in all of our operating segments. In addition, any outage or disruptive efforts could adversely impact our reputation, brand and future prospects.

Unauthorized disclosure of data, whether through cybersecurity breaches, computer viruses or otherwise, could expose us to direct loss, liability, protracted and costly litigation and damage our reputation.

We store and/or transmit sensitive data, such as credit or debit card numbers, mobile phone numbers and other identification data, and we have ultimate liability to our customers for our failure to protect this data. We have experienced breaches of our security by hackers in the past, and breaches could occur in the future. In such circumstances, our encryption of data and other protective measures have not prevented unauthorized access and may not be sufficient to prevent future unauthorized access. For example, in January 2014 we discovered certain unauthorized activity in a number of wallet accounts. Although we do not believe that any confidential customer account data was compromised as a result of the activity, we incurred a loss of RUB 88 million. Rapida LTD (prior to its merger with and into QIWI Bank) also experienced several security breaches prior to our acquisition of the company. Any future breach of our system, including through employee fraud, may subject us to material losses or liability, including fines and claims for unauthorized purchases with misappropriated credit or debit card information, identity theft, impersonation or other similar fraud claims. A misuse of such data or a cybersecurity breach could harm our reputation and deter clients from using electronic payments as well as kiosks and terminals generally and any of our services specifically, increase our operating expenses in order to correct the breaches or failures, expose us to uninsured liability, increase our risk of regulatory scrutiny, subject us to lawsuits, result in the imposition of material penalties and fines by state authorities and otherwise materially adversely affect our business, financial condition and results of operations.

If we fail to comply with the applicable requirements of our agreements with major payment systems, they could seek to fine us, suspend us or terminate our registrations.

Under our agreements with major payment systems, including Visa, MasterCard and MIR, both existing and any such agreements we might enter into in the future, we are and will be required to comply with the terms of the relevant agreement and the generally applicable terms and conditions of the respective payment system based on the applicable laws of Russian Federation. If we do not comply with the terms of the agreements or the rules of the relevant payment system, the relevant payment system could seek to fine us, suspend us or terminate the registrations that allow us to process transactions on its network. If we are in breach of the agreements or the relevant payment system otherwise terminates its agreements with us or terminates or suspends our participation, we may be unable to issue cards under its brand or process transactions made with the use of such cards, which could have a material adverse effect on our business. Any of these factors could have a material adverse effect on our reputation, as well as on our business, financial condition and results of operations.

Customer complaints, actual or perceived failures of our customer service function or negative publicity about our customer service could materially adversely affect the attractiveness of our services.

Customer complaints, actual or perceived failures of our customer service function or negative publicity about our customer service could diminish consumer confidence in, and the attractiveness of, our services. Breaches of our consumers’ privacy and our security systems could have the same effect. We sometimes take measures to combat risks of fraud and breaches of privacy and security, such as freezing consumer funds or rejecting in opening an account, which could damage relations with our consumers. These measures heighten the need for prompt and attentive customer service to resolve irregularities and disputes. In addition, we have previously received negative media coverage regarding customer disputes. Moreover, some of our products compete to a large extent on the basis of enhanced customer service and attention to customers, and are vulnerable to any customer complaints or actual or perceived decline in service levels. Any failure on our part to continue to provide customers with the level of service they have come to expect could harm our reputation significantly. Effective customer service requires significant personnel expense, and this expense, if not managed properly, could impact our profitability significantly. Any inability by us to manage or train our customer service representatives properly could compromise our ability to handle customer complaints effectively. If we fail to provide customer service at the level our clients expect from us or do not handle customer complaints effectively, our reputation may suffer and we may lose our customers’ confidence, which could have a material adverse effect on our business, financial condition and results of operations.

Our agreements with most of our counterparties, including our agents, merchants and other partners, do not include exclusivity clauses and may be terminated unilaterally at any time or at short notice.

We normally do not include exclusivity clauses in our agreements with our counterparties, including our agents, merchants and other partners. Accordingly, our counterparties usually do not have any restrictions on dealings with other providers and can switch from our payment processing system to another or disconnect from our system or platform without significant investment. Additionally, due to mandatory provisions of Russian civil law, our agreements with agents may be unilaterally terminated by the agents at any time, and our agreements with merchants and other counterparties may be unilaterally terminated at a short prior notice. The termination of our contracts with existing agents, merchants or other partners, or a significant decline in the amount of business we do with them as a result of our contracts not having exclusivity clauses could have a material adverse effect on our business, financial condition and results of operations.

Our services have been and may continue to be used for fraudulent, illegal or improper purposes, which could expose us to additional liability and harm our business.

Despite measures we have taken and continue to take, our services have been and may continue to be used for fraudulent, illegal or improper purposes. These include use of our payment and other financial services in connection with fraudulent sales of goods or services, illicit sales of prescription medications or controlled substances, illegal online gambling, software and other intellectual property piracy, money laundering, bank fraud, terrorist financing, trafficking, and prohibited sales of restricted products.

Criminals are using increasingly sophisticated methods to engage in illegal activities. It is possible that fraudulent, illegal or improper use of our services could increase in the future. Our risk management policies and procedures may not be fully effective to identify, monitor and manage these risks, and we may from time to time not be able to identify merchants who are engaged in illegal activities, particularly if we work with them indirectly through payment aggregators since we generally do not perform full know-your-customer procedures with respect to each merchant engaged by such aggregators and rely on the aggregators to vet their merchants appropriately. We are also not able to monitor in each case the sources for our counterparties’ funds or the ways in which they use them. Increases in chargebacks or other liability could have a material adverse effect on our business, financial condition and results of operations. An increase in fraudulent transactions or publicity regarding chargeback disputes could harm our reputation and reduce consumer confidence in the use of our products and services. In addition, changes in law have increased the penalties for intermediaries providing payment services for certain illegal activities and additional payments-related proposals are under active consideration by government authorities. Moreover, the perceived risk of the use of e-payments or other financial services to finance fraudulent, illegal or improper activities is causing the regulators to impose restrictions on the operations of the providers of such services including payment systems that negatively affect regular compliant transactions and operations as well. See “– Know-your-client requirements established by Russian anti-money laundering legislation may adversely impact our transaction volumes” and “– If we cannot keep pace with rapid developments and change in our industry and provide new services to our clients, or if any of the new products we roll out are unsuccessful, the use of our services could decline, and we could experience a decline in revenue and an inability to recoup costs”. Furthermore, while we already undertake efforts to cut off or refuse to engage merchants who appear to be engaged in illegal activities from our network, the relevant state authorities could further increase their enforcement measures against such merchants, including through the introduction of new legislation, to curtail the operation of various types of merchants by targeting the processing of payments for such merchants. In the event that we are required to cease working with a significant number of merchants or payment aggregators as a result of such actions, our revenue and our profitability could materially decline.

Any resulting claims could damage our reputation and any resulting liabilities (including the revocation of applicable banking licenses or significant fines), the loss of transaction volume, decline in the number of customers or increased costs could have a material adverse effect on our business, financial condition and results of operations.

Our business is exposed to counterparty and credit risks.

In our Payment Services segment, we seek to sell services on a prepayment basis or to ensure that our counterparties have low credit risk profiles, such as large merchants and agents. Nevertheless, we are exposed to the risk of non-payment or other default under our contracts with our agents and merchants. If we provide trade credit or loans to an agent and we are unable to collect loans or proceeds paid to the agent by its consumers due to the agent’s insolvency, fraud or otherwise, we must nonetheless complete the payment to the merchant on behalf of the consumer. As a result, our losses would not be limited to a loss of revenue in the form of fees due to us from the agent, but could amount to the entire amount of consumer payments accepted by such agent for a certain period of time.

We also have significant receivables due from some of our merchants and agents, and may not recover these receivables in the event of such merchants’ bankruptcy or otherwise. As of December 31, 2019, we had credit exposure to our agents of RUB 2,748 million and to our merchants of RUB 2,815 million. Our receivables from merchants are generally unsecured and non-interest bearing, our receivables and loans from agents are generally interest-bearing and unsecured. Although we monitor the creditworthiness of our counterparties on an ongoing basis, there can be no assurance that the models and approaches we use to assess and monitor their creditworthiness will be sufficiently predictive, and we may be unable to detect and take steps to timely mitigate an increased credit risk.

In addition to the above sources of credit risk, as of December 31, 2019, we had credit exposure to our counterparties in connection with our Factoring Plus project of RUB 3,365 million and in connection with financial and performance guarantees we provide to non-related parties, mostly our merchants (predominantly in betting space), in the amount of RUB 8,545 million.

Our counterparty risk is particularly significant in Kazakhstan, where we offer our products in partnership with a local bank since we do not possess a Kazakh banking license. Our previous banking partner in Kazakhstan has recently merged with another bank, and we had to shift our business to another counterparty and make a reserve for certain amount of funds that we were not able to immediately recover from our previous partner bank. Although our financial losses were fairly limited in this case, this event presented a major operational hurdle for us. Thus, our entire operation in Kazakhstan, and in any other country where we choose or have to work through a similar model, are dependent on the stability of our counterparty, and face significant counterparty risk as a result.

If we experience material defaults by our consumers, agents, merchants, or other partners, our business, financial condition and results of operations could be materially adversely affected.

We are subject to fluctuations in currency exchange rates.

We are exposed to currency risks. Our financial statements are expressed in Russian rubles, while our revenues and expenses outside Russia are in local currencies and some of our assets and liabilities are in foreign currencies (see “– Quantitative and Qualitative Disclosures About Market Risk – Foreign Exchange Risk”). Accordingly, our results of operations and assets and liabilities are exposed to fluctuations in exchange rates between the ruble and such other currencies. Changes in currency exchange rates also affect the carrying value of assets on our consolidated statement of financial position, which, depending on the statement of financial position classification of the relevant asset, can result in losses on our consolidated statement of financial position. In addition, because our earnings are primarily denominated in Russian rubles whereas our ADSs are quoted in U.S. dollar, currency exchange rate fluctuations between the Russian ruble and the U.S. dollar significantly affect the price of our ADSs.

Over the past ten years, the Russian ruble has fluctuated dramatically against the U.S. dollar and the euro. Due to the economic sanctions imposed on certain Russian companies and individuals by the US, EU, Canada and other countries, as well as the volatility in oil prices, high inflation and a sharp capital outflow from Russia, the Russian ruble has significantly depreciated against the U.S. dollar and euro since the beginning of 2014 (see “– Economic instability in Russia could have an adverse effect on our business”). According to the CBR, from December 31, 2014 to December 31, 2015 and from December 31, 2013 to December 31, 2014, the ruble has depreciated by 30% and 72% against the U.S. dollar, respectively, and by 17% and 52% against the euro, respectively. From December 31, 2015 to December 31, 2016, the ruble appreciated somewhat against these currencies and remained relatively stable throughout 2017; however, depreciation of the ruble resumed in 2018 when its value fell 21% against the U.S. dollar and 15% against the euro, in each case from December 31, 2017 to December 31, 2018. In 2019, the ruble/U.S. Dollar exchange was relatively stable with intermittent volatility, and was RUB61.9 per U.S.$1.00 on December 31, 2019. However, in the first quarter of 2020 the ruble again depreciated substantially and abruptly against the U.S. dollar and the euro due to a steep decline in oil prices (see “– We are subject to the economic risk and business cycles of our merchants, partners and agents and the overall level of consumer spending”). It is likely that significant fluctuations will continue in the future. Further fluctuations of the ruble could have a material adverse effect on our business, financial condition, results of operations and the price of our ADSs.

Regulatory authorities in Russia and Kazakhstan could determine that we hold a dominant position in our markets, and could impose limitations on our operational flexibility, which may adversely affect our business, financial condition and results of operations.

The Russian anti-monopoly authorities impose various requirements on companies that occupy a dominant position in their markets. One of the important questions is to identify and define the relevant market, in which the entity in question operates. There are numerous aspects to be taken into account, including interchangeability or substitutability of the products and/or services for the consumer, their pricing and intended use. Different approaches may be applied in this respect by anti-monopoly authorities and the participants of the market. Thus, the state authorities may conclude that we hold a dominant position in one or more of the markets in which we operate. If they were to do so, this could result in limitations on our future acquisitions and a requirement that we pre-clear with the authorities any changes to our standard agreements with merchants and agents, as well as any specially negotiated agreements with business partners. In addition, if we were to decline to conclude a contract with a third party this could, in certain circumstances, be regarded as abuse of a dominant market position. Any abuse of a dominant market position could lead to administrative penalties and the imposition of a fine of up to 15% of our annual revenue for the previous year. These limitations if imposed may reduce our operational and commercial flexibility and responsiveness, which may adversely affect our business, financial condition and results of operations.

We may not be able to successfully protect our intellectual property and may be subject to infringement claims.

We rely on a combination of contractual rights, copyright, trademark and trade secret laws to establish and protect our proprietary technology. We also maintain patents for certain of our technologies. We customarily require our employees and independent contractors to execute confidentiality agreements or otherwise to agree to keep our proprietary information confidential when their relationship with us begins. Typically, our employment contracts also include clauses requiring our employees to assign to us all of the inventions and intellectual property rights they develop in the course of their employment and to agree not to disclose our confidential information. Nevertheless, others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property. Further, contractual arrangements may not prevent unauthorized disclosure of our confidential information or ensure an adequate remedy in the event of any unauthorized disclosure of our confidential information. Because of the limited protection and enforcement of intellectual property rights in certain jurisdictions in which we operate, such as Russia and CIS countries, our intellectual property rights may not be as protected as they may be in more developed markets such as the United States. We may have to litigate to enforce or determine the scope or enforceability of our intellectual property rights (including trade secrets and know-how), which could be expensive, could cause a diversion of resources and may not prove successful. The loss of intellectual property protection could harm our business and ability to compete and could result in costly redesign efforts, discontinuance of certain service offerings or other competitive harm. Additionally, we do not hold any patents for our business model or our business processes, in part because our ability to obtain them in Russia is subject to legislative constraints, and we do not currently intend to obtain any such patents in Russia or elsewhere.

We may also be subject to costly litigation in the event our services or technology are claimed to infringe, misappropriate or otherwise violate a third party’s intellectual property or proprietary rights. Such claims could include patent infringement, copyright infringement, trademark infringement, trade secret misappropriation or breach of licenses. In addition, while we seek to obtain copyright registration certificates for the critical software we develop, our rights to software obtained as works for hire might be potentially challenged by the employees and former employees or developers of such software. We may not be able to successfully defend against such claims, which may result in a limitation on our ability to use the intellectual property subject to these claims and also might require us to redesign affected services, enter into costly settlement or license agreements, pay costly damage awards, or face a temporary or permanent injunction prohibiting us from marketing or selling certain of our services. In such circumstances, if we cannot or do not license the infringed technology on reasonable terms or substitute similar technology from another source, our revenue and earnings could be adversely impacted. Additionally, non-practicing entities had and may continue in the future to acquire patents, make claims of patent infringement and attempt to extract settlements from companies in our industry. Even if we believe that such claims are without merit and successfully defend these claims, defending against such claims is time consuming and expensive and could result in the diversion of the time and attention of our management and employees.

We may use open source software in a manner that could be harmful to our business.

We use open source software in connection with our technology and services. The original developers of the open source code provide no warranties on such code. Moreover, some open source software licenses require users who distribute open source software as part of their software to publicly disclose all or part of the source code to such software and/or make available any derivative works of the open source code on unfavorable terms or at no cost. The use of such open source code may ultimately require us to replace certain code used in our products, pay a royalty to use some open source code or discontinue certain products. Any of the above requirements could be harmful to our business, financial condition and operations.

We do not have and may be unable to obtain sufficient insurance to protect ourselves from business risks.

The insurance industry in Russia is not yet fully developed, and many forms of insurance protection common in more developed countries are not yet fully available or are not available on comparable or commercially acceptable terms. Accordingly, while we hold certain mandatory types of insurance policies in Russia, we do not currently maintain insurance coverage for business interruption, property damage or loss of key management personnel as we have been unable to obtain these on commercially acceptable terms. We do not hold insurance policies to cover for any losses resulting from counterparty and credit risks or fraudulent transactions. We also do not generally maintain separate funds or otherwise set aside reserves for most types of business-related risks. Accordingly, our lack of insurance coverage or reserves with respect to business-related risks may expose us to substantial losses, which could materially adversely affect our business, financial condition and results of operations.

In a dynamic industry like ours, the ability to attract, recruit, retain and develop qualified personnel is critical to our success and growth.

Our business functions at the intersection of rapidly changing technological, social, economic and regulatory developments that require a wide-ranging set of expertise and intellectual capital. In order for us to compete and grow successfully, we must attract, recruit, retain and develop the necessary personnel who can provide the needed expertise across the entire spectrum of our intellectual capital needs. This is particularly true with respect to top management personnel as well as qualified and experienced software engineers and IT staff, who are highly sought after and are not in sufficient supply in Russia and in most other markets in which we operate. The market for such personnel is highly competitive, and we may not succeed in recruiting additional personnel or may fail to replace effectively current personnel who depart with qualified or effective successors. Our efforts to retain and develop personnel may result in significant additional expenses, which could adversely affect our profitability. We currently do not have a market standard long-term incentive plan due to the failure by our shareholders to approve the disapplication of pre-emptive rights (see “– Our ADS holders may not be able to exercise their pre-emptive rights in relation to future issuances of class B shares”), which restricts our ability to attract top talent who have come to expect share-based compensation in an industry like ours. Since in Cyprus, where our Company is registered, there is no statutory carve-out from pre-emptive rights for issuances of shares to employees like in some other jurisdictions, any such disapplication has to be specifically approved by shareholders and renewed periodically. Such failure to approve disapplication of pre-emptive rights has rendered us unable to issue shares to our employees under our employee incentive plans, and has caused us to incur additional expenses due to the fact that we have to make cash payouts to employees in lieu of issuing shares under an employee incentive plan. These developments could undermine our ability to retain and attract competitive talent because we are not able to adequately align employee interests with the long-term interests of our shareholders. For these and other reasons, we cannot assure you that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our operations may be constrained if we cannot attract or service future debt financing.

We may incur debt financing to finance the development of our new projects, and our operations and growth may be constrained if we cannot do so on favorable terms or at all. Our debt capacity depends upon our ability to maintain our operating performance at a certain level, which is subject to general economic and market conditions and to financial, business and other factors, many of which are outside of our control. If our cash flow from operating activities is insufficient to service our debt, we could be forced to take certain actions, including delaying or reducing capital or other expenditures or other actions, to restructure or refinance our debt; selling or mortgaging our assets or operations; or raising additional equity capital, which we might not be able to do on favorable terms, in a timely manner or at all. Furthermore, such actions might not be sufficient to allow us to service our debt obligations in full and, in any event, could have a material adverse effect on our business, financial condition, and results of operations. Moreover, our inability to service our debt through internally generated cash flow or other sources of liquidity could put us in default of our obligations to creditors, which could trigger various default provisions under our financings and thus have a material adverse effect on the business, financial condition, and results of operations.

We have recently been experiencing, and may continue to experience, increasing challenges with conducting transactions denominated in U.S. dollars.

We contract with some of our international merchants in U.S. dollars and other currencies such as Euros. Recently we started to encounter difficulties in conducting such transactions, even with respect to our largest and most well-known international merchants, due to the refusal of an increasing number of our U.S. relationship banks and the correspondent U.S. banks of our non-U.S. relationship banks to service U.S. dollar payments. A direct or correspondent relationship with a U.S. bank is necessary in order for any non-U.S. company to transact in U.S. dollars. Reasons we have been given to explain these changes in approach by our banks mainly referred to changes in internal know-your-customer procedures, limits on certain types of merchants and certain jurisdictions, and other internal policies, which we believe might be a result of the increasing negative sentiment towards Russia on part of U.S. banks, among other factors (see – The situation in Ukraine and the U.S., EU and other sanctions that have been imposed in connection therewith could adversely impact our operations and financial condition), even with respect to transactions and relationships that do not present any potential violation of any applicable sanctions. Even though we still maintain a number of U.S. dollar accounts with various financial institutions, at the same time we are already conducting a portion of U.S. dollar transactions with our international merchants in other currencies, bearing additional currency conversion costs. No assurance can be given that such institutions or their respective correspondent banks in the U.S. will not similarly refuse to process our transactions for similar reasons or otherwise, thereby further increasing the currency conversion costs that we have to bear or that our international merchants will agree to accept payments in any currency, but the U.S. dollar in the future. If we are not able to conduct transactions in U.S. dollars, we may bear significant currency conversion costs or lose some of our merchants who will not be willing to conduct transactions in currencies other than the U.S. dollars, and our business, financial condition and results of operations may be materially adversely affected. We can give no assurance that similar issues would not arise with respect to our transactions in other currencies, such as the Euro, which could have similarly adverse consequences for us.

We may not be able to expand into new geographical markets, or develop our existing international operations successfully, which could limit our ability to grow and increase our profitability.

Certain of our services are offered in countries beyond Russia, and we may look to further expand our geographical footprint if the right opportunities appear. Our expansion into new geographical markets and further development of our international operations depend on our ability to apply our existing technology or to develop new applications to meet the particular needs of each local market or country. We may not have adequate financial, technological or personnel and management resources to develop effective and secure services or distribution channels that will satisfy the demands of these markets. We may not be able to establish partnerships with any counterparties that we may need in order to strengthen our international operations. If we fail to enter new markets or countries or to develop our international operations, we may not be able to continue to grow our revenues and earnings. Furthermore, we may expand into new geographical markets in which we may not have any previous operating experience. We operate in an industry that is often subject to significant regulation, and our lack of familiarity with the regulatory landscape in new markets may result in us running into unanticipated problems or delays in obtaining the requisite regulatory approvals and licenses. We may not be able to successfully expand in such markets due to our lack of experience. Moreover, we may not be able to execute our strategy in our existing international operations successfully, which may result in additional losses or limit our growth prospects. In addition, expanding internationally subjects us to a number of risks, including:

•	greater difficulty in managing foreign operations;

•	expenses associated with localizing our products, including offering consumers the ability to transact in major currencies;

•	higher labor costs and problems integrating employees that we hire in different countries into our existing corporate culture;

•	laws and business practices that favor local competitors;

•	multiple and changing laws, tax regimes and government regulations;

•	foreign currency restrictions and exchange rate fluctuations;

•	changes in a specific country’s or region’s political or economic conditions; and

•	differing intellectual property laws.

In addition, our international operations may expose us to numerous and sometimes conflicting legal and regulatory requirements, and violations or unfavorable interpretation by authorities of these regulations could harm our business. In particular, we are exposed to the risk of being deemed to have permanent establishment in a specific country and transfer pricing risks which could result in additional tax liability.

If we are not able to manage these and multiple other risks associated with international operations successfully, our business, financial condition and results of operations could be materially adversely affected.

Risks Relating to Corporate Governance Matters and Organizational Structure

The substantial share ownership position of the Chairman of our board of directors, Sergey Solonin, may limit your ability to influence corporate matters.

The Chairman of our board of directors, Sergey Solonin, owns 95.8% of our class A shares, representing approximately 65.7% of the voting power of our issued share capital. As a result of this concentration of share ownership, Mr. Solonin has sole discretion over any matters submitted to our shareholders for approval that require a simple majority vote and has significant voting power on all matters submitted to our shareholders for approval that require a qualified majority vote, including the power to veto them. Our articles of association require the approval of no less than 75% of present and voting shareholders for matters such as amendments to the constitutional documents of our company, dissolution or liquidation of our company, reducing the share capital, buying back shares and approving the total number of shares and classes of shares to be reserved for issuance under any employee stock option plan or any other equity-based incentive compensation program of our group. Matters requiring a simple majority shareholder vote include, among other matters, increasing our authorized capital, removing a director, approving the annual audited accounts and appointing auditors.

This concentration of ownership could delay, deter or prevent a change of control or other business combination that might otherwise give you the opportunity to realize a premium over then-prevailing market price of our shares. The interests of Mr. Solonin may not always coincide with the interests of our other shareholders. This concentration of ownership may also adversely affect the price of our ADSs.

The substantial share ownership position of Otkritie could be adverse to the interests of our minority shareholders.

Otkritie Bank owns 41.6% of our class B shares, representing approximately 13.1% of the voting power of our issued share capital, and has nominated one member to our board of directors, Ms. Nadiya Cherkasova. Were

Mr. Solonin to sell down his stake in such a manner that his shares would convert into class B shares pursuant to our Articles of Association, voting power of Otkritie Bank would increase accordingly. Moreover, since late 2017, Otkritie Bank has been owned by the Central Bank of Russian Federation (CBR) as a result of its financial rehabilitation. CBR is the designated regulator for the financial and securities markets in Russia and is the primary regulator of Qiwi’s Russian banking and payments businesses. The liquidity of our ADSs has already significantly declined and could potentially further decline due to one large holder accumulating a significant portion of the shares that formerly constituted free float. The interests of Otkritie Bank, particularly as a state-owned institution, may not always coincide with the interests of our other shareholders. In particular, if Otkritie Bank or its controlling shareholder were to decide they are not interested in continuing to hold this stake, whether due to the fact that it represents a non-core business for Otkritie Bank or otherwise, a sale of a stake of the size could put significant downward pressure on the price of our ADSs. Otkritie Bank’s decision to dispose its ownership in the Company may be perceived as directly or indirectly influenced by CBR’s internal policies which may negatively impact our business or the market value of our ADSs given CBR’s role as the Company’s primary regulator. We also believe that due to the recent deterioration of relationships between Russia and the U.S. the fact that the CBR owns, albeit indirectly, a significant stake in our company may be perceived as a negative by certain investors. This concentration of ownership may also adversely affect the price of our ADSs.

Our ADS holders have limited rights in relation to the appointment of our directors, including our independent directors.

Other than in certain limited cases provided for in our articles of association, our directors are elected by shareholder weighted voting, sometimes referred to as cumulative voting, under which each shareholder has the right to cast as many votes as the voting rights attached to its shares multiplied by a number equal to the number of board seats to be filled by shareholders. As a result, our class A shareholders will have the ability to appoint, through the weighted voting set forth in our articles of association, at least a majority of the board of directors for the foreseeable future. The interests of our directors may therefore not be aligned with or be in the best interests of the holders of our ADSs.

The rights of our shareholders are governed by Cyprus law and our articles of association, and differ in some important respects from the typical rights of shareholders under U.S. state laws.

Our corporate affairs are governed by our articles of association and by the laws governing companies incorporated in Cyprus. The rights of our shareholders and the responsibilities of members of our board of directors under Cyprus law and our articles of association are different than under some of the U.S. state laws. For example, by law existing holders of shares in a Cypriot public company are entitled to pre-emptive rights on the issue of new shares in that company (provided such shares are paid in cash and the pre-emption rights have not been disapplied). In addition, our articles of association include other provisions, which differ from provisions typically included in the governing documents of most companies organized in the U.S.:

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our board of directors can only take certain actions by means of a supermajority vote of 75% of its members, including approving our annual budget and business plan, disposing of our interest in a subsidiary if such disposal results in a change of control over such subsidiary, issuing shares for consideration other than cash and other actions

•	our shareholders are able to convene an extraordinary general meeting; and

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if our board of directors exercises its right to appoint a director to fill a vacancy on the board created during the term of a director’s appointment, shareholders holding 10.01% of the voting rights of the company may terminate the appointment of all of the directors and initiate reelection of the entire board of directors.

As a result of the differences described above, our shareholders may have rights different to those generally available to shareholders of companies organized under U.S. state laws and our board of directors may find it more difficult to approve certain actions.

Acquisitions of Russian entities are subject to pre-closing approval by multiple government authorities which exercise significant discretion as to whether a consent should be granted or not, and are regulated by a significant body of law which is often ambiguous and open to varying interpretations.

Due to our ownership of Qiwi Bank, any transactions resulting in the acquisition of more than 50% of our voting power or the right to otherwise direct our business activities would become subject to preliminary approval by the CBR. In addition, any acquisition of more than 50% of our voting power may also be subject to a preliminary approval by the Russian Federal Antimonopoly Service, or the FAS. Furthermore, Qiwi Bank holds encryption licenses which are necessary to conduct its operations, and by virtue of this may be deemed to be a “strategic enterprise” for the purposes of the Federal Law of the Russian Federation No. 57-FZ “On the Procedure for Foreign Investments in Enterprises which are Strategically Important for the State Defense and National Security”, dated April 29, 2008, as amended, or “the Strategic Enterprise Law”. In this case, any acquisition of control over our company would require an approval of a specialized government commission, which is a relatively lengthy process that typically takes between three and six months in practice (see “– Regulation – Regulation of Strategic Investments”). These regulatory approval requirements may have the effect of making a takeover of our company more difficult or less attractive, and may prevent or delay a change of control, which could have a negative impact on the liquidity of, and investor interest in, our ADSs.

Additionally, under Russian law, the depositary may be treated as the owner of the class B shares underlying the ADSs, and therefore, could be deemed a beneficial shareholder of Qiwi Bank. This is different from the way other jurisdictions treat ADSs. As a result, the depositary may be subject to the approval requirements of the CBR, FAS and the government commission described above in the event an amount of our shares representing over 50% of our voting power is deposited in the ADS program. Accordingly, our ADS program may be subject to an effective limit of 50% of our voting power, unless the depositary obtains FAS, CBR and potentially additional government commission approvals to increase its ownership in excess of 50% of our voting power. This could limit our ability to raise capital in the future and the ability of our existing shareholders to sell their ADSs in the public markets, which in turn may impact the liquidity of share capital.

The quota imposed on foreign ownership of Russian banks or IT companies may make a takeover of our company by a foreign purchaser impossible.

Under current Russian law, the Russian government is entitled, upon consultation with the CBR, to propose legislation imposing a quota on foreign ownership in the Russian banking industry, covering both Russian branches of international banks and foreign participation in the charter capital of Russian banks, such as Qiwi Bank. In December 2015, a 50% quota on foreign ownership was introduced, subject to certain exemptions.

Furthermore, in late 2019 a draft legislative bill was submitted to the Russian legislature proposing to restrict ownership by foreign persons of certain key Russian IT companies pursuant to a list to be determined at a later stage to not more than 20% in the aggregate. Such draft law was repealed after significant criticism. However, there can be no assurance that similar measures will not be adopted in the future, as has already happened, for example, to media companies and video content distributors under other laws adopted in Russia in recent years.

If the quota on foreign ownership of Russian banks is exceeded, or if a law restricting foreign ownership of Russian IT companies is adopted, a takeover of our company by a foreign purchaser may become impossible, which could limit, prevent or delay a change of control of our company and in turn could negatively impact the liquidity of our ADSs.

As a foreign private issuer whose ADSs are listed on Nasdaq, we have elected to follow certain home country corporate governance practices instead of certain Nasdaq requirements.

As a foreign private issuer whose ADSs are listed on Nasdaq, we are permitted in certain cases to, and do, follow Cyprus corporate governance practices instead of the corresponding requirements of Nasdaq. A foreign private issuer that elects to follow a home country practice instead of Nasdaq requirements must submit to Nasdaq in advance a written statement from an independent counsel in such issuer’s home country certifying that the issuer’s practices are not prohibited by the home country’s laws. In addition, a foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission any significant requirement that it does not follow and describe the home country practice followed instead of any such requirement. We follow Cyprus corporate governance practices with regard to the composition of our board of directors which, unlike the applicable Nasdaq rule for U.S. corporations, do not require that a majority of our directors be independent. Currently only three out of our seven directors are independent. We also do not have a compensation committee or a nominating committee comprised entirely of independent directors, and our independent directors do not meet in regular executive sessions. In addition, our board of directors has not made any determination whether it will comply with certain Nasdaq rules concerning shareholder approval prior to our taking certain company actions, including the issuance of 20% or more of our then-outstanding share capital or voting power in connection with an acquisition, and our board of directors, in such circumstances, may instead determine to follow Cypriot law. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq corporate governance rules.

Our ADS holders may not have the same voting rights as the holders of our class A shares and class B shares and may not receive voting materials in time to be able to exercise their right to vote. Our ADS holders’ right to receive certain distributions may be limited in certain respects by the deposit agreement.

Except as set forth in the deposit agreement, holders of our ADSs are not able to directly exercise voting rights attaching to the class B shares represented by our ADSs. Holders of our ADSs may instruct the depositary how to vote such holder’s class B shares represented by the ADSs. Upon receipt of voting instructions from an ADS holder, the depositary will vote the underlying class B shares in accordance with these instructions. Pursuant to our articles of association, we may convene an annual shareholders’ meeting or a shareholders’ meeting called for approval of matters requiring a 75% shareholder vote upon at least 45 days’ notice and upon at least 30 days’ notice for all other shareholders’ meetings. If we give timely notice to the depositary under the terms of the deposit agreement and so request, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. We cannot assure our ADS holders that they will receive the voting materials in time to instruct the depositary to vote the class B shares underlying their ADSs, and it is possible that our ADS holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that our ADS holders may not be able to exercise their right to vote and there may be nothing such holders can do if the class B shares underlying your ADSs are not voted as requested. In addition, although our ADS holders may directly exercise their right to vote by withdrawing the class B shares underlying their ADSs, they may not receive sufficient advance notice of an upcoming shareholders’ meeting to withdraw the class B shares underlying their ADSs to allow them to vote with respect to any specific matter. Furthermore, under the deposit agreement, the depositary has the right to restrict distributions to holders of the ADSs in the event that it is unlawful or impractical to make such distributions. We have no obligation to take any action to permit distributions to holders of our ADSs. As a result, holders of ADSs may not receive distributions made by us.

Risks Relating to the Russian Federation and Other Markets in Which We Operate

Emerging markets such as Russia are subject to greater risks than more developed markets, including significant legal, economic and political risks.

Investors in emerging markets such as Russia should be aware that these markets are subject to greater risk than more developed markets, including in some cases significant legal, economic and political risks. Investors should also note that emerging economies are subject to rapid change and that the information set out herein may become outdated relatively quickly. Accordingly, investors should exercise particular care in evaluating the risks involved and must decide for themselves whether, in light of those risks, their investment is appropriate.

Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved, and investors are urged to consult with their own legal and financial advisors before making an investment in our ADSs.

The situation in Ukraine and the U.S., EU and other sanctions that have been imposed in connection therewith could adversely impact our operations and financial condition.

The Ukraine crisis, which started in late 2013 and remains unresolved, has brought Russian relations with the West to a post-Cold War low point. Western countries protested when Crimea (which had been part of Ukraine since 1954) entered into the Russian Federation in March 2014 and have complained that Russia is fomenting civil insurrection in east Ukraine.

In response to the Ukraine crisis, Ukraine, the European Union and the United States (as well as other countries such as Norway, Canada and Australia) have passed a variety of economic sanctions against Russia. One form these sanctions have taken is to identify certain persons as ‘designated nationals’ with the basic practical consequences that U.S. persons cannot do business with them while EU persons cannot provide funds or other economic resources to them, their assets in the EU and United States are subject to seizure and in the case of individuals they can be subject to travel bans. A number of Russian government officials, businessmen, banks and companies have been so designated. Another form these sanctions have taken, with greater consequence for the Russian economy, is ‘sectoral’ sanctions with the basic consequence that several of Russia’s leading banks – including Gazprombank, Vnesheconombank, Bank of Moscow, Russian Agricultural Bank, VTB Bank, and Sberbank – cannot access Western capital (as EU and U.S. persons are prohibited from extending them debt financing in excess of 30 days or dealing in their new equity issuances and providing related services); similar sectoral sanctions have been applied against several prominent Russian oil and gas and defense companies. Other Western sanctions have been imposed in respect of, among other things, Russian military defense entities, dual use technologies, sophisticated off-shore oil drilling technologies and doing business in Crimea.

Certain sanctions, thus far only imposed by Ukraine, and Russian countersanctions instituted in response to such sanctions, directly target payment services providers such as ourselves (see “– We are subject to extensive government regulation”). There can be no assurance that additional sanctions affecting the payments business will not be imposed by Russia or other countries in which we operate. While other current sanctions do not target us or the payments industry more generally, these sanctions have had and may continue to have the effect of damaging the Russian economy by, among other things, accelerating capital flight from Russia, weakening of the Russian ruble, exacerbating the negative investor sentiment towards Russia and making it harder for Russian companies to access international financial markets for debt and equity financing. In addition, a number of Western businesses have curtailed or suspended activities in Russia or dealings with Russian counterparts for reputational reasons even though currently neither such activities nor dealings with their relevant Russian counterparts were proscribed by the sanctions. An expansion of the existing or introduction of new sanctions, including those mentioned above, or sanctions specifically targeting us or our management or shareholders, or our sector generally, could result in our international customers, suppliers, shareholders and other business partners revising their relationship with us for compliance, political, reputational or other reasons, which could affect our business.

Some of our agents, merchants or Tochka’s SME clients, although mostly not incorporated in Crimea, may have operations there. Further, before the introduction of the corresponding sanctions we have had direct contacts with several Crimea banks that are registered as financial legal entities in Crimea, and currently such banks may continue to operate as our agents or merchants. On December 19, 2014, U.S. President Obama signed an executive order imposing comprehensive sanctions on the Crimea region. The EU has similarly introduced a broad set of sanctions through the Council Regulation (EU) 692/2014 as amended by Regulation (EU) 1351/2014. To date, we do not believe that any of the current sanctions as in force limit our ability to work with entities that may have operations in Crimea or operate in Crimea. Nevertheless, if we are deemed to be in violation of any sanctions currently in place or if any new or expanded sanctions are imposed on Russian businesses operating in Crimea by the U.S., EU, or other countries, our business and results of operations may be materially adversely affected.

In the ordinary course of our business, we may accept payments from consumers to or otherwise indirectly interact with certain entities that are the targets of U.S. sanctions. We operate primarily within the Russian financial system and, accordingly, many of our customers have accounts at banks in Russia. The U.S., EU and other countries have adopted a package of economic restrictive measures imposing certain sanctions on the operations of various Russian banks, including VTB Bank and Gazprombank. Some of our subsidiaries hold bank accounts at the aforementioned banks as well as have overdrafts and bank guarantees with VTB Bank. A number of Russian banks, including Bank Rossiya, SMP Bank, Investcapitalbank and Sobinbank have been designated by OFAC and are subject to U.S. economic sanctions. In addition, Tempbank was designated due to its dealings with the Syrian government. U.S. sanctions may be extended to any person that U.S. authorities determine has materially assisted, or provided financial, material, or technological support for, or goods or services to or in support of, any sanctioned individuals or entities. For example, we may be associated with U.S.-designated banks due to us accepting payments for them from consumers in the ordinary course of our business, even though we may not have any direct contract relationships with them. There can be no assurance that the U.S. Government would not view such activities as meeting the criteria for U.S. economic sanctions.

In addition, because of the nature of our business, we do not generally identify our customers where there is no express requirement to do so under Russian anti-money laundering legislation. Therefore, we are not always able to screen them against the Specially Designated Nationals and Blocked Persons List published by OFAC and other sanctions lists.

While we believe that our indirect interaction with sanctioned Russian banks and potential interaction with designated individuals, as well as other interactions we may potentially have with entities and persons that may be subject to U.S. or EU economic and financial sanctions does not contravene any law, our business and reputation could be adversely affected if the U.S. government were to designate us as a blocked party and extend such sanctions to us. The executive orders authorizing the U.S. sanctions provide that persons may be designated if, inter alia, they materially assist, or provide financial, material, or technological support for goods or services to or in support of, blocked or designated parties. EU financial sanctions prohibit the direct and indirect making available of funds or economic resources to or for the benefit of sanctioned parties. Investors may also be adversely affected if we are so designated, resulting in their investment in our securities being prohibited or restricted. Furthermore, under those circumstances, some U.S. or EU investors may decide for legal or reputational reasons to divest their holdings in us or not to purchase our securities in the first place. We are aware of initiatives by U.S. governmental entities and U.S. institutional investors, such as pension funds, to adopt or consider adopting laws, regulations, or policies prohibiting transactions with or investment in, or requiring divestment from, entities doing business with certain countries. There can be no assurance that the foregoing will not occur or that such occurrence will not have a material adverse effect on our share price. Even if we are not subjected to U.S. or other economic sanctions, our participation in the Russian financial system and indirect interaction with sanctioned banks and potential interaction with designated individuals may adversely impact our reputation among investors. There is also a risk that other entities with which we engage in business, or individuals or entities associated with them, are, or at any time in the future may become, subject to sanctions.

In August 2017, the United States passed a Countering America’s Adversaries Through Sanctions Act (“CAATSA”), which significantly tightened ‘sectoral sanctions’ discussed above and introduced a host of new sanctions, including ‘secondary sanctions’ targeting non-U.S. persons if the U.S. President determines that any such person knowingly and materially violates, attempts to violate, conspires to violate or causes a violation of a restriction introduced under any relevant U.S. Russian sanctions legislation or facilitates a significant transaction or transactions for or on behalf of any person subject to U.S. Russian sanctions or his or her relatives. This legislation further restricts access of the sanctioned Russian banks and energy companies to debt financing on international capital markets, and expands the application of sanctions in relation to the Russian energy sector. Furthermore, this legislation puts significant limitations on the U.S. President’s authority to ease sanctions and issue licensing actions with respect to Russia.

In October 2017, the U.S. Department of State issued public guidance on implementation of CAATSA and the list of Russian defense and intelligence companies and institutions, ‘significant transactions’ with which may result in the imposition of sanctions on persons that engage in such transactions with these companies and institutions. The new legislation also widens the differences between the U.S. and EU sanctions against Russia. The EU recently extended its own sectoral sanctions until 31 July 2018 but has not adopted new, broader sanctions like those in the said U.S. legislation. Instead, some EU leaders have discussed possible ‘blocking’ or retaliatory measures in response to those U.S. secondary sanctions that may adversely affect European companies.

CAATSA also requires the U.S. Department of Treasury to issue reports on Russian senior political figures and oligarchs, Russian parastatal entities and illicit financing in Russia, presumably to determine whether other parties should be sanctioned. The first report was issued on 29 January 2018 and lists 114 senior Russian political figures and 96 wealthy Russian businessmen (“Report”). The Report states, and the OFAC further clarified, that it is not a sanctions list, and the inclusion of individuals or entities in it, its appendices, or its annex does not and in no way should be interpreted to impose sanctions on those individuals or entities, and moreover, the inclusion of individuals or entities in the Report, its appendices, or its classified annexes does not, in and of itself, imply, give rise to, or create any other restrictions, prohibitions, or limitations on dealings with such persons by U.S. or non-U.S. persons. The inclusion on the unclassified list does not indicate that the U.S. Government has information about the individuals’ involvement in malign activities. In April 2018, several major Russian businessmen (each of them a controlling shareholder of a vast number of diverse businesses in Russia) who were mentioned in the Report became “designated nationals”, which had a significant adverse impact on the Russian economy in general and in particular the value of the Rouble. Any new sanctions imposed on the basis of the Report, may have a material adverse effect on the Russian economy and lead to retaliatory sanctions from Russia.

To date, no individual or entity within our group has been designated by either the United States or the EU as a specific target of their respective Ukraine related sanctions. No assurance can be given, however, that any such individual or entity will not be so designated in the future, or that broader sanctions against Russia that affect our company, will not be imposed. In addition, no assurance can be given that any of our transactions with third parties that are subject to the sanctions will not constitute ‘significant transactions’ for purposes of CAATSA. Non-compliance with the U.S., EU and other sanctions programs applicable to us could expose us to significant fines and penalties and to enforcement measures, or result in the loss of clients, any which in turn could adversely impact our business, financial conditions, results of operations and prospects.

The crisis in Ukraine is ongoing and could escalate. Were full-fledged hostilities to break out between Ukraine and Russia, they would likely cause significant economic disruption and further calls from the Western countries for a comprehensive sanction regime that would seek to further isolate Russia from the world economy. Even the current level of ongoing civil insurrection in eastern Ukraine, if no resolution is forthcoming, may well lead to further strengthening and broadening of Ukraine-related sanctions. For example, there have been proposals to cut off Russia from the international SWIFT payment system, which would disrupt ordinary financial services in Russia and any cross-border trade. Other proposed sanctions that have not been enacted so far but could have a devastating effect on the Russian economy in general and our business, financial condition, results of operations and prospects in particular, include more comprehensive sanctions with respect to major Russian state-owned banks (including a prohibitions on U.S. dollar transactions) and other entities, prohibition on transactions involving sovereign debt of Russia, and various other measures. The potential further repercussions surrounding the situation in Crimea and Eastern Ukraine are unknown and no assurance can be given regarding the future of relations between Russia and other countries. Overall, the situation in Ukraine and Crimea remains uncertain and we cannot predict how the Ukrainian crisis will unfold or the impact it will have on our business or results of operations. Additionally, relations between the US and Russia have recently become strained over a variety of other issues, which could result in further sanctions against Russia or specific individuals, entities or economy sectors. See “– Deterioration of Russia’s relations with other countries could negatively affect the Russian economy and those of the nearby regions”. Any or all of the above factors could have a material adverse effect on our business, financial condition, results of operations and prospects.

Know-your-client requirements established by Russian anti-money laundering legislation may adversely impact our transaction volumes.

Our business is currently subject to know-your-client requirements established by Federal Law of the Russian Federation No. 115-FZ “On Combating the Legalization (Laundering) of Criminally Obtained Income and Funding of Terrorism”, dated August 7, 2001, as amended, or the Anti-Money Laundering Law. Based on the Anti-Money Laundering Law we distinguish three types of consumers based on their level of identification, being anonymous, identified through a simplified procedure and fully identified. All these types of consumers face varying monetary and non-monetary restrictions in terms of the transactions they may perform and electronic money account balances they may hold, with fully identified consumers enjoying the most privileges. The key difference between the simplified and the full identification procedures is that the simplified identification can be performed remotely. The remote identification requires the verification of certain data provided by consumers against public databases. There can be no assurance that we will always be able to collect all necessary data to perform the identification procedure in full or that the data the users provide us for the purposes of identification will not contain any mistakes or misstatements and will be correctly matched with the information available in the governmental databases. At the end of 2017, a new law was enacted enabling “full” identification performed remotely as well, to the extent the relevant individual has previously undergone identification by an eligible credit institution and has consented for his data to be included in a database; however, as of the date of this annual report such identification method has not been fully developed either. Due to the lack of clarity and gaps existing under the current customer identification legislation, we have to employ a risk-based approach to customer KYC and sometimes make judgment calls in applying anti-money laundering legislation, with the resulting risk of being found in non-compliance with it. Thus, current situation could cause us to be in violation of the identification requirements. In case we are forced not to use the simplified identification procedure until the databases are fully running or in case the identification requirements are further tightened, it could negatively affect the number of our consumers and, consequently, our volumes and revenues. Additionally, Russian anti-money laundering legislation is in a constant state of development and is subject to varying interpretations. If we are found to be in non-compliance with any of its requirements, we could not only become subject to fines and other sanctions, but could also have to discontinue to process operations that are deemed to be in breach of the applicable rules and lose associated revenue streams.

Political and governmental instability could adversely affect the value of investments in Russia.

Political conditions in the Russian Federation were highly volatile in the 1990s, as evidenced by the frequent conflicts amongst executive, legislative and judicial authorities, which negatively impacted the business and investment climate in the Russian Federation. Over the past three decades the course of political and other reforms has in some respects been uneven and the composition of the Russian Government has at times been unstable. The Russian political system continues to be vulnerable to popular dissatisfaction, including dissatisfaction with the results of the privatizations of the 1990s, as well as to demands for autonomy from certain religious, ethnic and regional groups.

On January 15, 2020, Russian Prime Minister Dmitry Medvedev announced that he and the entire Government were resigning after President Vladimir Putin proposed constitutional amendments that would, among other things, strengthen the powers of the Russian parliament regarding appointment of the Prime Minister and members of the Government. Vladimir Putin has subsequently nominated the former head of the Federal Taxation Service, Mikhail Mishustin, to replace Dmitry Medvedev as Prime Minister and appointed the new Government. Future changes in the Russian Government, the State Duma or the presidency, major policy shifts or eventual lack of consensus between the president, the Russian Government, Russia’s parliament and powerful economic groups could lead to political instability. Additionally, the potential for political instability resulting from the worsening of the economic situation in Russia and deteriorating standards of living should not be underestimated. Any such instability could negatively affect the economic and political environment in Russia, particularly in the short term. Shifts in governmental policy and regulation in the Russian Federation are less predictable than in many Western democracies and could disrupt or reverse political, economic and regulatory reforms. Any significant change in the Russian Government’s program of reform in Russia could lead to the deterioration of Russia’s investment climate that might limit our ability to obtain financing in the international capital markets or otherwise have a material adverse effect on our business, financial condition and results of operations.

The implementation of government policies in Russia targeted at specific individuals or companies could harm our business as well as investments in Russia more generally.

The use of governmental power against particular companies or persons, for example, through the tax, environmental or prosecutorial authorities, could adversely affect the Russian economic climate and, if directed against us, our senior management or our major shareholders, could materially adversely affect our business, financial condition and results of operations. Russian authorities have recently challenged some Russian companies and prosecuted their executive officers and shareholders on the grounds of tax evasion and related charges. In some cases, the results of such prosecutions and challenges have been significant claims against companies for unpaid taxes and the imposition of prison sentences on individuals. There has been speculation that in certain cases these challenges and prosecutions were intended to punish, and deter, opposition to the government or the pursuit of disfavored political or economic agendas. There has also been speculation that certain environmental challenges brought recently by Russian authorities in the oil and gas as well as mining sectors have been targeted at specific Russian businesses under non-Russian control, with a view to bringing them under state control. More generally, some observers have noted that takeovers in recent years of major private sector companies in the oil and gas, metals and manufacturing sectors by state-controlled companies following tax, environmental and other challenges may reflect a shift in official policy in favor of state control at the expense of individual or private ownership, at least where large and important enterprises are concerned.

Deterioration of Russia’s relations with other countries could negatively affect the Russian economy and those of the nearby regions.

Over the past several years, Russia has been involved in conflicts, both economic and military, involving other members of the CIS or other countries. On several occasions, this has resulted in the deterioration of Russia’s relations with other members of the international community, including the United States and various countries in Europe. Many of these jurisdictions are home to financial institutions and corporations that are significant investors in Russia and whose investment strategies and decisions may be affected by such conflicts and by worsening relations between Russia and its immediate neighbors.

For example, relations between Ukraine and Russia, as well as Georgia and Russia, have been strained over a variety of issues. On March 21, 2014, President Putin signed legislation to recognize Crimea’s accession to, and status as part of, Russia. Since then, there has been continuing tensions between Russia and Ukraine, which were aggravated by the military conflict in Eastern Ukraine. Another recent point of tension between Russia and Western governments has been the Russian role in the Syrian crisis and its military support for the government of Syria. The events in Ukraine, Crimea and Syria have prompted condemnation by members of the international community and have been strongly opposed by the EU and the United States, with a resulting material negative impact on the relationships between the EU, the United States and Russia. See “– The situation in Ukraine and the U.S., EU and other sanctions that have been imposed could adversely impact our operations and financial condition”. The Ukraine crisis, which started in late 2013 and remains unresolved, has brought additional tensions between Russia and Western countries (such as the U.S., UK and a number of EU countries), and new issues that adversely affect such relations may arise in the future. Other recent points of tension between Russia and Western governments have included: the Russian role in the Syrian crisis and its military support for the government of Syria; the alleged involvement of the Russian government in the cyber-attacks aimed at disrupting the election process in the U.S.; the alleged involvement of the Russian intelligence service in an attempted poisoning of a Russian citizen in the UK; and the incident involving Ukrainian vessels near the Kerch Strait in November 2018. All of the above have led to escalation of geopolitical tensions, and introduction or expansion of international sanctions or other countermeasures by Western countries against Russia, and may continue to do so in the future. In particular, in response to the alleged use by Russian intelligence services of chemical warfare on UK soil, in August 2018 the U.S. State Department imposed new sanctions on Russia under the Chemical and Biological Weapons Control and Warfare Elimination Act of 1991 (the “CBW Act”). The initial round of sanctions under the CBW Act includes, among other things, termination of sales of any defense articles and services and the prohibition on the export to Russia of certain national security-sensitive goods and technology. If within three months after the initial determination made under the CBW Act, the U.S. President determines that certain conditions set out in the CBW Act are not met, further sanctions, including, among other things, a prohibition on U.S. financial institutions to provide financing to the Russian state, additional bans on exports of goods and technologies and a possible suspension or revocation of the authority of Russian state-owned or controlled air carriers to provide transportation to or from the U.S., may be introduced. The emergence of new or escalated tensions between Russia and neighboring states or other states could negatively affect the Russian economy. This, in turn, may result in a general lack of confidence among international investors in the region’s economic and political stability and in Russian investments generally. Such lack of confidence may result in reduced liquidity, trading volatility and significant declines in the price of listed securities of companies with significant operations in Russia, including our ADSs, and in our inability to raise debt or equity capital in the international capital markets, which may affect our ability to achieve the level of growth to which we aspire.

Crime and corruption could create a difficult business climate in Russia.

The political and economic changes in Russia since the early 1990s have led, amongst other things, to reduced policing of society and increased lawlessness. Organized crime, particularly property crimes in large metropolitan centers, has reportedly increased significantly since the dissolution of the Soviet Union. In addition, the Russian and international media have reported high levels of corruption in Russia. Press reports have also described instances in which government officials have engaged in selective investigations and prosecutions to further the interest of the government and individual officials or business groups. Although we adhere to a business ethics policy and internal compliance procedures to counteract the effects of crime and corruption, instances of illegal activities, demands of corrupt officials, allegations that we or our management have been involved in corruption or illegal activities or biased articles and negative publicity could materially and adversely affect our business, financial condition and results of operations.

Economic instability in Russia could have an adverse effect on our business.

The Russian economy has been adversely affected by the recent global financial and economic crisis. A continuation of the economic crisis could have a negative effect on the scale and profitability of our business. Any of the following risks, which the Russian economy has experienced at various points in the past, may have or have already had a significant adverse effect on the economic climate in Russia and may burden or have already burdened our operations:

•	significant declines in gross domestic product, or GDP;

•	high levels of inflation;

•	sudden price declines in the natural resource sector;

•	high and fast-growing interest rates;

•	unstable credit conditions;

•	international sanctions;

•	high state debt/GDP ratio;

•	instability in the local currency market;

•	a weakly diversified economy which depends significantly on global prices of commodities;

•	lack of reform in the banking sector and a weak banking system providing limited liquidity to Russian enterprises;

•	pervasive capital flight;

•	corruption and the penetration of organized crime into the economy;

•	significant increases in unemployment and underemployment;

•	the impoverishment of a large portion of the Russian population;

•	large number of unprofitable enterprises which continue to operate due to deficiency in the existing bankruptcy procedure;

•	prevalent practice of tax evasion; and

•	growth of the black-market economy.

As Russia produces and exports large quantities of crude oil, natural gas, petroleum products and other commodities, the Russian economy is particularly vulnerable to fluctuations in oil and gas prices as well as other commodities prices, which historically have been subject to significant volatility over time, as illustrated by the recent decline in crude oil prices. Russian banks, and the Russian economy generally, were adversely affected by the global financial crisis. In 2014 and 2015, Russia experienced an economic downturn characterized by substantial depreciation of its currency, sharp fluctuations of interest rates, a decline in disposable income, a steep decline in the value of shares traded on its stock exchanges, a material increase in the inflation rate, and a decline in the gross domestic product. In 2016-2017 some of those economic trends reversed or moderated, with oil prices increasing somewhat, inflation rates declining significantly and gross domestic product returning to modest growth. Economic instability resumed in 2018, with the ruble depreciating significantly and inflation exceeding the government’s forecasts. In 2019, the ruble was relatively stable with intermittent volatility and inflation was below government forecast; however, the first quarter of 2020 saw another abrupt drop in oil prices, and, as a result, the value of the ruble (see “– We are subject to the economic risk and business cycles of our merchants, partners and agents and the overall level of consumer spending”). There can be no assurance that any measures adopted by the Russian government to mitigate the effect of any financial and economic crisis will result in a sustainable recovery of the Russian economy. Current macroeconomic challenges, low or negative economic growth in the United States, China, Japan and/or Europe and market volatility due to the outbreak of COVID-19 or other factors may provoke or prolong any economic crisis.

As an emerging economy, Russia remains particularly vulnerable to further external shocks. Events occurring in one geographic or financial market sometimes result in an entire region or class of investments being disfavored by international investors – so-called “contagion effects”. Russia has been adversely affected by contagion effects in the past, and it is possible that it will be similarly affected in the future by negative economic or financial developments in other countries. Economic volatility, or a future economic crisis, may undermine the confidence of investors in the Russian markets and the ability of Russian businesses to raise capital in international markets, which in turn could have a material adverse effect on the Russian economy and the Group’s results of operations, financial condition and prospects. In addition, any further declines in oil and gas prices or other commodities pricing could disrupt the Russian economy and materially adversely affect our business, financial condition, results of operations and prospects.

The banking system in Russia remains underdeveloped.

The banking and other financial systems in Russia are not well-developed or regulated, and Russian legislation relating to banks and bank accounts is subject to varying interpretation and inconsistent application. The 1998 financial crisis resulted in the bankruptcy and liquidation of many Russian banks and almost entirely eliminated the developing market for commercial bank loans at that time. From April to July 2004, the Russian banking sector experienced further serious turmoil. As a result of various market rumors and certain regulatory and liquidity problems, several privately owned Russian banks experienced liquidity problems and were unable to attract funds on the inter-bank market or from their client base. Simultaneously, they faced large withdrawals of deposits by both retail and corporate customers. Several of these privately owned Russian banks collapsed or ceased or severely limited their operations. Russian banks owned or controlled by the government and foreign owned banks generally were not adversely affected by the turmoil.

There are currently a limited number of creditworthy Russian banks (most of which are headquartered in Moscow). Although the CBR has the mandate and authority to suspend banking licenses of insolvent banks, some insolvent banks still operate. Many Russian banks also do not meet international banking standards, and the transparency of the Russian banking sector in some respects still lags behind internationally accepted norms. Banking supervision is also often inadequate, as a result of which many banks do not follow existing CBR regulations with respect to lending criteria, credit quality, loan loss reserves, diversification of exposure or other requirements. The imposition of more stringent regulations or interpretations could lead to weakened capital adequacy and the insolvency of some banks. Prior to the onset of the 2008 global economic crisis, there had been a rapid increase in lending by Russian banks, which many believe had been accompanied by a deterioration in the credit quality of the loan portfolio of those banks. In addition, a robust domestic corporate debt market was leading Russian banks to hold increasingly large amounts of Russian corporate ruble bonds in their portfolios, which further deteriorated the risk profile of the assets of Russian banks. The global financial crisis of 2007-2008 has led to the collapse or bailout of some Russian banks and to significant liquidity constraints for others. Profitability levels of most Russian banks have been adversely affected. Indeed, the global crisis has prompted the government to inject substantial funds into the banking system amid reports of difficulties among Russian banks and other financial institutions.

In recent years, the CBR has considerably increased the intensity of its supervision and regulation of the Russian banking sector. Historically, the revocation of banking licenses by the CBR has been a relatively rare event mostly occurring to local banks with little assets and little or no significance for the banking sector as a whole. Starting October 2013, however, the CBR has launched a campaign aimed at cleansing the Russian banking industry, revoking the licenses from an unusually high number of banks (including significant banks such as Ugra, Master-Bank, Investbank, ProBusinessBank, Svyaznoy Bank, Vneshprombank, Tatfondbank and others) on allegations of money laundering, financial statements manipulation and other illegal activities, as well as inability of certain banks to discharge their financial obligations, which resulted in turmoil in the industry, instigated bank runs on a number of Russian credit institutions, and severely undermined the trust that the Russian population had with private banks. In addition, in the course of 2017 three of Russia’s largest private banks, Otkritie Bank, Binbank and Promsvyazbank, were all bailed out and taken over by the CBR through the newly established Banking Industry Consolidation Fund, since all of them were allegedly unable to perform their obligations as they fell due for various reasons. License revocations have continued throughout 2018 and 2019, again with some major banks impacted. The private banking sector in Russia, always relatively minor compared to state players like Sberbank and VTB to begin with, has contracted severely as a result. This can be expected to result in reduced competition in the banking sector (while at the same time putting alternative payment solution providers such as ourselves in the position of having to predominantly compete with the government itself), increased inflation and a general deterioration of the quality of the Russian banking industry. It could be expected that the difficulties currently faced by the Russian economy could result in further collapses of Russian banks. With few exceptions (notably the state-owned banks), the Russian banking system suffers from weak depositor confidence, high concentration of exposure to certain borrowers and their affiliates, poor credit quality of borrowers and related party transactions. Current economic circumstances in Russia are putting stress on the Russian banking system. These circumstances decrease the affordability of consumer credit, putting further pressure on overall consumer purchasing power. In addition, these factors could further tighten liquidity on the Russian market and add pressure onto the ruble.

Our business is significantly affected by development in the Russian banking sector. First, we periodically hold funds in a number of Russian banks and rely on guarantees given by those banks to enhance our liquidity.

Increased uncertainty in the Russian banking sector exposes us to additional counterparty risk and affects our liquidity. In addition, a significant portion of our revenue is derived from consumer payments in the banking industry in our Financial Services market vertical. As a result, the bankruptcy or insolvency of one or more of these banks could adversely affect our business, financial condition and results of operations. The continuation or worsening of the banking crisis could decrease our transaction volumes, while the bankruptcy or insolvency of any of the banks which hold our funds could prevent us from accessing our funds for several days. All of these factors could have a material adverse effect on our business, financial condition and results of operations.

Social instability could lead to labor and social unrest, increased support for renewed centralized authority, nationalism or violence.

Failures to adequately address social problems have led in the past, and could lead in the future, to labor and social unrest. Labor and social unrest could have political, social and economic consequences, such as increased support for a renewal of centralized authority; increased nationalism, with support for re-nationalization of property, or expropriation of or restrictions on foreign involvement in the economy of Russia; and increased violence. Any of these could have an adverse effect on confidence in Russia’s social environment and the value of investments in Russia, could restrict our operations and lead to a loss of revenue, and could otherwise have a material adverse effect on its business, results of operations and financial condition.

Russia has experienced high levels of inflation in the past.

As a substantial portion of our expenses (including operating costs and capital expenditures) are denominated in rubles, the relative movement of inflation and exchange rates significantly affects our results of operations. The effects of inflation could cause some of our costs to rise. Russia has experienced high levels of inflation since the early 1990s. For example, inflation increased dramatically after the 1998 financial crisis, reaching a rate of 84.4% in that year. According to Rosstat, inflation in the Russian Federation was 11.4% in 2014,12.9% in 2015, 5.4% in 2016, 2.5% in 2017,4.2% in 2018 and 3% in 2019. Certain of our costs, such as salaries and rent, are affected by inflation in Russia. To the extent the inflation causes these costs to increase, such inflation may materially adversely affect our business, financial condition and results of operations.

The immaturity of legal systems, processes and practices in the Russian Federation may adversely affect our business, financial condition and results of operations.

Risks associated with the legal systems of the Russian Federation include, to varying degrees, inconsistencies between and among laws, presidential decrees, edicts and governmental and ministerial orders and resolutions; conflicting local, regional, and federal rules and regulations; the lack of judicial or administrative guidance regarding the interpretation of the applicable rules; the untested nature of the independence of the judiciary and its immunity from political, social and commercial influences; the relative inexperience of jurists, judges and courts in interpreting recently enacted legislation and complex commercial arrangements; a high degree of unchecked discretion on the part of governmental authorities; alleged corruption within the judiciary and governmental authorities; substantial gaps in the regulatory structure due to delays in or absence of implementing regulations; bankruptcy procedures that are not well-developed and are subject to abuse; and a lack of binding judicial precedent. All of these weaknesses affect our ability to protect and enforce our legal rights, including rights under contracts, and to defend against claims by others. In addition, the merger of the Supreme Arbitration Court of the Russian Federation, which used to oversee business disputes, into the Supreme Court, which used to only handle criminal cases and civil lawsuits, is viewed by some as having further aggravated these issues.

The Russian judicial system is not immune from economic and political influences. The Russian court system is understaffed and underfunded, and the quality of justice, duration of legal proceedings, and performance of courts and enforcement of judgments remain problematic. Under Russian legislation, judicial precedents generally have no binding effect on subsequent decisions and are not recognized as a source of law. However, in practice, courts usually consider judicial precedents in their decisions. Enforcement of court judgments can in practice be very difficult and time-consuming in Russia. Additionally, court claims are sometimes used in furtherance of political and commercial aims. All of these factors can make judicial decisions in Russia difficult to predict and make effective redress problematic in certain instances.

The relatively recent enactment of many laws, the lack of consensus about the scope, content and pace of political and economic reform and the rapid evolution of legal systems in ways that may not always coincide with market developments have resulted in legal ambiguities, inconsistencies and anomalies and, in certain cases, the enactment of laws without a clear constitutional or legislative basis. Legal and bureaucratic obstacles and corruption exist to varying degrees in each of the regions in which we operate, and these factors are likely to hinder our further development. These characteristics give rise to investment risks that do not exist in countries with more developed legal systems. The developing nature of the legal systems in Russia could materially adversely affect our business, financial condition and results of operations.

Unlawful, selective or arbitrary government action may have an adverse effect on our business.

Governmental authorities have a high degree of discretion in Russia and at times appear to act selectively or arbitrarily, without hearing or prior notice, and in a manner that is contrary to law or influenced by political or commercial considerations. Moreover, the Russian Government also has the power in certain circumstances, by regulation or government act, to interfere with the performance of, nullify or terminate contracts. Unlawful, selective or arbitrary governmental actions have reportedly included denial or withdrawal of licenses, sudden and unexpected tax audits, criminal prosecutions and civil actions. Federal and local government entities also appear to have used common defects in matters surrounding share issuances and registration as pretexts for court claims and other demands to invalidate the issuances or registrations or to void transactions, seemingly for political purposes. Moreover, selective, public criticism by Russian Government officials of Russian companies has in the past caused the price of publicly traded securities in such Russian companies to sharply decline, and there is no assurance that any such public criticism by Russian Government officials in the future will not have the same negative affect. Standard & Poor’s has expressed concerns that “Russian companies and their investors can be subjected to government pressure through selective implementation of regulations and legislation that is either politically motivated or triggered by competing business groups”. In this environment, our competitors could receive preferential treatment from the government, potentially giving them a competitive advantage. Unlawful, selective or arbitrary governmental action, if directed at our operations in Russia, could materially and adversely affect our business, financial condition and results of operations.

Shareholder liability under Russian corporate law could cause us to become liable for the obligations of our subsidiaries.

Russian law generally provides that shareholders in a Russian joint-stock company or participants in a limited liability company are not liable for that company’s obligations and risk only the loss of their investment. This may not be the case, however, when one company (the “effective parent”) is capable of making decisions for another (the “effective subsidiary”). Under certain circumstances, the effective parent bears joint and several responsibility for transactions concluded by the effective subsidiary in carrying out such decisions.

In addition, under Russian law, an effective parent is secondarily liable for an effective subsidiary’s debts if an effective subsidiary becomes insolvent or bankrupt as a result of the action of an effective parent. In these instances, the other shareholders of the effective subsidiary may claim compensation for the effective subsidiary’s losses from the effective parent that causes the effective subsidiary to take action or fail to take action knowing that such action or failure to take action would result in losses. We could be found to be the effective parent of our subsidiaries, in which case we would become liable for their debts, which could have a material adverse effect on our business, financial condition and results of operations.

Our operations in Kazakhstan have become significant, and many of the risks we face in Kazakhstan are similar to those we face in Russia.

In addition to Russia, our operations in Kazakhstan are significant. In many respects, the risks we face in operating business in Kazakhstan are similar to those in Russia as set out above in “– Risks Relating to the Russian Federation and Other Markets in Which We Operate”. As is typical of an emerging market, Kazakhstan does not possess a well-developed business, legal and regulatory infrastructure and has been subject to substantial political, economic and social change. Our business in Kazakhstan is subject to Kazakhstan specific laws and regulations including with respect to tax, anti-corruption, and foreign exchange controls. Such laws are often rapidly changing and are unpredictable. In addition, we are exposed to foreign currency fluctuations between the Russian ruble and the Kazakh tenge, which could affect our financial position and our profitability. Our failure to manage the risks associated with doing business in Kazakhstan could have a material adverse effect upon our results of operations.

Risks Relating to Taxation

Global anti-offshore measures may have adverse impact on our business, financial condition and results of operations.

In 2013 OECD and G20 countries accepted that existing international tax rules create opportunities for base erosion and profit shifting, because these rules have been designed more than a century ago. Pursuing solutions for this problem, OECD and G20 countries adopted a 15-point Action Plan to address base erosion and profit shifting. The BEPS package of measures represents the substantial renovation of the international tax rules. In light of the new measures, it is expected that profits will be reported where the economic activities that generate them are carried out and where value is created.

The Convention on Mutual Administrative Assistance in Tax Matters developed by the Council of Europe and the OECD in 1988 and amended by Protocol in 2010 is now signed by 136 jurisdictions (the Russian Federation, Cyprus, UAE are among the signatories). This Convention, by virtue of its Article 6, requires competent authorities of jurisdictions-signatories hereto to participate in the automatic exchange of Country-by-Country Reports and the automatic exchange of financial account information pursuant to the Common Reporting Standard (CRS). In addition, by virtue of Article 5 the Convention requires competent authorities of jurisdictions-signatories hereto to participate in the exchange of information on request and, by virtue of Article 7, stipulates that such competent authorities should participate in spontaneous exchange of information. The tax authorities (including, Russian, Cypriot and UAE tax authorities) already cooperate in terms of mutual administrative assistance in tax matters.

On June 7, 2017, 67 countries signed the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (“MLI”) in order to implement treaty related measures. MLI already covers 94 jurisdictions and entered into force on July 1, 2018 for the first five jurisdictions, which deposited their respective ratification instruments. The Russian Federation, Cyprus and the UAE are among the signatories to the document. The Russian Federation has ratified MLI, however it will come into force starting in 2021. The UAE has ratified MLI on May 29, 2019. Cyprus ratified MLI on January 22, 2020. It is expected that further countries will also join the Convention by signing of MLI.

Generally, new means for global exchange of financial information provide for much more transparency of international transactions. Due to information exchange instruments the tax authorities are becoming much more efficient in combating tax avoidance.

The implementation of global instruments means the application of such instruments by competent authorities on mutually agreed grounds, however, there might be a risk that competent authorities of jurisdictions where our subsidiaries operate would apply newly introduced global transparency instruments inconsistently, which would lead to the imposition of additional taxes on us. For more details on the possible impact of these measures, see sections below.

Significant change of substance requirements in certain jurisdictions may adversely impact our business.

Following the global trend on increase of substance requirements in various jurisdictions, starting from 2019 certain jurisdictions (including traditional offshore jurisdictions) implement legislation that requires companies registered in the relevant offshore jurisdiction to maintain actual substance on the territory of such jurisdictions, which may include, amongst others, the qualified personnel, premises located in the particular jurisdiction, reasonable expenses to support daily operation of the company.

We cannot exclude that we might be subject to additional costs and/or tax liabilities resulted from the said requirements, which could have a material adverse effect on our business, financial condition and results of operations.

Weaknesses and changes in the Russian tax system could materially and adversely affect our business and the value of investments in Russia.

We are subject to a broad range of taxes and other compulsory payments imposed at federal, regional and local levels, including, but not limited to, profits tax, VAT and social contributions. Tax laws, namely the Russian Tax Code, have been in force for a short period relative to tax laws in more developed market economies, and the implementation of these tax laws is still unclear or inconsistent. Historically, the system of tax collection has been relatively ineffective, resulting in continual changes to the interpretation of existing laws. Although the quality of Russian tax legislation has generally improved with the introduction of the first and second parts of the Russian Tax Code, the possibility exists that Russia may impose arbitrary or onerous taxes and penalties in the future, which could adversely affect our business, financial condition and results of operations. A large number of changes have been made to various chapters of the Russian Tax Code since their introduction. Since Russian federal, regional and local tax laws and regulations are subject to changes and some of the sections of the Russian Tax Code relating to the aforementioned taxes are comparatively new, interpretation of these regulations is still unclear or non-existent. Also, different interpretations of tax regulations exist both among and within government bodies at the federal, regional and local levels, which creates uncertainties and inconsistent enforcement. The current practice is that private clarifications to specific taxpayers’ queries with respect to particular situations issued by the Russian Ministry of Finance are not binding on the Russian tax authorities and there can be no assurance that the Russian tax authorities will not take positions contrary to those set out in such clarifications. During the past several years the Russian tax authorities have shown a tendency to take more assertive positions in their interpretation of the tax legislation, which has led to an increased number of material tax assessments issued by them as a result of tax audits. Starting from January 1, 2019 tax authorities are entitled to claim documents (information) used for calculation and payment of taxes (other obligatory payments) from the taxpayers’ auditors. In practice, the Russian tax authorities generally interpret the tax laws in ways that do not favor taxpayers, who often have to resort to court proceedings against the Russian tax authorities to defend their position. In some instances, Russian tax authorities have applied new interpretations of tax laws retroactively. There is no established precedent or consistent court practice in respect of these issues. Furthermore, in the absence of binding precedent, court rulings on tax or other related matters by different courts relating to the same or similar circumstances may also be inconsistent or contradictory.

The Russian tax authorities are increasingly taking a “substance over form” approach. In 2017, anti-avoidance rules were introduced by Article 54.1 of the Russian Tax Code. A similar “unjustified tax benefit” concept introduced by the Plenum of the Supreme Arbitrazh Court of the Russian Federation in its Resolution No. 53 has been in existence for more than 10 years in Russian law. The unjustified tax benefit concept has been widely used by the Russian tax authorities to challenge the tax positions of Russian taxpayers (see also “Our business in Russia may be deemed to receive unjustified tax benefits”).

Starting from January 1, 2015, a number of amendments have been made to the Russian tax legislation introducing, among others, the concepts of controlled foreign companies, corporate tax residency and beneficial ownership (see also “Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations”). Due to the relative lack of court and administrative practice, no assurance can be currently given as to how these amendments will be applied in practice, their potential interpretation by the tax authorities and the possible impact on us.

In addition, on November 27, 2017, the Federal Law No. 340-FZ introducing country-by-country reporting (“CbCR”) requirements was published. The mandatory filing of CbCR is, in general, in line with the Organization for Economic Co-operation and Development (“OECD”) recommendations within the Base Erosion and Profit Shifting (“BEPS”) initiative. The law has taken effect on the date of its official publication, and its provisions apply to financial years starting in 2017 (except for the provisions regarding the national documentation). These amendments would require multinational corporate enterprise groups with consolidated revenues of over certain threshold to submit annual CbCR, as well as certain other reporting forms detailing multinational corporate enterprises groups operations (locally and globally, respectively), as well as transfer pricing methodologies applied to intra-group transactions. Thus, if we reach the reporting threshold in Russia (over RUB 50 billion), or alternatively in any other jurisdiction of our presence (e.g. in Cyprus, where the Decree issued by the Cyprus Minister of Finance on December 30, 2016 introduced a mandatory CbCR for multinational enterprise groups generating consolidated annual turnover exceeding EUR 750 million) we may be liable to submit relevant CbCR. It is unclear at the moment how the above measures will be applied in practice by the Russian tax authorities and courts. It is important to note that the above changes and amendments to the Russian Tax Code introduced by the law do not replace already existing transfer pricing documentation requirements.

Certain other changes were introduced to the Russian Tax Code over the recent years, namely changes to types of controlled transactions subject to transfer pricing rules, increase of the VAT rate to 20%, etc.

The possibility exists that the Government may introduce additional tax-raising measures. Although it is unclear how such measures would operate, the introduction of any such measures may affect the Group’s overall tax efficiency and may result in significant additional taxes becoming payable.

On November 24, 2016, the OECD published the MLI which introduces new provisions to existing double tax treaties limiting the use of tax benefits provided thereof. For example, the reduced rate on dividends provided under a double tax treaty shall be denied if the conditions for holding equity interest or shares by the time of the dividend payout are met over less than a 365-day period. MLI also proposes taxing income from gains upon alienation of shares (interests) of property-rich companies in the country where such property is situated if the immovable property value threshold is met at any time during the 365 days preceding the transaction and not at the time of the transaction itself. Thus, when determining tax consequences several sources of legislation will now need to be considered, namely the domestic tax law, double tax treaties and MLI provisions, which have been adopted by states-parties to the relevant double tax treaty. On April 17, 2019, the MLI has been ratified by the Russian State Duma. In December 2019 the Russian Ministry of Finance announced that entry into effect of MLI in Russia is postponed until January 1, 2021. In light of these upcoming amendments, it is likely that the application of the double tax treaties concluded by Russia with countries that also have signed and ratified the MLI, i.a. the double tax treaty between Russia and Cyprus, will be limited that potentially may result in higher tax burden for our Group’s business.

There can be no assurance that the Russian Tax Code will not be changed in the future in a manner adverse to the stability and predictability of the tax system. These factors, together with the potential for state budget deficits, raise the risk of the imposition of additional taxes on us. The introduction of new taxes or amendments to current taxation rules may have a substantial impact on the overall amount of our tax liabilities. There is no assurance that we would not be required to make substantially larger tax payments in the future, which may adversely affect our business, financial condition and results of operations.

Our business in Russia may be deemed to receive unjustified tax benefits.

In its decision No 138-0 dated July 25, 2001, the Constitutional Court of the Russian Federation, or the Constitutional Court, introduced the concept of “a taxpayer acting in a bad faith” without clearly stipulating the criteria for it. Although this concept is not defined in Russian tax law, it has been used by the tax authorities to deny, for instance, the taxpayer’s right to obtain tax deductions and benefits provided by the tax law. The tax authorities and courts often exercise significant discretion in interpreting this concept in a manner that is unfavorable to taxpayers.

The concept of “unjustified tax benefit” was formulated in Resolution No. 53 issued by the Plenum of the Supreme Arbitrazh Court of the Russian Federation in 2006. The concept is defined in the resolution mainly by reference to specific examples of tax benefits obtained as a result of a transaction that has no reasonable business purpose and which may lead to disallowance of their application.

On July 19, 2017, anti-avoidance provisions were introduced into the Russian Tax Code and the Article 54.1 of the Russian Tax Code was adopted. These provisions provide for two specific criteria that should be met simultaneously to entitle a taxpayer to reduce the tax base or the amount of tax: (i) the main purpose of the transaction (operation) is not a non-payment (incomplete payment) and (or) offset (refund) of the amount of tax; and (ii) the obligation under the transaction (operation) is executed by a person who is a party to a contract entered into with the taxpayer and / or a person to whom the obligation to execute a transaction (operation) was transferred under a contract or law. The Russian Tax Code specifically indicates that signing of primary documents by an unidentified or unauthorized person, violation by the counterparty of tax legislation, the possibility to obtain the same result by a taxpayer by entering into other transactions not prohibited by law cannot be considered in itself as a basis for recognizing the reduction of the tax base or the amount of tax unlawful. However, application of these criteria is still under consideration of the tax authorities, therefore, no assurance can be given that positions of taxpayers will not be challenged by the Russian tax authorities. Anti-avoidance provisions stipulated in the Article 54.1 of the Russian Tax Code are applied starting from August 19, 2017, yet may be applied to prior periods if benefit taxpayers. The Russian Ministry of Finance in its recent letter stated that the concept expressed in Resolution No. 53 and evolved in the relevant court practice should not be applied by the Russian tax authorities in the course of tax audits following enactment of the Article 54.1 of the Russian Tax Code. However, as of the date of this annual report, no assurance can be given that later the Russian tax authorities would not rely on the court-based version of the concept or even both ones, which may result in a higher tax burden of taxpayers. In addition to the usual tax burden imposed on Russian taxpayers, these conditions complicate tax planning and related business decisions. This uncertainty could possibly expose our Group to significant fines and penalties and to enforcement measures, despite our best efforts at compliance, and could result in a greater than expected tax burden.

Our Russian subsidiaries are subject to tax audits by Russian tax authorities which may result in additional tax liabilities.

Generally, taxpayers are subject to tax audits for a period of three calendar years immediately preceding the year in which the decision to conduct the audit is taken. Nevertheless, in some cases the fact that a tax period has been reviewed by the tax authorities does not prevent further review of that tax period, or any tax return applicable to that tax period. In addition, based on the court practice and the first part of the Russian Tax Code, the three-year statute of limitations for tax liabilities is extended if the actions of the taxpayer create insurmountable obstacles for the tax audit. Because none of the relevant terms is defined in Russian law, the tax authorities may have broad discretion to argue that a taxpayer has “obstructed” or “hindered” or “created insurmountable obstacles” in respect of an audit, effectively linking any difficulty experienced in the course of their tax audit with obstruction by the taxpayer and use that as a basis to seek tax adjustments and penalties beyond the three-year term. Therefore, the statute of limitations is not entirely effective. Tax audits may result in additional costs to our Group if the relevant tax authorities conclude that our Russian subsidiaries did not satisfy their tax obligations in any given year. Such audits may also impose additional burdens on our Group by diverting the attention of management resources. The outcome of these audits could have a material adverse effect on our business, financial condition and results of operations.

Russian transfer pricing legislation may require pricing adjustments and impose additional tax liabilities with respect to all controlled transactions.

The existing Russian transfer pricing rules became effective from January 1, 2012. Under these rules the Russian tax authorities are allowed to make transfer-pricing adjustments and impose additional tax liabilities in respect of certain types of transactions (“controlled” transactions). The list of the “controlled” transactions includes transactions with related parties (with several exceptions such as guarantees between Russian non-banking organizations and interest-free loans between Russian related parties) and certain types of cross border transactions. Starting from 2019 transactions between Russian tax residents will be controlled only if the amount of income from the transactions between these parties within one year exceeds RUB 1 billion and at the same time one of the conditions stipulated in Article 105.14 of Russian Tax Code (e.g., the parties to the transaction apply different corporate income tax rates) is met. Certain other transactions, such as foreign trade transactions in commodities traded on global exchanges, transactions with parties from blacklisted countries, transactions between related parties under participation of the independent intermediary, as well as transactions between the Russian tax resident and foreign tax resident (related parties) remain under control in case the amount of income from transactions between these parties within one year exceeds RUB 60 million threshold. The new rules apply to transactions, under which income (expenses) from such controlled transactions are recognized after January 1, 2019. As a side effect, the Russian tax authorities who are entitled to perform tax audits of Russian taxpayers with focus on compliance with existing transfer pricing legislation will no longer be involved in tax audit of transactions between Russian parties due to increased limits on transactions between Russian tax residents but they will be able to pay more attention to cross-border transactions.

The burden of proving market prices, as well as keeping specific documentation, lies with the taxpayers. In certain circumstances, the Russian tax authorities may apply the transfer pricing rules and methods in cases where the rules are formally not applicable, claiming additional tax charges calculated using the transfer rules but based on other tax concepts (e.g. unjustified tax benefit, lack of economic justification of expenses, etc.). For more information see “Our business in Russia may be deemed to receive unjustified tax benefits”.

It is therefore possible that the Group entities established in Russia may become subject to transfer pricing tax audits by tax authorities in the foreseeable future. Due to the uncertainty and lack of established practice of application of the Russian transfer pricing legislation the Russian tax authorities may challenge the level of prices applied by the Group under the “controlled” transactions (including certain intercompany transactions) or challenge the methods used to prove prices applied by the Group, and as a result accrue additional tax liabilities. If additional taxes are assessed with respect to these matters, they could have a material adverse effect on our business, financial condition and results of operations.

ADS holders outside of Russia may be subject to Russian tax for income earned upon a sale, exchange or disposal of our ADSs.

In the event that the proceeds from a sale, exchange or disposal of ADSs are deemed to be received from a source within Russia, a non-resident holder that is an individual may be subject to Russian tax in respect of such proceeds at a rate of 30% of the gain (such gain being computed as the sales price less any available documented cost deduction, including the acquisition price of the ADSs and other documented expenses, such as depositary expenses and brokers’ fees). In case of non-resident holders that are legal entities or organizations proceed from sale, exchange or disposal of ADSs would be regarded as Russian source proceeds subject to tax in Russia at the rate of 20% if more than 50% of our assets consist of immovable property in Russia. Relevant tax may be eliminated under any available double tax treaty relief, provided that the necessary requirements to qualify for the treaty relief and the appropriate administrative requirements under the Russian tax legislation have been met. For example, holders of ADSs that are eligible for the benefits of the United States-Russia double tax treaty should generally not be subject to tax in Russia on any gain arising from the disposal of ADSs, provided that the gain is not attributable to a permanent establishment or a fixed base that is or was located in Russia and/or provided that no more than 50% of our assets consist of immovable property situated in Russia (as defined in the treaty). If more than 50% of our assets were to consist of immovable property situated in Russia, the benefits of the United States-Russia double tax treaty may not be available to an ADS holder (whether a legal entity or an individual). For more details, see “Russian Tax Considerations Relevant to the Purchase, Ownership and Disposal of the ADSs”.

Currently, there is a legal initiative in Russia regarding the alienation of shares or similar rights deriving more than 50% of their value from immovable property concluded between foreign companies not tax resident in Russia. This initiative will be reviewed in the Russian Duma in September 2020.

Changes in the double tax treaty between Russia and Cyprus may significantly increase our tax burden.

A company that is tax resident of Cyprus is subject to Cypriot taxation and qualifies for benefits available under the Cypriot tax treaty network, including the Russia-Cyprus double tax treaty. We can provide no assurance that the double tax treaty will not be renegotiated or revoked. The Protocol of October 7, 2010 introduced a number of amendments to the Russia-Cyprus double tax treaty dated December 5, 1998. Most of these amendments have been in effect since January 1, 2013. Additionally, the Protocol contained a clause on Article 13 of the Russia-Cyprus double tax treaty, under which gains from the alienation of shares or similar rights deriving more than 50% of their value from immovable property, must be taxed in the country where the property is located starting from January 1, 2017.

Moreover, the MLI that was recently been ratified in Russia and was ratified in Cyprus on January 22, 2020, may have a significant impact on application of the Russia-Cyprus double tax treaty, if relevant positions would be mutually agreed upon by Russia and Cyprus. The MLI entered into force on May 1, 2020 in Cyprus and on January 1, 2021 in Russia. The provisions of the MLI, with regard to taxes withheld at source, are expected to be applicable to us beginning on January 1, 2021. For more information see “Weaknesses and changes in the Russian tax system could materially and adversely affect our business and the value of investments in Russia”.

In addition, Russia initiated the renegotiation of the existing Russia-Cyprus double tax treaty, aiming to increase withholding tax rates on dividends and interest to 15%. Russia also informed Cyprus that if the proposal is not accepted then Russia retains the right to unilaterally terminate the Russia-Cyprus double tax treaty. Preliminarily, it was announced that Cyprus accepted Russia’s proposal and starting from January 1, 2021 a withholding tax rate of 15% is to be applied on dividends and interest paid from Russia to Cyprus.

Adverse changes in, or the cancellation of, the Russia-Cyprus double tax treaty may become effective starting on January 1, 2021 and will significantly increase our tax burden and adversely affect our business, financial condition and results of operations.

We may be deemed to be a tax resident outside of Cyprus.

According to the provisions of the Cyprus Income Tax Law, a company is considered to be a resident in Cyprus for tax purposes if its management and control are exercised in Cyprus. The concept of “management and control” is not defined in the Cypriot tax legislation. For more details in relation to tax residency in Cyprus see “Item 10.E Taxation – Material Cypriot Tax Considerations – Tax residency of a company”. If we are deemed not to be a tax resident in Cyprus, we may not be subject to the Cypriot tax regime other than in respect of Cyprus sourced income and we may be subject to the tax regime of the country in which we are deemed to be a tax resident. Further, we would not be eligible for benefits under the double tax treaties entered into between Cyprus and other countries.

Under the Russian Tax Code, a foreign legal entity may be recognized as a Russian tax resident if such entity is in fact managed from Russia. For more details in relation to tax residency in Russia see “Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations”.

The double tax treaty in force between Cyprus and Russia provides that a company shall be deemed to be a tax resident of the state in which the place of effective management of the company is situated. In case both states claim the tax residency of the company, the process of determining the effective management will be achieved through the two states endeavoring to determine the place of effective management by mutual agreement having regard to all relevant factors.

On June 7, 2017, Cyprus signed the MLI, and the Cyprus Government ratified the MLI on January 22, 2020. The purpose of the MLI is for Cyprus to implement a series of tax treaty measures to update the existing network of double tax treaties. Cyprus has adopted the minimum standards of the MLI and made full reservations on all other provisions of the MLI, including replacement of the “effective management” concept with the mutual agreement procedure between the jurisdictions of which the entity shall be deemed to be a resident.

In effect the double tax treaties of Cyprus will be amended to include these provisions without further bilateral negotiations after the other jurisdiction of the respective tax treaty has deposited its instrument of ratification, acceptance, or approval of the MLI, and a specified time period has passed.

In addition, taking into account that the majority of our board of directors comprises tax residents or citizens of Russia, this may pose a risk that we, even if we are managed and controlled from Cyprus and, therefore, being a tax resident in Cyprus, may be deemed to have a permanent establishment in Russia or elsewhere. Such a permanent establishment could be subject to taxation of the jurisdiction of the permanent establishment on the profits allocable to the permanent establishment. If we are tax resident in a jurisdiction outside of Cyprus or are deemed to have a permanent establishment in Russia or elsewhere, our tax burden may increase significantly, which, in turn, may materially adversely affect our business, financial condition and results of operations.

Our subsidiaries may be deemed a tax resident outside of countries of their incorporation.

Each jurisdiction has its own tax residency requirements. We believe that our subsidiaries do comply with tax residency requirements of the jurisdiction, where they are incorporated; however, there might be a risk that they may be deemed a tax resident outside of countries of their incorporations.

Moreover, the MLI provides that if there is a conflict of tax residency for the person (other than an individual) and competent authorities do not come to an agreement on the relevant person, it shall not be entitled to any tax relief or exemption provided by the relevant double tax treaty except to the extent as may be agreed upon by the competent authorities. In the absence of relevant practice we could not exclude the risk that there might be a conflict of tax residency for our subsidiaries resulting in significant increase of our tax burden, which may materially adversely affect our business, financial condition and results of operations.

Depending upon the value and the nature of our assets and the amount and nature of our income over time, we could be classified as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

We will be classified as a PFIC in any taxable year if either: (a) 50% or more of the fair market value of our gross assets (determined on the basis of a quarterly average) for the taxable year produce passive income or are held for the production of passive income, or (b) 75% or more of our gross income for the taxable year is passive income. As a publicly traded foreign corporation we intend for this purpose to treat the aggregate fair market value of our gross assets as being equal to the aggregate value of our outstanding stock (“market capitalization”) plus the total amount of our liabilities and to treat the excess of the fair market value of our assets over their book value as a nonpassive asset to the extent attributable to our nonpassive income. Because we currently hold, and expect to continue to hold, a substantial amount of cash and cash equivalents and other passive assets used in our business, and because the value of our gross assets is likely to be determined in large part by reference to our market capitalization securities, we would likely become a PFIC for a given taxable year if the market price of our ADSs were to decrease significantly. The application of the PFIC rules is subject to uncertainty in several respects, and we must make a separate determination after the close of each taxable year as to whether we were a PFIC for such year. If we are a PFIC for any taxable year during which a U.S. investor held our ADSs or ordinary shares, the U.S. investor might be subject to increased U.S. federal income tax liability and to additional reporting obligations. We do not intend to provide the information necessary for the U.S. investor to make a qualified electing fund election with respect to our ADSs or ordinary shares. See “Taxation – United States Federal Income Tax Considerations – Passive Foreign Investment Companies.”

Our companies established outside of Russia may be exposed to taxation in Russia.

Due to our international structure (see “Item 18. Financial Statements, Note 5. Consolidated subsidiaries”), we are subject to permanent establishment rules and transfer pricing risks in various jurisdictions in which we operate. We manage the related risks by looking at management functions and risks in various countries and level of profits allocated to each subsidiary. If additional taxes are assessed in connection with these matters, they may be material. The Russian Tax Code contains the concept of a permanent establishment in Russia as means for taxing foreign legal entities, which carry on regular operational activities in Russia beyond preparatory and auxiliary activities.

The Russian double tax treaties with other countries also contain a similar concept. If a foreign company is treated as having a permanent establishment in Russia, it would be subject to Russian taxation in a manner broadly similar to the taxation of a Russian legal entity, but only to the extent of the amount of the foreign company’s income that is attributable to the permanent establishment in Russia. However, the practical application of the concept of a permanent establishment under Russian domestic law is not well developed and so foreign companies having even limited operations in Russia, which would not normally satisfy the conditions for creating a permanent establishment under international rules, may be at risk of being treated as having a permanent establishment in Russia and hence being exposed to Russian taxation. Furthermore, the Russian Tax Code contains attribution rules, which are not sufficiently developed, and there is a risk that the tax authorities might seek to assess Russian tax on the global income of a foreign company. Having a permanent establishment in Russia may also lead to other adverse tax implications, including challenging a reduced withholding tax rate on dividends under an applicable double tax treaty, potential effect on VAT and property tax obligations. There is also a risk that penalties could be imposed by the tax authorities for failure to register a permanent establishment with the Russian tax authorities. Recent events in Russia suggest that the tax authorities may be seeking more actively to investigate and assert whether foreign entities of our Group operate through a permanent establishment in Russia. Any such taxes or penalties could have a material adverse effect on our business, financial condition and results of operations.

We may encounter difficulties in obtaining lower rates of Russian withholding income tax envisaged by the Russia-Cyprus double tax treaty for dividends distributed from Russia.

Dividends paid by a Russian legal entity to a foreign legal entity are generally subject to Russian withholding income tax at a rate of 15%, although this tax rate may be reduced under an applicable double tax treaty. We intend to rely on the Russia-Cyprus double tax treaty. The tax treaty allows reduction of withholding income tax on dividends paid by a Russian company to a Cypriot company to 10% provided that the following conditions are met: (i) the Cypriot company is a tax resident of Cyprus within the meaning of the tax treaty; (ii) the Cypriot company is the beneficial owner of the dividends; (iii) the dividends are not attributable to a permanent establishment of the Cypriot company in Russia; and (iv) the treaty clearance procedures are duly performed. This rate may be further reduced to 5% if the direct investment of the Cypriot company in a Russian subsidiary paying the dividends is at least EUR100,000. Although we will seek to claim treaty protection, there is a risk that the applicability of the reduced rate of 5% or 10% may be challenged by Russian tax authorities. As a result, there can be no assurance that we would be able to avail ourselves of the reduced withholding income tax rate in practice.

Specifically, our Cypriot holding company may incur a 15% withholding income tax at source on dividend payments from Russian subsidiaries if the treaty clearance procedures are not duly performed at the date when the dividend payment is made. In this case, we may seek to claim as a refund the difference between the 15% tax withheld and the reduced rate of 10% or 5% as appropriate. However, there can be no assurance that such taxes would be refunded in practice. Similar approach is applied to dividends received from Russian subsidiaries by the Company’s non-Russian subsidiaries. Moreover, MLI coming into force may have an effect on application of a double tax treaty between Russia and Cyprus, in respect to the applicability of the minimum standards. MLI has been already ratified in Russia and will come into effect starting from January 1, 2021. Cyprus has ratified MLI and it came into force starting May 1, 2020.

In addition, Russia initiated the renegotiation of the existing Russia-Cyprus double tax treaty, aiming to increase withholding tax rates on dividends and interest to 15%. Russia also informed Cyprus that if the proposal is not accepted then Russia retains the right to unilaterally terminate the Russia-Cyprus double tax treaty.

Adverse changes in, or the cancellation of, the Russia-Cyprus double tax treaty may become effective starting from January 1, 2021 and will significantly increase our tax burden and adversely affect our business, financial condition and results of operations.

Furthermore, starting from January 1, 2015, a number of amendments had been made to the Russian tax legislation introducing, amongst others, the concept of beneficial ownership. Under this concept, double tax treaty benefits are only available to the recipient of income from Russian sources, if such recipient is the beneficial owner of the relevant income. Foreign entities that do not qualify as beneficial owners may not claim double tax treaty relief even if they are residents in a double tax treaty country. For these purposes, the beneficial owner is defined as a person holding directly, through its direct and/or indirect participation in other organizations or otherwise, the right to own, use or dispose of income, or the person on whose behalf another person is authorized to use and/or dispose of such income. In order to determine whether a foreign entity is a beneficial owner of income, it is necessary to take into account the functions performed by such foreign entity, as well as the risks borne by it. Entities are not recognized as beneficial owners of income if they have limited authorities to use or dispose income received from Russian sources, perform agency or other similar functions in favour of third parties, not taking any risks or transfer such income (either partially or in full) to third parties that are not eligible to double tax treaty benefits.

Introduction of the concept of beneficial ownership may result in the inability of the foreign companies within our Group to claim benefits under a double taxation treaty through structures which historically have benefited from double taxation treaty protection in Russia. It should be noted that simplified approach to confirmation of a beneficial ownership status has recently been adopted for public companies with shares are traded on a qualifying stock exchange. At the same time, the Russian Tax Code does not provide a list of criteria that would be sufficient for the confirmation of the beneficial ownership rights. Due to lack of any unified set of requirements, decision of the Russian tax authorities and courts with respect to beneficial ownership status may vary in each particular case. Application of such approach by Russian tax authorities and courts may result in additional tax liabilities for the Group. Recent court cases demonstrate that the Russian tax authorities actively challenge application of double tax treaty benefits retroactively (i.e. for the periods prior to 2015, when the concept of beneficial ownership was introduced in the Russian Tax Code) on the grounds that double tax treaties already include beneficial ownership requirement to allow application of reduced tax rates or exemptions. In these cases, the Russian tax authorities obtained relevant information by means of information exchange with the foreign tax authorities. The imposition of additional tax liabilities as a result of the application of this rule to transactions carried out by us may have a material adverse effect on our business, financial condition and results of operations (see “– Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations”).

Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations.

The Russian Federation, like a number of other countries in the world, is actively involved in introduction of measures against tax evasion through the use of low tax jurisdictions as well as aggressive tax planning structures. Starting from January 1, 2015, the Federal Law No. 376-FZ, introducing the concept of “controlled foreign companies” (the “CFC Rules”), the concept of “corporate tax residency” and the concept of “beneficial ownership” into Russian tax legislation, came into force (with further amendments within 2016-2018). Moreover, Russia has entered into several multilateral agreements for the exchange of information between the tax authorities of different countries.

Under the Russian CFC Rules, in certain circumstances, undistributed profits of foreign companies and non-corporate structures (e.g., trusts, funds or partnerships) domiciled in foreign jurisdictions, which are ultimately owned and/ or controlled by Russian tax residents (legal entities and individuals) will be subject to taxation in Russia. The Russian CFC Rules are being constantly developed. A number of amendments to the Russian CFC Rules were made within 2015-2019 years. In the meantime, certain provisions of the Russian CFC Rules are still ambiguous and may be subject to arbitrary interpretation by the Russian tax authorities.

Under the concept of “corporate tax residency” a foreign legal entity may be recognized as a Russian tax resident if: (i) its executive body(ies) operates in respect of such company in Russia on regular basis (however, the activity of executive body will not be viewed as regular if it is insignificant compared to the one in the other jurisdiction), or (ii) senior executive personnel of the company who are authorized to plan and control activities of the company and take responsibility over it basically carry out management of the company from Russia (i.e. make decisions or take any other measures in respect of operational activities of the company that are within the competence of the company’s executive body). Provided that one of the above conditions is met both in Russia and in other jurisdiction to the same extent, the place of management and control is defined as Russia, provided that one or more of the following is carried out in Russia: (i) bookkeeping and maintaining of management accounts (other than preparation and reporting of consolidated financial or management accounts, as well as analysis of operations of the foreign company), or (ii) company’s record keeping, or (iii) daily management of the company’s staff. When an entity is recognized as Russian tax resident it is obligated to register with the Russian tax authorities, calculate and pay Russian tax on its worldwide income and comply with other tax-related rules established for Russian entities. There is still an uncertainty as to how these criteria will be applied by the Russian tax authorities in practice.

Under the Russian Tax Code, a beneficial owner is defined as a person holding directly, through its direct and/or indirect participation in other organizations or otherwise, the right to own, use or dispose of income, or the person on whose behalf another person is authorized to use and/or dispose of such income. When determining the beneficial owner, the functions of a foreign person that is claiming the application of reduced tax rates under an applicable double tax treaty and the risks that such person takes should be analyzed. In accordance with the provisions of the Russian Tax Code, the benefits of a double tax treaty will not apply if a foreign person claiming such benefits has limited powers to dispose of the relevant income, fulfills intermediary functions without performing any other duties or taking any risks and paying such income (partially or in full) directly or indirectly to another person who would not be entitled to the same benefits should it received the income in question directly from Russia. Starting from January 1, 2017, the Russian Tax Code requires a tax agent (i.e. the payer of income) (in addition to a certificate of tax residency) to obtain a confirmation from the recipient of the income that it is the beneficial owner of the income. To date, there is still no approved or recommended format of such confirmation letter. However, the court practice proves that in each case the tax authorities follow “the substance over form” approach when considering the beneficial owner confirmations.

The Russian Tax Code allows for a “look through” approach to withholding tax, i.e. double tax treaty benefits shall be still available to the actual beneficial owner of income coming from Russian sources in case the first recipient of such income does not satisfy beneficial ownership criteria and, therefore, is not subject to double tax treaty relief. In this case the actual beneficial owner of such income may be entitled to double tax treaty relief, subject to certain conditions stipulated in articles 7 and 312 of the Russian Tax Code, provided it is a tax resident of the jurisdiction, which has a double tax treaty with Russia. If the actual beneficial owner is a Russian tax resident or is a resident of the jurisdiction with no double tax treaty with Russia in place, provisions of the Russian Tax Code shall apply. Before 2019 there was uncertainty, whether the “look through” approach could be applied in relation to any type of income other than dividends. Since 2019 it is specifically allowed by the Russian Tax Code. Furthermore, based on the recent court practice, in case the tax authorities successfully challenge the beneficiary status of the income recipient that was initially claimed by the taxpayer as a beneficial owner, the application of a look-through approach to another person in the chain will likely be rejected by the tax authorities and domestic Russian withholding tax rate would be applied.

On November 4, 2014, the Russian President signed Federal Law No. 325-FZ ratifying the Multilateral Convention on Mutual Administrative Assistance in Tax Matters developed by the Council of Europe and the OECD, which the Russian Federation signed in 2011. Ratification of this Convention enables the Russian Federation, starting from July 1, 2015, to receive tax information from all participating countries which include, among others, a number of offshore jurisdictions (mutual disclosures to the participating countries are required). In particular, this Convention provides for three types of tax information exchange between countries: exchange upon request, automated exchange and voluntary (ad-hoc) exchange. Moreover, the Convention offers such instruments as simultaneous tax audits (tax authorities can carry out an audit in their respective territories and then exchange data on the audited group of companies or persons connected with joint interests), as well as foreign tax audits (when a tax audit includes the work of foreign tax authorities). The Convention also foresees mutual assistance of states to collect taxes within their respective territories. It is currently unclear how the Russian tax authorities will interpret and apply the abovementioned tax concepts and what will be the possible impact on us and our subsidiaries. In practice, over the last few years the tax authorities have actively applied and used all information exchange instruments available to them. As to the beneficial ownership concept, in a number of recent court cases, the tax authorities successfully applied this concept retroactively in respect to payments made before 2015 (i.e. prior to the date when the Russian beneficial ownership concept have come into force). Herewith, the tax authorities were unable to refer to the new rules enacted by the Federal Law No. 376-FZ for the period prior to 2015, so they referred to an applicable double tax treaty and the Commentaries to the OECD Model Tax Convention. Starting from 2015 the tax authorities may refer to specific provision of the Russian Tax Code when they challenge the beneficial ownership of the recipient and charge additional tax. Moreover, as mentioned above, starting from 2017, obtaining a confirmation that the income recipient is its beneficial owner became an obligatory procedure (rather than a right of a tax agent) for applying a reduced withholding tax rate.

Therefore, it cannot be excluded that we might be subject to additional tax liabilities because of these changes being introduced and applied to transactions carried out by us, which could have a material adverse effect on our business, financial condition and results of operations (see also “We may encounter difficulties in obtaining lower rates of Russian withholding income tax envisaged by the Russia-Cyprus double tax treaty for dividends distributed from Russia”, “Changes in the double tax treaty between Russia and Cyprus may significantly increase our tax burden”).

VAT on digital services in Russia.

Starting from January 1, 2017, the new provisions of the Russian Tax Code introducing an obligation to pay Russian VAT on digital (electronically supplied) services in case such digital services are supplied (deemed to be supplied) to the individuals in Russia (“VAT law”) entered into force. Starting from January 1, 2019, the law also extends the obligation to register and pay VAT to foreign companies that provide electronic services to legal entities and individual entrepreneurs in Russia. At the same time, buyers of such services are provided with the right to deduct VAT from foreign sellers.

Based on the new VAT law digital services shall be regarded as supplied at the place of the buyer’s location. The new rules establish special criteria to determine whether the buyers are located in Russia.

Obligations to pay VAT on digital services supplied in Russia would depend on the way such services are provided. In particular, the VAT law contains the following provisions:

•

If services are provided by foreign suppliers to Russian customers via Russian sales agents under agency (or other similar) agreements and such agents participate in settlements directly with customers, then such Russian agents would be obliged to act as tax agents, withhold and pay the respective amounts of VAT to the Russian budget. No VAT registration will be required for the foreign suppliers. If services are provided via chain of sales agents the last sales agent in the chain collecting money from customers should withhold and pay the respective amounts of VAT;

•

If services are provided by foreign suppliers to Russian customers via foreign sales agents and such agents participate in settlements directly with customers, then such foreign agents are obliged to register in Russia for VAT purposes and fulfil VAT obligations related to digital services. If services are provided via several foreign agents, then a foreign agent which performs settlements directly with customers is regarded as a tax agent which should be registered in Russia for VAT purposes and fulfil VAT obligations.

These rules do not contain exact list of companies which should be regarded as tax agents for payment of VAT on digital services, but rather mention a broad list of intermediaries. However, based on the amendments introduced by the Federal Law No. 335-FZ dated November 27, 2017, starting from January 1, 2018, the national payment system operators specified in Federal Law No. 161-FZ “On the National Payment System” dated June 27, 2017 and mobile operators are excluded from the list of tax agents in respect of activities involving cash settlements for digital services.

Many provisions of VAT law are still ambiguous. It is currently unclear whether the foreign service provider registered in Russia for VAT purposes should pay VAT from other (non-digital) services VATable in Russia.

In case we are considered to be a foreign sales agent participating in settlements directly with customers, we may be forced to comply with VAT law as a tax agent for payment of VAT on digital services. Such event together with further developments of VAT law could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to our ADSs

The class B shares underlying the ADSs are not listed and may be illiquid.

The class B shares underlying the ADSs are neither listed nor traded on any stock exchange, and we do not intend to apply for the listing or admission to trading of the class B shares on any stock exchange. As a result, a withdrawal of class B shares by a holder of ADSs, whether by election or due to certain other events will result in that holder obtaining securities that are significantly less liquid than the ADSs and the price of those class B shares may be discounted as a result of such withdrawal.

Our ADSs trade on more than one market and this may result in increased volatility and price variations between such markets.

Our ADSs trade on both Nasdaq and MOEX. Trading in our ADSs on these markets occurs in different currencies (U.S. dollars on Nasdaq and Russian rubles on MOEX) and at different times (due to different time zones, trading days and public holidays in the United States and Russia). The trading prices of our ADSs on these two markets may differ due to these and other factors. The liquidity of trading in our ADSs on MOEX is limited. This may impair your ability to sell your ADSs on MOEX at the time you wish to sell them or at a price that you consider reasonable. In addition, trading of a small number of ADSs on that market could adversely impact the price of our ADSs significantly and could, in turn, impact the price in the United States. ADSs are completely fungible between both markets. Any decrease in the trading price of our ADSs on one of these markets could cause a decrease in the trading price of our ADSs on the other market. Additionally, as there is no direct trading or settlement between the two stock markets, the time required to move the ADSs from one market to another may vary and there is no certainty of when ADSs that are moved will be available for trading or settlement.

Future sales of ADSs or ordinary shares by significant shareholders could cause the price of our ADSs to decline.

If any of our significant shareholders sell, or indicate an intent to sell, substantial amounts of our ADSs or ordinary shares, including both class A shares and class B shares, in the market, the trading price of our ADSs could decline significantly. We cannot predict the effect, if any, that future sales of these ADSs or ordinary shares or the availability of these ADSs or ordinary shares for sale will have on the market price of our ADSs. As of the date of this annual report, we have outstanding 62,712,975 ordinary shares, including those represented by ADSs. Our shares that are not currently represented by ADSs could generally be added into our ADS program in relatively short order, subject to applicable securities laws restrictions. Our significant shareholders currently include Mr. Sergey Solonin (see “– The substantial share ownership position of our chief executive officer Sergey Solonin may limit your ability to influence corporate matters”) and Otkritie Bank (see “– The substantial share ownership position of Otkritie could be adverse to the interests of our minority shareholders”), both of whom have certain registration rights and are able to cause us to conduct registered offerings. A significant sale of our securities by any of these holders or any other future owner of a substantial stake in our company could have a detrimental effect on the trading price of our ADSs. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs.

Investors in our ADSs may have limited recourse against us, our directors and executive officers because we conduct our operations outside the United States and most of our current directors and executive officers reside outside the United States.

Our presence outside the United States may limit investors’ legal recourse against us. We are incorporated under the laws of the Republic of Cyprus. All of our current directors and senior officers reside outside the United States, principally in the Russian Federation. Substantially all of our assets and the assets of our current directors and executive officers are located outside the United States, principally in the Russian Federation. As a result, investors may not be able to effect service of process within the United States upon our company or its directors and executive officers or to enforce U.S. court judgments obtained against our company or its directors and executive officers in Russia, Cyprus or other jurisdictions outside the United States, including actions under the civil liability provisions of U.S. securities laws. In addition, it may be difficult for investors to enforce, in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon US securities laws. There is no treaty between the United States and the Russian Federation providing for reciprocal recognition and enforcement of foreign court judgments in civil and commercial matters. These limitations may deprive investors of effective legal recourse for claims related to their investment in our ADSs.

Our ADS holders may not be able to exercise their pre-emptive rights in relation to future issuances of class B shares.

In order to raise funding in the future, we may issue additional class B shares, including class B shares represented by ADSs. Generally, existing holders of shares in Cypriot public companies are entitled by law to pre-emptive rights on the issue of new shares in that company (provided that such shares are paid in cash and the pre-emption rights have not been disapplied). Our ADS holders may not be able to exercise pre-emptive rights for class B shares represented by ADSs unless applicable securities law requirements are adhered to or an exemption from such requirements is available. In the United States, we may be required to file a registration statement under the Securities Act to implement pre-emptive rights. We can give no assurance that an exemption from the registration requirements of the Securities Act would be available to enable U.S. holders of ADSs to exercise such pre-emptive rights and, if such exemption is available, we may not take the steps necessary to enable U.S. holders of ADSs to rely on it. Accordingly, our ADS holders may not be able to exercise their pre-emptive rights on future issuances of shares, and, as a result, their percentage ownership interest in us would be reduced.

In April 2013, our shareholders authorized the disapplication of pre-emptive rights for a period of five years from May 8, 2013, the date of the closing of our initial public offering, in connection with the issue of up to an additional 52,000,000 class B shares, including in the form of ADSs. Such disapplication has expired on May 8, 2018, and while we have solicited further disapplication by our shareholders, such disapplication has not been supported by our public shareholders so far. If no further disapplication of pre-emptive rights is approved by our shareholders, any of our share issuances would be subject to the pre-emptive rights of our shareholders which some of our ADS holders may not be able to exercise due to the factors described above. At the same time, to the extent we attempt an offering of ADSs in the United States pursuant to the pre-emptive rights of our shareholders, we may not be able to do so due to the fact that rights offerings are difficult to implement effectively under the current U.S. securities laws, and our ability to raise capital in the future may be compromised if we need to do so via a rights offering in the United States.

ADS holders have no legal interest in the underlying class B shares.

ADS holders acquire the beneficial, and not the legal, interest in the underlying class B shares, which the depositary holds for them, under the terms of the deposit agreement. The intended effect is to ring-fence the class B shares in the hands of the depositary by conferring a property interest on ADS holders as beneficiaries. However, the interest of the ADS holders as beneficiaries in the class B shares, is indirect, in the sense that in the normal course they do not have any direct recourse to the class B shares nor do they have any direct right of action against us.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the ADS by the selling shareholders.

SELLING SHAREHOLDERS

The following tables set forth information with respect to the beneficial ownership of our shares outstanding by each selling shareholder (i) immediately prior to this offering, (ii) immediately following the offering, assuming no exercise of the underwriters’ option to purchase additional shares and (iii) immediately following the offering, assuming the underwriters’ option is exercised in full.

The calculations in the table below are based on 11,225,718 class A shares and 51,487,257 class B shares outstanding as of June 30, 2020, which comprise our entire issued and outstanding share capital as of that date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering					Total number of Class B Shares being offered
	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Public Joint-Stock Company “Bank Otkritie Financial Corporation”(1)	—	21,426,733	—	41.6	13.1	6,220,618
Sergey Solonin(2)	10,756,822	—	95.8	—	65.7	896,501
Boris Kim(3)	468,894	703,881	4.2	1.4	3.3	703,881

	Shares Beneficially Owned After the Offering (Assuming No Exercise of the Option to Purchase Additional Shares)
	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Public Joint-Stock Company “Bank Otkritie Financial Corporation”(1)	—	16,017,499	—	30.6	10.2
Sergey Solonin(2)	9,977,256	—	95.5	0.0%	63.7
Boris Kim(3)	468,894	91,811	4.5	0.2	3.1

	Shares Beneficially Owned After the Offering (Assuming Option to Purchase Additional Shares is Exercised in Full)
	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Public Joint-Stock Company “Bank Otkritie Financial Corporation”(1)	—	15,206,115	—	29.0	9.8
Sergey Solonin(2)	9,860,321	—	95.5	—	63.3
Boris Kim(3)	468,894	—	4.5	—	3.0

(1)	The address of Public Joint-Stock Company «Bank Otkritie Financial Corporation» is Building 4, 2 Letnikovskaya Street, 115114, Moscow, Russia.
(2)	The address of Sergey Solonin is Microdistrict AB, office/flat 228, 142290 Pushchino Town, Moscow, Russia.
(3)	The address of Boris Kim is c/o QIWI plc, Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus

Relationships and Agreements with the Selling Shareholder

Mr. Sergey Solonin has served as our director since December 2010 and Chairman of the board of directors since January 2020. Mr. Solonin served as our chief executive officer from October 2012 until January 2020. Immediately prior to this offering he owned 95.8% of our class A shares and no class B shares, which represents 65.7% of the voting power of our issued share capital.

Mr. Boris Kim has served as our director since May 2013 and chief executive officer since January 2020. Immediately prior to this offering he owned 4.2% of our class A shares and 1.4% of our class B shares, representing combined approximately 3.3% of the voting power of our issued share capital.

Public Joint-Stock Company “Bank Otkritie Financial Corporation”, or Bank Otkritie, held 41.6% of our class B shares immediately prior to this offering and has nominated one member to our board of directors, Ms. Nadiya Cherkasova. Over the past three years, we have entered into a number of agreements with Bank Otkritie, which are further described in “Item 7.B Related Party Transaction – Agreements with Bank Otrkitie” of our Annual Report on Form 20-F for the year ended December 31, 2019, and incorporated herein by reference.

Changes in Shareholdings

According to the Schedule 13D/A of Mr. Sergey Solonin filed with the SEC on January 14, 2020, between December 18, 2019, and January 10, 2020, Mr. Solonin sold 1,350,000 class B shares, including 1,000,000 class A shares converted to class B shares upon sale.

UNDERWRITING

The selling shareholders are offering the ADSs described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC, UBS Securities LLC and VTB Capital plc are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling shareholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ADSs listed next to its name in the following table:

Underwriter	Number of ADSs
J.P. Morgan Securities LLC
UBS Securities LLC
VTB Capital plc
Total	6,800,870

All sales of our ADSs in the United States will be made by U.S. registered broker-dealers. VTB Capital plc is not a U.S. registered broker-dealer; however, any offers and sales of our ADSs by VTB Capital plc in the United States will be made through its U.S. registered broker-dealer, Xtellus Capital Partners Inc. VTB Capital plc is a financial institution that provides several services to us, which are unrelated to this offering.

The underwriters are committed to purchase all ADSs offered by the selling shareholders pursuant to the underwriting agreement, if the underwriters purchase any ADSs. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of U.S.$            per ADS. After the public offering of the ADSs, the public offering price and other selling terms may be changed by the underwriters. Sales of ADSs made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,020,130 additional ADSs from the selling shareholders. For information concerning the selling shareholders who have granted this option to the underwriters, see “Selling Shareholders.” To the extent this option is exercised for a number of ADSs less than the full amount of the option, selling shareholders who will provide ADSs to be sold pursuant to this option will provide such ADSs proportionally. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If any ADSs are purchased with this option, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to the selling shareholders per ADS. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

	Paid by Us		Paid by Selling Shareholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise
Per ADS	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, including selling shareholder expenses payable by us, but excluding the underwriting discounts and commissions, will be approximately U.S.$900,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

For a period of 90 days after the date of this prospectus supplement, we, each of our directors and officers, and each of the selling shareholders, together holding 100% of our Class A Shares and 29.0% of our Class B Shares after the offering assuming full exercise of the underwriters option to purchase additional ADSs, have agreed that, subject to certain customary exceptions, we and they will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or (in the case of the Company) file with the Commission a registration statement under the Securities Act relating to, any of our ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, including ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of J.P. Morgan Securities LLC and UBS Securities LLC.

We and the selling shareholders have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933.

Our ADSs are listed on Nasdaq and are admitted to trading on MOEX under the symbol “QIWI”.

In connection with this offering, the underwriters may engage in stabilizing transactions on Nasdaq, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of ADSs while this offering is in progress. These stabilizing transactions may include making short sales of ADSs, which involves the sale by the underwriters of a greater number of ADSs than they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option, in whole or in part, or by purchasing ADSs in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriters may purchase ADSs through their option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the representative of the underwriters purchases ADSs in the open market in stabilizing transactions or to cover short sales, the representative can require the underwriters that sold those ADSs as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, (including pursuant to the debt refinancing) financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities referred to by this prospectus supplement in any jurisdiction in which such an offer or solicitation is unlawful.

Australia

This prospectus supplement does not constitute a prospectus or other disclosure document under the Corporations Act 2001 (Cth) (the “Australian Corporations Act”) and does not purport to include the information required of a disclosure document under the Australian Corporations Act. This prospectus supplement has not been, and will not be, lodged with the Australian Securities and Investments Commission (whether as a disclosure document under the Australian Corporations Act or otherwise). Any offer in Australia of the ADSs under this prospectus supplement or otherwise may only be made to persons who are “sophisticated investors” (within the meaning of section 708(8) of the Australian Corporations Act), to “professional investors” (within the meaning of section 708(11) of the Australian Corporations Act) or otherwise pursuant to one or more exemptions under section 708 of the Australian Corporations Act so that it is lawful to offer the ADSs in Australia without disclosure to investors under Part 6D.2 of the Australian Corporations Act.

The Company is not licensed in Australia to provide financial product advice in relation to the ADSs. Any advice contained in this prospectus supplement is general advice only. This prospectus supplement has been prepared without taking account any investor’s objectives, financial situation or needs, and before making an investment decision on the basis of this prospectus supplement, investors should consider the appropriateness of the information in this prospectus supplement, having regard to their own objectives, financial situation and needs. No cooling off period applies to an acquisition of the ADSs.

Canada

The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

Each underwriter has represented and agreed that it has not offered and will not offer the ADSs to any person in the Dubai International Financial Centre unless such offer is:

(a)	an “Exempt Offer” in accordance with the Markets Rules (MKT) Module of the Dubai Financial Services Authority (the “DFSA”) rulebook; and

(b)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.3 of the DFSA Conduct of Business (COBS) Module of the DFSA rulebook.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Member State”), no ADSs have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation), except that offers of ADSs may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require the us, the selling shareholders, or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ADSs in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

France

The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France, and neither this prospectus supplement nor any other offering materials relating to the securities has been distributed or caused to be distributed and will not be distributed or caused to be distributed to the public in France, except only to (a) persons providing investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers), and/or (b) qualified investors (investisseurs qualifiés) acting for their own account, and/or (c) a limited circle of investors (cercle restreint) acting for their own account, as defined in, and in accordance with, Articles L. 411-1, L. 411-2, D. 411-1 and D. 411-4 of the French Code monétaire et financier.

Hong Kong

This prospectus supplement has not been and will not be approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any ADSs other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No person may issue or have in its possession for the purposes of issuing, in each case whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the ADSs which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Italy

This prospectus supplement has not been submitted to the Commissione Nazionale per le Società e la Borsa, the Italian Securities Exchange Commission (“CONSOB”), for clearance and will not be subject to formal review or clearance by CONSOB.

The ADSs may not be offered, sold or delivered, directly or indirectly in the Republic of Italy or to a resident of the Republic of Italy, unless such offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or other documents relating to the offering of the ADSs in the Republic of Italy are:

(a)

pursuant to Regulation (EU) 2017/1129 (the “Prospectus Regulation”), made only to “qualified investors” (investitori qualificati), as defined in Article 34-ter, first paragraph, letter b), of CONSOB Regulation no. 11971 of May 14, 1999, as amended, concerning issuers (the “Issuers’ Regulation”) and by Article 35, paragraph 1, letter d) of CONSOB Regulation no. 20307 of February 15, 2018 (“CONSOB Regulation No. 20307”); or

(b)

in other circumstances which are exempt from the rules on public offers pursuant to Article 1, paragraph 4, of the Prospectus Regulation and Article 100 of Legislative Decree of February 24, 1998, No. 58, as amended (the “Consolidated Financial Act”) and its implementing CONSOB regulations, including the Issuers’ Regulation.

Any such offer, sale or delivery of the ADSs or distribution of copies of this prospectus supplement or any other document relating to the offering of the ADSs in the Republic of Italy must be in compliance with the selling restrictions under (a) and (b) above and must be:

(i)

made by soggetti abilitati (including investment firms, banks or financial intermediaries, as defined by Article 1, first paragraph, letter r), of the Consolidated Financial Act), to the extent duly authorized to engage in the placement and/or underwriting and/or purchase of financial instruments in the Republic of Italy in accordance with the relevant provisions of the Consolidated Financial Act, the CONSOB Regulation No. 20307, as amended, Legislative Decree No. 385 of September 1, 1993, as amended, and any other applicable laws and regulations; and

(ii)	in compliance with any other applicable requirements or limitations which may be imposed by CONSOB, the Bank of Italy or any other Italian regulatory authority.

Any investor purchasing the ADSs is solely responsible for ensuring that any offer or resale of the ADSs it purchased occurs in compliance with applicable laws and regulations.

In accordance with Article 5 of the Prospectus Regulation and Article 100-bis of the Consolidated Financial Act, the subsequent resale on the secondary market in the Republic of Italy of the ADSs (which were part of an offer made pursuant to an applicable exemption from the obligation to publish a prospectus) constitutes a distinct and autonomous offer that must be made in compliance with the public offer and prospectus requirement rules provided under the Consolidated Financial Act and Issuers’ Regulation unless an exemption applies. Failure to comply with such rules may result in the subsequent resale of such ADSs being declared null and void and the intermediary transferring the ADSs may be liable for any damage suffered by the investors.

Japan

The ADSs have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the “FIEA”) and each underwriter has agreed that it will not offer or sell any ADSs, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”); (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person who is: (a) a corporation (which is not an accredited investor) (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities or securities-based derivatives contracts (each as defined in the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

Spain

This offer of our ADSs has not been and will not be registered with the Spanish National Securities Market Commission (Comisión Nacional del Mercado de Valores, or “CNMV”), and, therefore, none of our ADSs may be offered, sold or distributed in any manner, nor may any resale of the ADSs be carried out in Spain except in circumstances which do not constitute a public offer of securities in Spain or are exempted from the obligation to publish a prospectus, as set forth in Spanish Securities Market Act (Ley 24/1988, de 28 de julio, del Mercado de Valores) and Royal Decree 1310/2005, of 4 November, and other applicable regulations, as amended from time to time, or otherwise without complying with all legal and regulatory requirements in relation thereto. Neither this prospectus supplement nor any offering or advertising materials relating to our ADSs have been or will be registered with the CNMV, and, therefore, they are not intended for the public offer of our ADSs in Spain.

Switzerland

The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under Article 652a or Article 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under Article 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland and therefore do not constitute an issuance prospectus within the meaning of the Swiss Code of Obligations or a listing prospectus within the meaning of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the ADSs or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

United Arab Emirates

Each underwriter has represented and agreed that the ADSs have not been and will not be offered, sold or publicly promoted or advertised by it in the United Arab Emirates other than in compliance with any laws applicable in the United Arab Emirates governing the offering or sale of securities.

United Kingdom

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the sale of the ADSs in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

TAXATION

The following summary of the Cypriot tax, Russian tax and United States federal income tax consequences of ownership of the ADSs is based upon laws, regulations, decrees, rulings, income tax conventions (treaties), administrative practice and judicial decisions in effect at the date of this prospectus supplement. Legislative, judicial or administrative changes or interpretations may, however, be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may be retroactive and could affect the tax consequences to holders of the ADSs. This summary does not purport to be a legal opinion or to address all tax aspects that may be relevant to a holder of the ADSs. Each prospective holder is urged to consult its own tax advisor as to the particular tax consequences to such holder of the ownership and disposition of the ADSs, including the applicability and effect of any other tax laws or tax treaties, of pending or proposed changes in applicable tax laws as of the date of this prospectus supplement, and of any actual changes in applicable tax laws after such date.

Material Cypriot Tax Considerations

Cyprus Tax residency of a company

In accordance with the Cyprus Income Tax Law, a company is tax resident in Cyprus if its management and control are exercised in Cyprus. There is no definition in the Cyprus Income Tax Law as to what constitutes management and control however it is understood that the concept of “central management and control” followed by the Cyprus tax authorities is in line with such concepts applied in other common law countries and as it has developed through case law. The concept refers to the highest level at which the business of the company is controlled and the policy decisions of the directors are taken. This place is usually where the shareholders and/or the board of directors meet and take key management and commercial decisions.

In 2016 the Cyprus tax authorities have issued a questionnaire for tax residency certificate indicating information that needs to be provided by a company when obtaining Cyprus tax residency certificate, including the following questions: (i) whether the company is incorporated in Cyprus and is a tax resident only in Cyprus; (ii) whether the majority of the Board of Directors meetings take place in Cyprus; (iii) whether the Board of Directors exercise control management and make key management and commercial decisions necessary for a company’s operations and general policies; (iv) whether Board of Directors’ minutes are prepared and kept in Cyprus; (v) whether the majority of the Board of Directors are Cyprus tax residents; (vi) whether shareholders’ meetings take place in Cyprus; (vii) whether the company issued any General Power of Attorney; etc. Depending on the answers to the above questionnaire the Cyprus tax authorities may or may not issue a tax residency certificate to a company.

We consider the company to be a resident of Cyprus for tax purposes. However, taking into consideration that the majority of our board of directors is comprised of non-Cyprus tax residents and a number of other factors which may be treated as not fully in line with the abovementioned requirements, our tax residency in Cyprus may be challenged.

Moreover, we may be deemed to be a tax resident outside of Cyprus, for further details see risk factor “Risk Factors – Risks Related to Taxation – We may be deemed to be a tax resident outside of Cyprus.”

Cyprus Tax residency of an individual

With respect to the individual holders of our ADSs, such holder may be considered to be a tax resident in Cyprus in any one calendar year (which corresponds to a period from January 1 to December 31) if such holder is physically present in Cyprus for a period exceeding in aggregate more than 183 days in that one calendar year.

Furthermore, on January 1, 2017, an amendment to the Income Tax Law entered into force introducing a second tax resident test – the “60 day rule” – for the purposes of determining Cyprus tax residency for individuals. An individual is considered as a tax resident in Cyprus, if he/she satisfies either the current “183 day rule” or the “60 day rule” for the relevant tax year (coinciding with calendar year). The “60 day rule” applies to an individual who in the relevant tax year:

•	does not reside in any other single state for a period exceeding 183 days in aggregate, and

•	resides in Cyprus for at least 60 days within the tax year, and

•	carries on any business in Cyprus and/or is employed in Cyprus and/or holds an office at a person tax resident in Cyprus at any time during the tax year, and

•	maintains a permanent residence in Cyprus either owned or rented by the individual.

An individual is considered to be domiciled in Cyprus for the purposes of Special Contribution for the Defence if he/she has a domicile of origin in Cyprus per the Wills and Succession Law (with certain exceptions) or if he/she has been a tax resident in Cyprus for at least 17 out of the 20 tax years immediately prior to the tax year of assessment.

Holders of ADSs must consult their own tax advisors on their tax residency status and their tax liabilities arising from holding and/or disposal of the ADSs in their tax residency jurisdictions.

Taxation of Cyprus Resident Company

A company which is considered as a resident of Cyprus for tax purposes is subject to corporate income tax in Cyprus on its income accrued and derived from all chargeable sources in Cyprus and abroad, worldwide income, taking into account certain exemptions. The rate of corporate income tax in Cyprus is 12.5% as of January 1, 2013.

Non-tax resident Cyprus companies (i.e. not managed and controlled from Cyprus) are liable to income tax in Cyprus only in respect of the following types of income arising from sources in Cyprus: trading profits of a permanent establishment situated in Cyprus (i.e. fixed base from which a business is carried on), profit from the sale of trade goodwill in Cyprus and rental income from property situated in Cyprus.

Tax resident Cyprus companies are subject to Special Contribution for the Defence which may be imposed on its dividend income, “passive” interest income and rental income according to the provisions of the Special Contribution for the Defence of the Republic Law N.117(I)/2002, as amended (See provisions of sections “Material Cypriot Tax Considerations – “Taxation of Dividend Income”, “Deemed Dividends Distribution” and “Taxation of Interest Income”).

Taxation of Dividend Income

Dividend income (whether received from Cyprus tax resident or non-tax resident Cyprus companies) is exempt from Corporate Income Tax in Cyprus.

Dividend income received from Cyprus resident companies is exempt from the Cypriot Special Contribution for the Defence in Cyprus. The rate of Special Contribution for the Defence in Cyprus is 17% as from January 1, 2014 onwards.

Dividend income received from non-Cyprus resident companies is exempt from the Cypriot Special Contribution for the Defence in Cyprus provided that either (i) not more than 50% of the foreign paying company and/or permanent establishment’s activities result directly or indirectly in investment (“passive”) income, or (ii) the foreign tax burden suffered on income of the foreign company and/or permanent establishment paying the dividends is not significantly lower than the tax burden payable in Cyprus (currently interpreted to mean an effective tax burden of at least 6.25%).

Dividends declared by a Cyprus tax resident company to another Cyprus tax resident company after the lapse of four years from the end of the year in which the profits were generated are subject to Special Contribution for the Defence at applicable rate. Dividend income which emanates directly or indirectly out of such dividends on which Special Contribution for the Defence was previously suffered is exempt.

If the participation exemption for the Cypriot Special Contribution for the Defence does not apply, dividends receivable from non-Cyprus resident companies are taxed at a rate of 17%. Foreign tax paid or withheld on dividend income received by the Cyprus tax resident company can be credited against Cypriot tax payable on the same income provided proof of payment can be furnished.

New provisions were incorporated effectively from January 1, 2016 in the Cyprus tax legislation in order to be harmonized with the European Directive 2011/96/EU and related amending directives. These provisions involve the introduction of anti-hybrid and general anti-avoidance measures in relation to the distribution of profits from a subsidiary to a parent company within the European Union. These new provisions apply only between EU companies.

The anti-hybrid provision introduced provides that to the extent where the profits which are distributed from a subsidiary company to its Cyprus parent company are deductible from the taxable income of the subsidiary company, Cyprus is required to tax such profits. The respective profits are subject to taxation at the rate of 12.5% in accordance with the provisions of the Income Tax Law and are not considered as dividends for Special Contribution for Defence purposes.

The general anti-avoidance measures introduced provides that where dividend is received from a company which is a tax resident of another EU member state (level of holding is not relevant) and where it is considered that there is abuse (i.e. arrangement or series of arrangements that do not reflect economic reality), a credit will not be granted against the Cypriot tax liability for the foreign tax withheld on the profits of the company paying the dividend and of each sub-subsidiary from which the dividend originates.

Under Cyprus legislation no withholding tax on dividends shall be paid to non-residents of Cyprus. The dividend will be paid free of any tax to the shareholder who will be taxed according to the laws of his country of residence or domicile. Holders of ADSs must consult their own tax advisors on the consequences of their residence or domicile in relation to the taxes applied to the payment of dividends.

Deemed Dividend Distribution

Cyprus tax resident companies which do not distribute 70% of their profits after tax, as defined by the Special Contribution for the Defence of the Republic Law, by the end of the two years after the end of the year of assessment to which the profits refer, will be deemed to have distributed this amount as dividend. Special Contribution for the Defence will be payable on such deemed dividend to the extent that the shareholders for deemed dividend distribution purposes are Cyprus tax residents and domiciled in Cyprus. In respect of profits of years of assessment after 2012 onwards the Special Contribution for the Defence rate is 17%. The amount of this deemed dividend distribution is reduced by any actual dividend paid out of the profits of the relevant year by the end of the period of two years from the end of the year of assessment to which the profits refer. This Special Contribution for the Defence is paid by the Company for the account of the shareholders.

In September 2011, the Commissioner of the Inland Revenue Department of Cyprus issued Circular 2011/10, which exempted from the Special Contribution for the Defence any profits of a company that is tax resident in Cyprus imputed indirectly to shareholders that are themselves tax resident in Cyprus to the extent that these profits are indirectly apportioned to shareholders who are ultimately not Cyprus tax residents.

Further to the above and in view of the provisions of Tax Technical Circular 2016/8, any profits of a Cyprus tax resident company imputed directly or indirectly to shareholders who are Cyprus tax resident but not domiciled in Cyprus should be exempt from Special Contribution for the Defence.

In case of our individual ultimate shareholder(s) is/are considered to be a Cyprus tax resident and domiciled in Cyprus and no actual dividend is ever paid out of the relevant profits, we may be subject to the Special Contribution of the Defence. Imposition of this tax could have a material adverse effect on our business, financial condition and results of operations.

National Health System (NHS)

A national health system was introduced in Cyprus aiming to provide its population equal access to a holistic health care system. Contributions relating to the implementation of the NHS started on March 1, 2019 and may increase beginning on March 1, 2020. We understand that there are currently ongoing discussions aiming to delay the increase.

NHS contributions apply to various types of income received by an individual in Cyprus irrespective of whether they are domiciled in Cyprus. Indicatively, we note that NHS contribution rates for dividend and interest income sourced in Cyprus received by Cyprus tax resident individuals should be 1.70% as from March 1, 2019 and 2.65% as from March 1, 2020.

Taxation of Capital Gains

Cyprus Capital Gains Tax is imposed (when the disposal is not subject to income tax) at the rate of 20% on gains from the disposal of immovable property situated in Cyprus including gains from the disposal of shares in companies which own immovable property in Cyprus (either directly or indirectly), and such shares are not listed in any recognized stock exchange.

It is unclear whether this exception also applies to disposal of the ADSs.

Inheritance Tax

There is no Cyprus inheritance tax.

Tax Position of Holders of ADSs with Respect to Distributions

There is no express provision in the Special Contribution for the Defence law on the treatment of holders of ADSs with respect to Special Contribution for the Defence on dividends nor is there any specific guidance issued by the Cypriot tax authorities on the point. We are of the view that holders of ADSs will be subject to the same treatment as holders of shares with respect to the liability of Special Contribution for the Defence and income tax on dividends and, therefore, the provision of sections “Taxation of Dividend Income”, “Deemed Dividend Distributions” and “National Health System (NHS)” above would apply equally to the holders of ADSs.

Non-Cyprus tax resident holders of ADSs must also consult with their own tax advisors on the tax liabilities arising from ADSs distributions.

Taxation of income and gains

Gains from the disposal of ADSs

In accordance with Article 2 of the Income Tax Law L118(I)/2002 (as amended) the term “titles” is explicitly defined to include shares, bonds, debentures, founders’ shares and other securities of companies or other legal persons, incorporated under a law in the Republic of Cyprus or abroad and rights. Therefore, Company’s securities (ADSs) may constitute “titles” based on the understanding that they represent the Company’s shares.

Any gain from disposal by a Cyprus tax resident company/individual of titles shall be exempt from corporate income tax irrespective of the trading nature of the gain, the number of shares held or the holding period and shall not be subject to the Cypriot Special Contribution for the Defence. Such gains are also outside of the scope of capital gains tax provided that the company whose shares are disposed of does not own any immovable property situated in Cyprus or such shares are listed in any recognized stock exchange.

If the ADSs are considered by the Cyprus tax authorities not qualifying as “titles”, any gain on disposal of ADSs by a Cyprus tax resident company will be subject to corporate income tax at the rate of 12,5% and personal income tax at the progressive rates of 0% – 35% in cases of a gain on disposal by a Cyprus tax resident individual.

Gains from Intellectual Property (“IP”)

Under Cyprus IP box regime (came into force in 2012) an 80% deduction is allowed from the net profit received from the use or disposal of IP rights. In case a loss is resulting from the said activities, only 20% of the resulting loss can be offset against income from other sources or carried forward to be offset against income of subsequent tax years. That provision has a retroactive effect in respect to IP acquired or developed before January 2012 (i.e. IPs acquired or developed before January 2012 qualify for the IP Box regime).

Since July 1, 2016, a new IP Box regime is available in Cyprus, fully aligned with the OECD/G20 Base Erosion and Profit Shifting (“BEPS”) Action 5 report. Under the new Cyprus IP Box, Cyprus IP companies can achieve an effective tax rate of 2.5% (or less) on qualifying profits earned from exploiting qualifying IP. Non-qualifying incomes are taxable at an effective tax rate of 12.5% (or less).

Tax treatment of the Foreign exchange differences

As of January 1, 2015, Cyprus tax laws provide for all foreign exchange differences to be tax neutral from a Cyprus income tax perspective (i.e. gains are not taxable/losses are not tax deductible) with the exception of forex gains/losses arising from trading in forex which remain taxable/deductible. Regarding trading in forex, which remains subject to tax, the tax payers may irrevocably elect whether to be taxed only upon realization of forex rather than on an accruals/accounting basis.

Taxation of Interest income

The tax treatment of interest income of any company which is a tax resident of Cyprus will depend on whether such interest income is treated as “active” (subject to corporate income tax) or “passive” (subject to Special Contribution for the Defence Fund). Interest income which consists of interest which has been derived by a company which is a tax resident of Cyprus in the ordinary course of its business and/or interest income closely connected with the ordinary course of its business may be treated as active and hence will be subject to corporate income tax at the rate of 12.5%, after the deduction of any allowable business expenses. The Special Contribution for the Defence shall not apply to such income. Any other interest income (i.e. of “passive” nature), to the contrary, will be subject to the Special Contribution for the Defence at the rate of 30% on the gross amount of interest, corporate income tax shall not apply.

Specifically, interest income arising from provision of loans to related or associated parties should be generally considered as income arising from activities closely connected with the ordinary course of business and should, as such, be exempt from Special Contribution for the Defence and only be subject to corporate income tax, see provisions of section “Arm’s length principle”.

Withholding taxes on interest

No withholding taxes shall apply in Cyprus on interest paid by the company, which is a tax resident in Cyprus, to a non-Cyprus tax resident lenders (both corporations and individuals).

Moreover, no withholding tax shall apply in Cyprus on interest paid by the company, which is a tax resident in Cyprus, to Cyprus tax resident lenders when the interest is considered as interest accruing from their ordinary course of business or interest income closely connected with the ordinary course of their business.

Any payment of interest which is not considered as interest accruing from the ordinary course of business or interest income closely connected with the ordinary course of business by the company, which is a tax resident in Cyprus, to Cyprus tax resident lenders (both corporations and individuals) shall be subject to Special Contribution for the Defence at the rate of 30%, whereby the company may be required to withhold such tax from the interest. Depending on the facts and circumstances of the case, the company may not need to act as the withholding agent.

Tax deductibility of expenses, including interest expense

The general principle of the Cyprus income tax law is that an expense may be deducted in case it is incurred wholly and exclusively for the production of taxable income.

The Tax Circular 2008/14 issued by the Cypriot tax authorities provides guidance as to the tax deductibility of expenses incurred in relation to the production of income which is exempt from corporate income tax such as dividend income and profits/ gains on sale of securities. According to that tax circular (i) any expenditure that can be directly or indirectly attributed to income, that is exempt from tax, is not deductible for corporate income tax purposes and cannot be set-off against other (taxable) sources of income; and (ii) any expenditure that is attributable to both taxable and exempt income (i.e. general overheads) should be apportioned based on a gross revenue ratio or based on an asset ratio. The taxpayer should select the most appropriate method and should use this method on a consistent basis.

Interest incurred in connection with acquisition (directly or indirectly) of shares in a 100% owned subsidiary company as of January 1, 2012 (irrespective of the tax residency status of the subsidiary) shall be deductible for Cypriot tax purposes. This would apply provided that the assets of the subsidiary do not include assets not used in the business. However, in case the subsidiary possesses such assets, the deductibility of interest at the level of the holding company is limited only to the amount relevant to assets, used in the business.

Furthermore, notional interest deduction is available starting from January 1, 2015 (See provisions of section “Material Cypriot Tax Considerations – Notional Interest Deduction”).

The provisions of EU Anti-Tax Avoidance Directive (“ATAD”) which was approved by the EU Commission in 2016, has been transposed into Cyprus domestic legislation. In accordance with the new provisions introduced in Article 11(16) of the Income Tax Law L.118(1)/2002 as amended, Interest Limitations Rules have been introduced in Cyprus with effect as from January 1, 2019 in compliance with the ATAD Directive (See provisions of section “Material Cypriot Tax Considerations – EU Anti-Tax Avoidance Directive (“ATAD”)”).

Notional Interest Deduction

Effectively from January 1, 2015, Cyprus tax legislation provides for Notional Interest Deduction (NID) under which the Cyprus companies that have issued additional share capital starting from January 1, 2015 and afterwards will have the benefit of a notional interest that will be deducted from their taxable income for each tax year. As per the legislation, the NID is calculated on “new equity” introduced in the company as from January 1, 2015. The NID is calculated as follows: New Equity x NID rate.

“New equity” is considered to consist of paid-up share capital of any class (ordinary, preference, redeemable, convertible shares), paid in cash or in kind, and share premium which have been issued and settled as from January 1, 2015 and that is available for the period during which the new equity is in issue.

As per the Cyprus legislation the NID interest rate is the yield on 10-year government bonds (as at December 31 of the prior tax year) of the country where the funds are employed plus a 3.0% premium, subject to a minimum amount which is the yield on the 10-year Cyprus government bond plus the 3.0% premium. The NID deduction cannot exceed 80% of the taxable profit as calculated before NID. A scheduling approach is expected to be followed – it is applied by reference to the taxable profits that are generated from assets/activities that are financed by the “new equity” on which the NID is calculated as per the Tax Technical Circular issued by the Cyprus tax authorities.

Arm’s length principle

The arm’s length principle in the Cyprus income tax law requires that all transactions between related parties should be carried out on the at an arm’s length basis, being at fair values and on normal commercial terms.

More specifically, under the arm’s length principle, where conditions are made or imposed upon the commercial or financial relations of two related parties which differ from those which would have been made between independent parties, any profits which would have accrued to one of the party had the two parties been independent, but have not so accrued, may be included in the profits of that party and taxed accordingly. The amendment to the income tax law, effective as of January 1, 2015, extends the arm’s length principle by introducing the possibility of, in cases where two related Cyprus tax residents transact and the Cyprus tax authorities make an upward arm’s length adjustment to one of them, effecting a corresponding downwards adjustment to the other one.

On June 30, 2017, the Cyprus tax authorities issued a tax technical circular (Circular) providing guidance for the tax treatment of intra-group financing transactions (IGFTs). The Circular effective as from July 1, 2017 closely follows the application of the arm’s length principle of the OECD Transfer Pricing Guidelines and it applies for all relevant existing and future IGFTs. In this respect, the remuneration on all IGFTs should be supported by a transfer pricing study in order to be accepted by the Cyprus tax authorities.

IGFTs for the purposes of the Circular are defined as (i) any activity relating to granting of loans or cash advances to related companies that is or should be remunerated by interest; and (ii) such activity is financed by financial means and instruments, such as debentures, private loans, cash advances and bank loans.

The Circular requires that the transfer pricing study should be prepared by independent experts and will have to be based on the relevant OECD standards for the purposes of (i) describing (delineating) the IGFT by performing a comparability analysis based on the functional and risk profile of the company; and (ii) determining the applicable arm’s length remuneration by performing an economic analysis.

Under certain conditions and assuming minimum substance requirements, taxpayers carrying out a purely intermediary intra-group financing activity may opt for the application of a Simplification Measure (resulting in a minimum 2% after-tax return on assets, meaning circa minimum 2.285% pre-tax return on assets).

There are no specific transfer pricing rules or any transfer pricing documentation requirements in the Cyprus tax laws with respect to any other related party transactions. However, Cyprus is in the late stages of adopting transfer pricing rules, covering all types of transactions, that are applicable to Cyprus tax resident companies or Cyprus permanent establishments that meet the standards set in the OECD BEPS Action 13: Transfer Pricing Documentation and Country-by-Country Reporting. The Cyprus draft transfer pricing legislation is expected to be enacted in the coming months with retrospective effect from January 1, 2020.

We cannot exclude that the Cyprus Tax Authorities may challenge the arm’s length principle applied to transactions with our related parties and therefore additional tax liabilities may accrue. If additional taxes are assessed with this respect, they could have a material adverse effect on our business, financial conditions and results of operations.

Stamp duty

Cyprus levies a stamp duty on contracts that relate to any property situated in Cyprus or any matter or thing which is performed or done in Cyprus.

Documents are subject to stamp duty in Cyprus at a fixed fee or based on the value of such document with a maximum amount of stamp duty of EUR 20,000 per instrument. In case the document has a nominal value, there is a risk stamp duty to apply on the fair market value of the underlying asset.

A liability to stamp duty may arise on acquisition of Cyprus shares and such stamp duty would be payable where the shares acquisition documents are executed in Cyprus or later brought into Cyprus as the company’s shares may be considered as Cypriot property.

Minimum Flat Registration Fee

Capital duty has been abolished by the Council of Ministers with effective date as from December 18, 2018. As a result no capital duty is payable to the Registrar of Companies in respect of the registered authorized share capital of a Cypriot company upon its incorporation and upon its subsequent increases thereon, other than minimal flat registration fees payable to the Registrar of Companies.

Base Erosion and Profit Shifting (“BEPS”) Action Plan

The recommendations of the BEPS Project led by the Organization for Economic Cooperation and Development (“OECD”) contains action points aimed to tackle concerns over base erosion and profit shifting by addressing perceived flaws in international tax rules such as tax avoidance, improve the coherence of international tax rules and ensure a more transparent tax environment.

Cyprus is not a member of the OECD but follows the OECD and EU relevant initiatives. As an EU member state Cyprus adopts and applies the relevant EU Directives.

In short, the EU Anti-Tax Avoidance Directive (the provisions of which are outlined below) will be adopted and tackles measures of Actions 2, 3 and 4 of the BEPS Project.

EU Anti-Tax Avoidance Directive (“ATAD”)

On April 25, 2019, further to the publication of Law 63(I)/2019, the provisions of the EU Anti-Tax Avoidance Directive (ATAD EU 2016/1164) of July 2016 were transposed into the Cyprus domestic law. The Law transposes three ATAD measures in the Cypriot law; interest limitation, a general anti-abuse rule (GAAR) and rules concerning controlled foreign companies (CFC). An overview of these three provisions, which will apply retroactively as from January 1, 2019, is set out below.

The remaining measures of the EU Anti-Tax Avoidance Directive (ATAD1 and ATAD2) that include the rules on exit taxation have been implemented and regarding the hybrid mismatches, are expected to be implemented in 2020 with an effective date of January 1, 2020, except for the rules on reverse hybrid mismatches, which are to apply from January 1, 2022.

Interest limitation rule

The interest limitation rule requires that the Exceeding Borrowing Cost (EBC) (which refers to the amount by which deductible interest expense exceeds the taxable interest income) shall be deductible only up to 30% of the taxpayer’s adjusted taxable profit before interest, tax, depreciation and amortisation (i.e. taxable EBITDA).

There are certain exemptions to the rule including a de minimis threshold of three million euro (EUR 3,000,000) per fiscal year. In addition, standalone entities are excluded from the limitation rule. Moreover, grandfathering has been provided for loans concluded before June 17, 2016. Finally, a group equity ‘escape’ clause is provided, allowing a Cyprus resident company that is part of a consolidated group for financial reporting purposes, to opt to fully deduct its EBCs, provided that the ratio of its equity over its total assets is equal to (or even up to 2% lower) or higher than the equivalent ratio of the group.

In addition, should a Cyprus company belong to a Cyprus group as defined in the Cyprus tax legislation, the main rule and the de minimis rule apply to the Cyprus group as one taxpayer.

Controlled Foreign Company (CFC) rule:

A foreign entity is considered a CFC when the following conditions are satisfied:

(i)

in the case of a non-Cyprus tax resident company, the Cyprus tax resident company, either by itself or together with its associated enterprises, holds a direct or indirect participation of more than 50% of the voting rights, or owns directly or indirectly more than 50% of the capital or is entitled to receive more than 50% of the profits of that company; and

(ii)

the actual corporate tax paid by the company (or exempt PE) on its profits is lower than 50% of the corporate tax that would have been charged on the company (or exempt PE) under the applicable corporate tax system in Cyprus, had it been Cyprus tax resident.

In cases where a non-Cyprus tax resident company (or exempt PE) is considered a CFC of a Cyprus company, the Cyprus CFC rules provide the following exemptions:

(i)	Realising accounting profits of no more than €750,000 and non-trading income of no more than €75,000; or(b) the accounting profits amount to no more than 10% of its operating costs for the tax period.

There is no definition of what constitutes non-trading income for CFC purposes in the Cyprus tax legislation. The Cyprus CFC rules apply to the undistributed income of a CFC which should be included in the tax base of the Cyprus tax resident parent company to the extent that such income arises from non-genuine arrangements which have been put in place for the essential purpose of obtaining a tax advantage.

An arrangement or series of arrangements shall be regarded as non-genuine to the extent that the CFC would not own the assets or would not have undertaken the risks which generate all or part of its income, if it were not controlled by the Cyprus tax resident parent, where the significant people functions which are relevant to those assets and risks are carried out and are instrumental in generating the CFC’s income.

General Anti-Abuse Rule (GAAR):

The GAAR allows the Cyprus tax authorities to ignore non-genuine arrangements where (one of) the main purpose(s) is to obtain a tax advantage that defeats the object or purpose of the relevant provision. Arrangements are regarded as non-genuine to the extent they are not put in place for valid commercial reasons which reflect economic reality.

EU Directive on Administrative Cooperation 6 (“DAC 6”)

On May 25, 2018, the Economic and Financial Affairs Council (ECOFIN) formally adopted the Council Directive amending Directive 2011/16/EU on administrative cooperation in the field of taxation as regards mandatory automatic exchange of information in the field of taxation in relation to reportable cross-border arrangements in order to disclose potentially aggressive tax planning arrangements.

The Directive applies to cross-border arrangements concerning either more than one Member State or a Member State and a third country and sets a two-step disclosure obligation for such arrangements. First by disclosure of the arrangement to the national authorities by those obliged to report and second by automatic exchange of reported information between the national tax authorities of the Member States.

Member States must transpose the Directive into their national laws and regulations by December 31, 2019 and the first automatic exchange of information should be communicated among Member States by October 31, 2020.

DAC6 is expected to be implemented in Cyprus as part of the Administrative Cooperation in the Field of Taxation (Amendment) Law 2019 (AC19 Law). The Cypriot Tax Department launched a public consultation on the AC19 Law on October 22, 2019. On June 24, 2020, the Council of the European Union announced that the EU will give EU Member States the option of more time to comply with certain rules on cross-border information reporting. The deferral is provided as a response to the COVID-19 pandemic. Therefore, it is expected that Cyprus will opt to amend its draft legislation and postpone the initially stipulated deadline by six months.

The draft bill follows DAC6 very closely without any clear deviations, however the legislative process in Cyprus may result in changes. The rules of the Directive are already effective as from June 25, 2018 and any legally reportable cross-border arrangements starting from the effective date must be disclosed by August 31, 2020 (extended until February 28, 2021).

The cross-border arrangements are reportable if:

(1)	one of the “hallmarks” of the Directive is met, and

(2)	avoiding tax is one of the main benefits of the scheme (“main benefit” test).

Some of the “hallmarks” can make a transaction reportable without meeting the main benefit test.

The reporting obligation of the arrangements falls on the service providers and other intermediaries, however, in certain cases the obligation to report applies to the taxpayers taking part in the cross-border arrangements themselves.

The penalties for non-compliance with the provisions on DAC6 set by Cyprus in the draft bill depend on the nature of the violation and are up to €20000 per transaction/arrangement.

Country by Country reporting

On May 26, 2017, a Decree was issued by the Cyprus Ministry of Finance, which outlines the Country by Country (CbC) reporting requirements for multinational enterprise groups generating consolidated annual turnover exceeding 750 million euros (MNE Group).

As per the Decree, a CbC report filing obligation arises in Cyprus for a Cyprus tax resident entity that is the ultimate parent entity (UPE) of an MNE Group or has been designated by the MNE Group as the sole substitute of the UPE (under the “surrogate parent” mechanism).

MNE Groups need to disclose on their CbC report the following data for each tax jurisdiction in which they operate: (i) the amount of revenue, profit before tax, and corporate taxes paid and accrued; (ii) capital, retained earnings and tangible assets, together with the number of employees; (iii) identification of each entity within the group doing business in a particular tax jurisdiction, with a broad indication of its economic activity.

The format of the CbC report is consistent with the template published by the OECD.

Furthermore, each Cyprus tax resident constituent entity of an MNE Group should notify, on an annual basis, the Cyprus tax authorities if it is the reporting entity of the MNE Group (i.e. the UPE or surrogate parent). In the case where the entity is not the reporting entity, then it should also notify the Cyprus tax authorities of the details and tax residency of the reporting entity of the Group.

We do not consider the company to be subject to CbC reporting requirements. However, taking into the consideration the possibility of further developments in Cyprus as well as international legislation, we may become subject to the above requirements.

With reference to the above section “Material Cypriot Tax Considerations” we cannot exclude the possibility that we might be subject to additional tax liabilities in case the respective Cyprus tax authorities apply different rulings to the transactions carried out by us or in our respect, which could have a material adverse effect on our business, financial condition and results of operations.

United States Federal Income Tax Considerations

The following discussion is a summary of the U.S. federal income tax considerations to U.S. Holders (as defined below) of the ownership and disposition of our ADSs or ordinary shares. The discussion is not a complete analysis or listing of all of the possible tax considerations and does not address all tax considerations that may be relevant to investors in light of their particular circumstances. Special rules that are not discussed in the general descriptions below may also apply. The description of U.S. federal income tax considerations deals only with U.S. Holders that own our ADSs or ordinary shares as capital assets. In addition, the description of U.S. federal income tax considerations does not address the tax treatment of special classes of U.S. Holders, such as banks and other financial institutions, insurance companies, persons holding our ADSs or shares as part of a “straddle,” “hedge,” “appreciated financial position,” “conversion transaction” or other risk reduction strategy, U.S. expatriates, persons liable for alternative minimum tax, brokers or dealers in securities or currencies, holders whose “functional currency” is not the U.S. dollar, regulated investment companies, real estate investment trusts, partnerships (or any entity treated as a partnership for U.S. federal income tax purposes) and other pass-through entities, traders in securities who have elected the mark-to-market method of accounting for their securities, individual retirement accounts or other tax-deferred accounts, holders who acquired shares pursuant to the exercise of an employee stock option or right or otherwise as compensation, tax-exempt entities, and investors who own directly, indirectly through certain non-U.S. entities, or constructively 10% or more of the voting power or value of our aggregate shares outstanding. The following discussion does not address any tax considerations arising under the laws of any U.S. state or local or foreign jurisdiction, the estate tax, the Medicare tax on certain net investment income, or under any U.S. federal laws other than those pertaining to income tax.

The discussion is based on the laws of the United States, including the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, all as in effect at the date of this prospectus supplement, and any of which may change, possibly with retroactive effect. Further, there can be no assurance that the IRS will not disagree with or will not challenge any of the conclusions reached and described herein. The discussion is also based, in part, on representations by the depositary and assumes that each obligation under the depositary agreement and any related agreement will be performed in accordance with its terms.

In General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation that is created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if either (1) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person under applicable Treasury regulations.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ADSs or ordinary shares, the U.S. federal income tax treatment of such partnership and each partner will generally depend on the status and the activities of the partnership and the partner. Partnerships that hold our ADSs or ordinary shares, and partners in such partnerships, should consult their tax advisors regarding the U.S. federal, state and local and non-U.S. tax considerations applicable to them of the ownership and disposition of our ADSs or ordinary shares.

For U.S. federal income tax purposes, U.S. Holders of ADSs generally will be treated as the owners of the ordinary shares represented by the ADSs. Accordingly, except as otherwise noted, the U.S. federal income tax considerations discussed below apply equally to U.S. Holders of ADSs or the underlying ordinary shares.

Holders should consult their tax advisors regarding the particular tax considerations to them of the ownership and disposition of our ADSs or ordinary shares under the laws of the United States (federal, state and local) or any other relevant taxation jurisdiction.

Taxation of Distributions

Subject to the discussion under “– Passive Foreign Investment Companies” below, the gross amount of a distribution made by us with respect to the ordinary shares underlying our ADSs, including the full amount of any Cypriot withholding tax thereon, will be a dividend for U.S. federal income tax purposes includible in the gross income of a U.S. Holder to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividends will generally not be eligible for the dividends received deduction allowed to U.S. corporations. Because we do not intend to maintain calculations of our earnings and profits on the basis of U.S. federal income tax principles, U.S. Holders should expect that any distribution paid will generally be reported to them as a “dividend” for U.S. federal income tax purposes. Dividends received by individuals and other non-corporate U.S. Holders of our ADSs that are traded on Nasdaq will be eligible for beneficial rates of taxation provided we are not a PFIC (as defined below) during the year in which the dividend is paid or the prior taxable year and certain other requirements, including stock holding period requirements, are satisfied by the recipient. U.S. Holders should consult their tax advisors regarding the application of the relevant rules to their particular circumstances.

Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s (or in the case of ADSs, the Depository’s) receipt of the dividend. The amount of any dividend income paid in a foreign currency will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, U.S. holders should not be required to recognize foreign currency gain or loss in respect of dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the discussion under “– Passive Foreign Investment Companies” below, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon a sale or other disposition of its ADSs or ordinary shares in an amount equal to the difference between the amount realized from such sale or disposition and the U.S. Holder’s adjusted tax basis in such ADSs or ordinary shares, in each case, as determined in U.S. dollars. Such capital gain or loss will be long-term capital gain (taxable at a reduced rate for non-corporate U.S. Holders, such as individuals) or loss if, on the date of sale or disposition, such ADSs or ordinary shares were held by such U.S. Holder for more than one year. The deductibility of capital losses is subject to significant limitations.

If a Russian tax is imposed on the sale or other disposition of our ADSs or ordinary shares, a U.S. Holder’s amount realized will include the gross amount of the proceeds before deduction of the Russian tax. See “– Russian Tax Considerations Relevant to the Purchase, Ownership and Disposition of the ADSs” for a

description of when a disposition may be subject to taxation by Russia. Because a U.S. Holder’s gain from the sale or other disposition of ADSs or ordinary shares will generally be U.S. source gain, a U.S. Holder may be unable to claim a credit against its U.S. federal tax liability for any Russian tax on gains unless it has a sufficient amount of other foreign source income in the appropriate category for foreign tax credit purposes. In lieu of claiming a foreign tax credit, a U.S. Holder may elect to deduct foreign taxes, including the Russian tax, in computing taxable income, subject to generally applicable limitations under U.S. law. U.S. Holders should consult their tax advisors as to whether any Russian tax on gains may be creditable against U.S. federal income tax on foreign source income from other sources.

The surrender of ADSs in exchange for ordinary shares (or vice versa) will not result in the realization of gain or loss for U.S. federal income tax purposes, and U.S. Holders will not recognize any gain or loss upon such a surrender. A U.S. Holder’s tax basis in withdrawn shares will be the same as such holder’s tax basis in the ADSs surrendered, and the holding period of the shares will include the holder’s holding period for the ADSs.

Passive Foreign Investment Companies

In general, a publicly traded non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the fair market value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and our unbooked intangibles will be taken into account and generally treated as non-passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the shares.

We do not believe that we were a PFIC for the taxable year ended December 31, 2019. We do not anticipate being a PFIC for our current taxable year, although we can make no assurances in this regard. Our status as a PFIC in any year depends on our assets and activities in that year. Because PFIC status is factual in nature, is determined annually and generally cannot be determined until the close of the taxable year, there can be no assurance that we will not be considered a PFIC for any taxable year. Due to recent fluctuations in the market price of our ADSs or ordinary shares we may be a PFIC for our current taxable year. The market price of our ADSs and ordinary shares may continue to fluctuate considerably; consequently, we cannot assure you of our PFIC status for any taxable year. We could also be a PFIC, for example, based on changes to our business and assets and the potential application of technical regulations in the PFIC rules regarding certain banking activities. Furthermore, it is possible that the IRS may challenge our valuation of our goodwill and other unbooked intangibles, which may result in our company being classified as a PFIC.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, the U.S. Holder will generally be subject to an increased amount of taxes and an interest charge, characterization of any gain from the sale or exchange of our ADSs or ordinary shares as ordinary income, and other disadvantageous tax treatment with respect to our ADSs or ordinary shares unless the U.S. Holder may make a mark-to-market election (as described below). Further, if we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our non-U.S. subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of each such non-U.S. subsidiary classified as a PFIC (each such subsidiary, a lower tier PFIC) for purposes of the application of these rules. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. holder of “marketable stock” in a PFIC may make a mark-to-market election. A mark-to-market election may be made with respect to our ADSs, provided they are actively traded on a “qualified exchange,” other than in de minimis quantities, on at least 15 days during each calendar quarter, but may not be made with respect to our ordinary shares as they are not marketable stock. We anticipate that our ADSs should qualify as being actively traded, but no assurances may be given in this regard. If a U.S. Holder of our ADSs makes this election, the U.S. Holder will generally (i) include as income for each taxable year the excess, if any, of the fair market value of our ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as a loss the excess, if any, of the adjusted tax basis of our ADSs over the fair market value of such ADSs held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in our ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. In addition, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. In the case of a U.S. Holder who has held our ADSs during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs (or any portion thereof) and has not previously made a mark-to-market election, and who is considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs. Because a mark-to-market election technically cannot be made for any lower tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

We do not intend to provide the information necessary for U.S. Holders of our ADSs or ordinary shares to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, such U.S. Holder may be subject to certain reporting obligations with respect to our ADSs or ordinary shares, including reporting on IRS Form 8621.

Each U.S. Holder should consult its tax advisor concerning the U.S. federal income tax consequences of holding and disposing of our ADSs or ordinary shares if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

Russian Tax Considerations Relevant to the Purchase, Ownership and Disposal of the ADSs

The following is a summary of material Russian tax consequences relevant to the purchase, ownership and disposal of the ADSs. The summary is based on the laws of the Russian Federation in effect on the date of this prospectus supplement. All of the foregoing is subject to change (possibly on a retroactive basis) and varying interpretations which may be inconsistent or contradictory.

The summary does not seek to address the applicability of, and procedures in relation to, Russian regional and local taxes. Nor does the summary seek to address the availability of double tax treaty relief, and it should be noted that there may be practical difficulties involved in claiming relief under an applicable double tax treaty. Prospective holders should consult their own tax advisors regarding the tax consequences of investing in the ADSs and no representations with respect to the Russian tax consequences of purchasing, owning or disposal of the ADSs to any particular holder is made hereby.

General

For the purposes of this section, a “resident holder” means a holder of ADSs who is:

•	a Russian legal entity;

•

a foreign legal entity or organization, in each case organized under a foreign law, that is recognized as a Russian tax resident based on Russian domestic law (see “Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations”);

•

a foreign legal entity or organization, in each case organized under a foreign law, that is, in the case of conflicting tax residency statuses based on the relevant foreign law and Russian law, recognized as a Russian tax resident based on the provisions of an applicable double tax treaty (for the purposes of application of such double tax treaty);

•	a foreign legal entity or organization which holds and/ or disposes ADSs through its permanent establishment in Russia;

•

an individual actually present in Russia for an aggregate period of 183 calendar days (including days of arrival to the Russian Federation and including days of departure from the Russian Federation) or more in any period comprised of 12 consecutive months (days of medical treatment and education outside the Russian Federation are also counted as days spent in the Russian Federation if the individual departed from the Russian Federation for these purposes for less than six months). The interpretation of this definition by the Russian Ministry of Finance states that, for tax withholding purposes, an individual’s tax residence status should be determined on the date of the actual income payment (based on the number of days in Russia in the 12-month period preceding the date of the payment). Given that the tax residency status of an individual may change, an individual’s final tax liability in the Russian Federation for any reporting calendar year should be determined based on the number of days spent in Russia in such calendar year, and may require a reassessment.

For the purposes of this section, a “non-resident holder” is a holder of ADSs who does not fall under the definition of a resident holder.

ADSs holders should consult their own tax advisors on their tax status in Russia.

Non-resident holders

Generally, a non-resident holder of ADSs should not be subject to any Russian taxes in respect of distributions made by us with respect to class B shares underlying the ADSs.

Legal entities or organizations

A non-resident holder that is a legal entity or organization generally should not be subject to any Russian taxes in respect of any gain or other income realized on the sale, exchange or other disposal of the ADSs unless more than 50% of our assets consist of immovable property situated in Russia. Otherwise, it is possible that any proceeds from sale, exchange or other disposal of ADSs may be regarded as Russian source income received by non-resident holders that are legal entities or organizations, subject to Russian income tax at a rate of 20%. The above tax may be reduced or eliminated under an applicable double tax treaty, provided that the recipient of the income is its beneficial owner, such income is not attributable to a permanent establishment in Russia, the necessary requirements to qualify for the treaty relief and the appropriate administrative requirements under the Russian tax legislation have been met.

Capital gains that are received by a non-resident legal entity or an organization from sale or other disposal of shares that are recognized as quoted securities under the requirements of the Russian Tax Code generally should not be subject to profits tax in Russia. However, there is an uncertainty whether the above exemption may be applied to depository receipts which are representing shares of a company which assets more than for 50% consist of immovable property situated in Russia.

Non-resident holders that are legal entities or organizations should consult their own tax advisors with respect to the tax consequences of the sale, exchange or other disposal of the ADSs.

Individuals

A non-resident holder who is an individual should not generally be subject to Russian taxes in respect of any gains realized on the sale, exchange or other disposal of ADSs, provided that the proceeds of such sale, exchange or disposal are not received from a source within Russia.

ADS holders outside of Russia may be subject to Russian tax for income earned upon a sale, exchange or disposal of our ADSs. However, in the event that the proceeds from a sale, exchange or other disposal of ADSs are deemed to be received from a source within Russia, a non-resident holder that is an individual may be subject to Russian tax in respect of such proceeds at a rate of 30% of the gain (such gain being computed as the sales price less any available documented cost deduction, including the acquisition price of the ADSs and other documented expenses, such as depositary expenses and brokers’ fees), subject to any available double tax treaty relief, provided that the necessary requirements to qualify for the treaty relief and the appropriate administrative requirements under the Russian tax legislation have been met. For example, holders of ADSs that are eligible for the benefits of the United States-Russia double tax treaty should generally not be subject to tax in Russia on any gain arising from the disposal of ADSs, provided that the gain is not attributable to disposal of shares in a Russian “property-rich companies” (company with more than 50% of its assets consisting of immovable property situated in Russia, as defined in the treaty). If more than 50% of our assets were to consist of immovable property situated in Russia, there is no assurance that the benefits of the United States-Russia double tax treaty may not be available to an ADS holder.

According to Russian tax legislation, income received from a sale, exchange or other disposal of the ADSs should be treated as having been received from a Russian source if such sale, exchange or other disposal occurs in Russia. Russian tax law gives no clear indication as to how to identify the source of income received from a sale, exchange or other disposal of securities except that income received from the sale of securities “in Russia” will be treated as having been received from a Russian source. In the absence of any guidance as to what should be considered as sale, exchange or other disposal of securities “in Russia”, the Russian tax authorities may apply various criteria in order to determine the source of the sale or other disposal, including looking at the place of conclusion of the transaction, the location of the issuer or other similar criteria. There is no assurance, therefore, that the proceeds received by non-resident holders – individuals from a sale, exchange or other disposal of the ADSs will not become subject to tax in Russia.

The tax may be withheld at the source of payment only if the individual acts via a professional intermediary that is registered for the tax purposes in Russia (such asset manager, dealer, licensed broker or other intermediary that carries out operations under a brokerage service agreement, agency agreement, asset management agreement, commission agreement or commercial mandate agreement), otherwise the non-resident holder – individual shall be liable to file a tax return and pay the tax due to the Russian budget.

Starting from January 1, 2020, in absence of the licensed broker or an asset manager mentioned above, Russian tax agent responsibilities should also be fulfilled by a Russian legal entities or organizations acquiring the ADSs from the non-resident holders – individuals under sale or barter agreement.

Additionally, acquisition of the ADSs by a non-resident holder who is an individual may constitute a taxable event pursuant to provisions of the Russian Tax Code relating to the material benefit (deemed income) received by individuals as a result of acquisition of securities. If the acquisition price of the ADSs is below the lower margin of fair market value calculated under a specific procedure for the determination of market prices of securities for tax purposes, the difference may be subject to the Russian personal income tax at a rate of 30% (arguably, this would be subject to reduction or elimination under the applicable double tax treaty).

As noted above with respect to the disposal of the ADSs under Russian tax legislation, taxation of the income of non-resident holders who are individuals will depend on whether this income would be assessed as received from Russian or non-Russian sources. Although Russian tax legislation does not contain any provisions on how the related material benefit should be sourced, the tax authorities may infer that such income should be considered as Russian source income if the ADSs are purchased “in Russia”. In the absence of any additional guidance as to what should be considered as a purchase of securities “in Russia”, the Russian tax authorities may apply various criteria in order to determine the source of the related material benefit, including looking at the place of conclusion of the acquisition transaction, the location of the issuer or other similar criteria. There is no assurance, therefore, that proceeds received by non-resident holders – individuals from a sale, exchange, redemption or other disposal of the ADSs will not become subject to tax in Russia.

Non-resident holders who are individuals should consult their own tax advisors with respect to the tax consequences arising from acquisition, sale, exchange or other disposal of the ADSs and the receipt of the proceeds from source within Russia in their respect.

Double Tax Treaty Procedures

Where a non-resident holder of ADSs receives income from a Russian source, the Russian tax (if applicable under Russian domestic tax law) may be reduced or eliminated in accordance with the provisions of a double tax treaty. Advance treaty relief should be available for those eligible, subject to the requirements of the laws of Russia. In order for a non-resident holder to benefit from the applicable double tax treaty, documentary evidence is required to confirm the applicability of the double tax treaty for which benefits are claimed. Currently, a non-resident holder is required to provide a tax residence confirmation issued by the competent tax authority of the relevant treaty country (duly apostilled or legalized, translated into Russian and notarized). The tax residency confirmation needs to be renewed on an annual basis and provided before the first payment of income in each calendar year. For a non-resident holder that is a legal entity or organization this should be a tax residency certificate for the relevant year.

In order to benefit from the applicable double tax treaty, the person claiming such benefits must be the beneficial owner of the relevant income. In addition to a certificate of tax residency, the tax agent is obliged to require a confirmation from the non-resident holder or legal entity that it is the beneficial owner of the relevant income. As of the date of this prospectus supplement, the form of such confirmation is not set by the Russian Tax Code. Current clarifications of the Russian Ministry of Finance and Federal Tax Service guidance generally describe the information that is necessary to confirm the beneficial ownership of income, yet they do not set the precise form for the above confirmation. The Russian tax authorities try to extend this requirement retrospectively (for details see “Russian anti-offshore measures may have adverse impact on our business, financial condition and results of operations”).A non-resident holder who is an individual willing to obtain the advance double tax treaty relief at source should confirm to a tax agent that he or she is tax resident in a relevant foreign jurisdiction having a double tax treaty with Russia by providing the tax agent with a personal identity document and document confirming the tax residency of an individual in a relevant jurisdiction. To date, the Russian tax authorities do not generally make additional claims for confirmation of tax residency. However, due to the lack of available practice there is some uncertainty as to how they will be applied by the Russian tax authorities.

Non-resident holders should consult their own tax advisors regarding possible tax treaty relief and procedures for obtaining such relief with respect to any Russian taxes imposed on any payments received with respect to the ADSs.

Refund of Tax Withheld

If Russian withholding tax on income derived from Russian sources by a non-resident holder has been withheld at the source of payment and such non-resident holder is entitled to benefits of an applicable double tax treaty allowing such non-resident holder not to pay the tax in Russia or pay the tax at a reduced rate in relation to such income, an application for the refund of the tax withheld may be made within three years from the end of the tax period in which the tax was withheld.

In order to obtain a refund, the non-resident holder that is a legal entity or an individual is required to file with the Russian tax authorities along with the tax refund claim a pack of documents a list of which is stipulated by the Russian Tax Code.

The Russian tax authorities may, in practice, require a wide variety of documentation confirming the right to benefits under a double tax treaty. Such documentation, in practice, may not be explicitly required by the Russian Tax Code. Obtaining a refund of Russian tax withheld may be a time consuming process and can involve considerable practicable difficulties, depending to a large extent on the position of the local tax inspectorates. No assurance can be given that a refund of Russian tax withheld will be granted in practice.

Non-resident holders should consult their own tax advisors should they need to obtain a refund of Russian taxes withheld on any payments received with respect to the ADSs.

Resident holders

A resident holder will generally be subject to all applicable Russian taxes in respect of the purchase of the ADSs and income received on the ADSs, including any distributions on ADSs, gains from their sale, exchange or other disposal.

Resident holders should consult their own tax advisors with respect to their tax position regarding the ADSs.

LEGAL MATTERS

Certain legal matters in connection with this offering relating to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom (UK) LLP, London, United Kingdom. The validity of the class B shares underlying the ADSs being offered by this prospectus supplement and other legal matters concerning this offering relating to Cyprus law will be passed upon for us by Antis Triantafyllides & Sons LLC. Certain U.S. legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP, New York, New York. Certain Cypriot legal matters in connection with this offering will be passed upon for the underwriters by Chrysses Demetriades & Co. LLC.

EXPERTS

The consolidated financial statements of QIWI plc appearing in QIWI plc’s Annual Report (Form 20-F) for the year ended December 31, 2019 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLC, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

QIWI plc is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F and reports on Form 6-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.

The SEC maintains an Internet site that contains reports, proxy and information statements, regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019 (File No. 001-35893), or the 2019 Annual Report;

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 17, 2020 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 15, 2020 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 20, 2020 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 20, 2020 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 20, 2020 (File No. 001-35893);

•

the description of our class B shares contained in our Registration Statement on Form 8-A (filed on April 26, 2013) (File No. 001-35893), including any amendment or report filed for the purpose of updating such description.

Our Annual Report on Form 20-F for the year ended December 31, 2019 and any other information incorporated by reference is considered to be a part of this prospectus supplement. The information in this prospectus supplement, to the extent applicable, automatically updates and supersedes the information in our Annual Report on Form 20-F for the year ended December 31, 2019, or any such additional information incorporated by reference.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC. You may request a copy of these filings, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, at no cost, by writing or telephoning the office of QIWI plc, Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus, Attn: Investor Relations, Tel: +357-22-65339. You should rely only on the information we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholders are making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are organized in Cyprus, and substantially all of our and our subsidiaries’ assets are located outside the United States, and the majority of the members of our board of directors are resident outside of the United States. As a result, it may not be possible to effect service of process within the United States upon us or any of our subsidiaries or such persons or to enforce U.S. court judgments obtained against us or them in jurisdictions outside the United States, including actions under the civil liability provisions of U.S. securities laws. In addition, it may be difficult to enforce, in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon U.S. securities laws.

Further, most of our and our subsidiaries’ assets are located in Russia. Judgments rendered by a court in any jurisdiction outside Russia will generally be recognized by courts in Russia only if (i) an international treaty exists between Russia and the country where the judgment was rendered providing for the recognition of judgments in civil cases and/or (ii) a federal law of Russia providing for the recognition and enforcement of foreign court judgments is adopted. No such federal law has been passed, and no such treaty exists, between Russia, on the one hand, and the United States, on the other hand. There are no publicly available judgments in which a judgment made by a court in the United States was upheld and deemed enforceable in Russia. Furthermore, Russian courts have limited experience in the enforcement of foreign court judgments. Therefore, a litigant who obtains a final and conclusive judgment in the United States would most likely have to litigate the issue again in a Russian court of competent jurisdiction.

Shareholders may originate actions in either Russia or Cyprus based upon either applicable Russian or Cypriot laws, as the case may be.

PROSPECTUS

22,426,733 American Depositary Shares

Representing 22,426,733 Class B Shares

This prospectus relates to the proposed resale from time to time of up to 22,426,733 American Depositary Shares, or ADSs, each representing one class B share of QIWI plc, by the selling shareholders named in this prospectus under the caption “Selling Shareholders.” The class B shares represented by the ADSs were issued to the selling shareholders in private transactions that were exempt from the registration requirements of the U.S. Securities Act of 1933. We are not selling any ADSs and we will not receive any of the proceeds from the sale of the ADSs by the selling shareholders.

The selling shareholders identified in this prospectus or their pledgees, transferees or other successors-in-interest may, from time to time, offer and sell the ADSs in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling shareholders. Each of the selling shareholders may offer and sell the ADSs held directly by it or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. The selling shareholders will pay all underwriting discounts, brokerage fees or selling commissions, if any, applicable to the sale of the ADSs. We are paying certain other expenses relating to this offering and the registration of the ADSs with the Securities and Exchange Commission. For further information regarding the possible methods by which the ADSs may be distributed, see “Plan of Distribution” of this prospectus.

The ADSs representing class B shares are listed on the Nasdaq Global Select Market, or Nasdaq, and are admitted to trading on the Public Joint Stock Company “Moscow Exchange MICEX-RTS” or MOEX, under the symbol “QIWI.” On January 14, 2020, the last reported sales price of the ADSs on Nasdaq was $19.51 per ADS.

Investing in our ADSs involves risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our ADSs, including the discussion of risks incorporated as described under “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 16, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration statement, the selling shareholders may offer and resell up to 22,426,733 ADSs in one or more offerings. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the ADSs, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplements. We have not authorized anyone to provide you with additional or different information. If any person provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholders are making an offer of securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective stated date. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to:

•	“ADSs” refers to the American depositary shares, each of which represents one class B share;

•	“$” or “U.S. $”, refers to the legal currency of the United States;

•	“QIWI,” “our company,” “the company,” “our group,” “we,” “us,” “our” and similar pronouns, are references to QIWI plc and its consolidated subsidiaries; and

•	“Rouble” or “rouble” refers to the legal currency of the Russian Federation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

QIWI plc is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that are applicable to a foreign private issuer. We file reports, including annual reports on Form 20-F and reports on Form 6-K, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers.

The SEC maintains an Internet site that contains reports, proxy and information statements, regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents does not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2018 (File No. 001-35893), or the 2018 Annual Report;

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 15, 2019 (File No. 001-35893);

•	Exhibit 99.2 to our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 16, 2015 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 11, 2019 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 27, 2019 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on October 15, 2019 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on November 25, 2019 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on December 18, 2019 (File No. 001-35893);

•

the description of our class B shares contained in our Registration Statement on Form 8-A (filed on April 26, 2013) (File No. 001-35893), including any amendment or report filed for the purpose of updating such description;

•

with respect to each offering of securities under this prospectus, all Annual Reports on Form 20-F, and any Reports of Foreign Private Issuer on Form 6-K which are identified by us as being incorporated by reference (to the extent designated therein), filed or furnished with the SEC subsequent to the date of the registration statement on Form F-3 of which this prospectus forms a part and prior to effectiveness of the registration statement, but before termination of the offering under this prospectus, shall be deemed incorporated by reference into this prospectus and deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC. You may request a copy of these filings, other than exhibits

v

to those documents unless such exhibits are specifically incorporated by reference in this prospectus, at no cost, by writing or telephoning the office of QIWI plc, Kennedy 12, Kennedy Business Centre, 2nd floor , P.C. 1087, Nicosia, Cyprus, Attn: Investor Relations, Tel: +357-22-65339. You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholders are making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are organized in Cyprus, and substantially all of our and our subsidiaries’ assets are located outside the United States, and all of the members of our board of directors are resident outside of the United States. As a result, it may not be possible to effect service of process within the United States upon us or any of our subsidiaries or such persons or to enforce U.S. court judgments obtained against us or them in jurisdictions outside the United States, including actions under the civil liability provisions of U.S. securities laws. In addition, it may be difficult to enforce, in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon U.S. securities laws.

Further, most of our and our subsidiaries’ assets are located in Russia. Judgments rendered by a court in any jurisdiction outside Russia will generally be recognized by courts in Russia only if (i) an international treaty exists between Russia and the country where the judgment was rendered providing for the recognition of judgments in civil cases and/or (ii) a federal law of Russia providing for the recognition and enforcement of foreign court judgments is adopted. No such federal law has been passed, and no such treaty exists, between Russia, on the one hand, and the United States, on the other hand. There are no publicly available judgments in which a judgment made by a court in the United States was upheld and deemed enforceable in Russia. Furthermore, Russian courts have limited experience in the enforcement of foreign court judgments. Therefore, a litigant who obtains a final and conclusive judgment in the United States would most likely have to litigate the issue again in a Russian court of competent jurisdiction.

Shareholders may originate actions in either Russia or Cyprus based upon either applicable Russian or Cypriot laws, as the case may be.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements,” as this phrase is defined in Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Some of these forward looking statements can be identified by terms and phrases such as “anticipate”, “should”, “likely”, “foresee”, “believe”, “estimate”, “expect”, “intend”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions. These forward-looking statements include statements relating to:

•	our goals and strategies;

•	our ability to grow our payment volumes;

•	our ability to maintain and grow the size of our physical and virtual distribution network;

•	our ability to increase our market share in our key payment market verticals and segments;

•	our ability to successfully introduce new products and services, including our consumer lending business SOVEST and through our joint venture JSC Tochka, in respect of its multi-bank platform;

•

our ability to successfully execute our business strategy, including in respect of SOVEST and Tochka, and our ability to recoup our investments made in such businesses or other projects that we develop form time to time;

•	our ability to maintain our relationships with our merchants, agents and partners;

•	the expected growth of Qiwi Wallet and alternative methods of payment;

•	our ability to successfully divest non-core investments, including Rocketbank;

•	our ability to continue to develop new and attractive products and services;

•	our future business development, results of operations and financial condition;

•	our ability to continue to develop new technologies and upgrade our existing technologies;

•	competition in our industry;

•	projected revenue, profits, earnings and other estimated financial information; and

•	developments in, or changes, to the laws, regulation and governmental policies governing our business and industry.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks described in “Risk Factors” below.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in the ADSs. You should read this entire prospectus carefully, including our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment in the ADSs.

Our Company

We are a leading provider of next generation payment and financial services in Russia and the CIS. We have an integrated proprietary network that enables payment services across online, mobile and physical channels as well as provides access to certain financial services that we offer to our retail customer and B2B partners. We have deployed over 22.3 million virtual wallets, over 136,000 kiosks and terminals, and enabled merchants, customers and partners to accept and transfer over RUB 117 billion cash and electronic payments monthly connecting over 43 million consumers using our network at least once a month (aggregating consumers across QIWI and Contact networks, without eliminating potential duplication). Our consumers and partners can use cash, stored value and other electronic payment methods in order to pay for goods and services or transfer money across virtual or physical environments interchangeably, as well as employ our open API infrastructure and use our highly customizable, sophisticated payment solutions to serve their business or personal needs. We believe the complementary combination of our physical and virtual payment and financial services as well as our open infrastructure provides differentiated convenience to our consumers and creates a strong network effect that drives payment volume and scale across the business. Recently, we have started to offer financial services, which we believe complement our well-developed payment infrastructure. With the launch of our payment-by-installment card, SOVEST, we entered a new consumer lending market. Through Tochka we expanded our offering for SME customers and individual entrepreneurs. We continue working on further broadening the scope of services and use cases that we offer our customers and partners and aim to access the stages of the consumer life cycle we have yet to penetrate. We believe that our leading market position, proprietary network and complementary services provide us with competitive advantages that have enabled us to generate strong growth and profitability.

We were incorporated in Cyprus under the name of OE Investments Limited on February 26, 2007 as a new holding company for QIWI JSC (previously known as OSPM CJSC and CJSC QIWI). In 2007, we acquired, among other entities, CJSC e-port and LLC Qiwi Wallet which were reorganized to JSC QIWI. In April 2008, we launched the Qiwi brand, which gradually became the marketing name for our businesses. We changed our name to Qiwi Limited on September 13, 2010, and subsequently to Qiwi plc upon converting to a public limited company on February 25, 2013.

Our primary subsidiaries are QIWI Bank (JSC), or Qiwi Bank, JSC QIWI and QIWI Payments Services Provider Limited. We acquired Qiwi Bank in September 2010 from a group of our shareholders; JSC QIWI was incorporated in Russia in January 2004; and QIWI Payments Services Provider Limited was incorporated in the United Arab Emirates in 2011.

In September 2010, we acquired Qiwi Bank from a group of our then-current shareholders. In June 2015, we acquired the Rapida payment processing system and the Contact money transfer system from Otkritie Investment Cyprus Limited. In April 2017, Rapida LTD was merged into Qiwi Bank.

In June 2018, QIWI, Otkritie Bank and Tochka management signed a partnership agreement to establish a new entity JSC Tochka to collectively develop this business Tochka, a digital banking service focused on offering a broad range of services to small and medium businesses, as a multi-bank platform. JSC Tochka commenced its business operations in February 2019.

In July 2018, we acquired 100% of Rocketbank, a digital banking service offering debit cards and deposits to retail customers, from Otkritie Bank. Rocketbank currently operates as a branch of Qiwi Bank JSC.

Our principal executive office is located at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus. Our telephone number at this address is: +357-22-653390. Our registered office is the same. We have appointed CT Corporation System, 111 Eighth Avenue, New York, New York 10011, tel: +1 (212) 894-8940, as our agent upon whom services of process may be served in any action brought against us under the securities laws of the United States.

Recent developments

In August 2017, we executed a series of transactions to acquire the brands, software and hardware of Tochka and Rocketbank from Otkritie Bank. In July 2018, we finalized the acquisition of Rocketbank and, by the end of 2018, completed the transfer of Rocketbank’s customers, personnel and business processes into QIWI. Throughout the first half of 2019, we reviewed a number of strategic opportunities for the development of Rocketbank’s business as either a part of our broader ecosystem or as a standalone project. A final strategic plan for Rocketbank was presented to and reviewed by the Board of Directors of the Company. In August 2019, having duly considered the proposed strategy and required financing, our Board of the Directors concluded that Rocketbank’s business plan had an investment profile and financing requirements that are not compatible with QIWI’s risk appetite and that the business had limited potential synergies with the core business of the Company. The Board of Directors has further requested that management investigates the potential for a partial or complete sale of Rocketbank. As a result, over the past few months we have begun exploring market opportunities and have recently hired a financial advisor to assist us with the process.

On January 15, 2020, Mr. Boris Kim, a founding member of the Company and Chairman of the Board since 2013, took on the position of the Chief Executive Officer, following the resignation of Mr. Sergey Solonin, who has served in this capacity since 2012. Mr. Solonin continues to serve as a member of the Board and has been appointed its Executive Chairman. Mr. Boris Kim remains a member of the Board but stepped down from his role as Chairman of the Board and member of the Compensation Committee of the Board. In addition, Ms. Maria Shevchenko was appointed as Deputy Chief Executive Officer of the Company.

THE OFFERING

ADSs offered by the selling shareholders	22,426,733 ADSs.

ADSs offered by us	We are not offering any ADSs in this offering.

The ADSs	Each ADS represents one class B share. The depositary will hold the class B shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may turn in your ADSs to the depositary in exchange for class B shares. The depositary will charge you fees for any exchange. We and the depositary may amend the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended. To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes the prospectus.

Ordinary shares outstanding immediately after this offering	62,712,975 ordinary shares comprising (i) 12,083,419 class A shares, and (ii) 50,629,556 class B shares.

Selling shareholders	The class B shares offered by the selling shareholders were issued in transactions exempt from registration under the Securities Act. See “Selling Shareholders.”

Use of proceeds	The selling shareholders will receive all of the net proceeds from the sale of the ADSs offered hereby.

Ordinary shares	Holders of class A shares and class B shares have the same rights, including dividend rights, except for voting and conversion rights. In respect of matters requiring shareholder approval, each class B share is entitled to one vote and each class A share is entitled to ten votes. Each class A share is convertible into one class B share at any time by the holder thereof. Class B shares are not convertible into class A shares under any circumstance. Class A shares will automatically convert into the same number of class B shares under certain circumstances including when the aggregate number of class A shares constitutes less than 10% of the aggregate number of class A and class B shares outstanding. For a description of class A shares and class B shares, see “Description of Share Capital” in the prospectus.

Depositary	The Bank of New York Mellon

Dividend policy	In the medium to long term, we aim to distribute all excess cash to our shareholders in the form of dividends. For the year ending December 31, 2019, we aim to distribute between 65% to 85% of our annual adjusted net profit.

Any determination regarding the amount of future dividends will depend on a range of factors, including the availability of distributable profits, our liquidity and financial position, our strategic plans and growth initiatives, restrictions imposed by our financing arrangements, tax considerations, planned acquisitions, and other relevant factors. If we declare dividends on our ordinary shares, the depositary will pay you the cash dividend and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 5 before deciding to purchase the ADSs.

Listing	The ADSs are listed on the Nasdaq Global Select Market and are admitted to trading on MOEX under the symbol “QIWI.”

We base the number of class A and class B shares outstanding after this offering on 12,083,419 class A shares and 50,629,556 class B shares outstanding as of January 16, 2020.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 20-F and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K filed or furnished with the SEC, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the ADSs could decline due to any of these risks, and you may lose all or part of your investment. See “Where You Can Find Additional Information.”

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2019. The historical data in the table is derived from, should be read in conjunction with, and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	Actual as of September 30, 2019
	RUB	U.S.$*
	(in millions)
Borrowings (long-term and short-term)	—	—
Equity
Share Capital	1	0
Additional paid-in capital	1,876	29
Share premium	12,068	187
Other reserve	2,503	39
Retained earnings	11,113	173
Translation reserve	324	5
Total equity attributable to equity holders of QIWI plc	27,885	433
Non-controlling interests	55	1
Total equity	27,940	434
Total capitalization	27,940	434

*	Calculated using a ruble to U.S. dollar exchange rate of RUB 64.4156 to U.S. $1.00, which the official exchange rate was quoted by the Central Bank of the Russian Federation as of September 30, 2019.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholders identified in this prospectus may sell from time to time up to 22,426,733 ADSs, representing 22,426,733 class B shares. The actual price per class B share will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the ADS by the selling shareholders under this prospectus and any related prospectus supplement.

SELLING SHAREHOLDERS

This prospectus relates to the resale of the ADSs by the selling shareholders identified below in the table. See “Plan of Distribution” for more information.

The class B shares represented by ADSs offered for resale under this prospectus were issued to, or obtained by, the selling shareholders in private transactions that were exempt from the registration requirements of the Securities Act.

The table below sets forth the names of the selling shareholders, the number of ordinary shares beneficially owned by the selling shareholders immediately prior to the date of this prospectus and the total number of class B shares represented by ADSs being offered pursuant to this prospectus. Each of the selling shareholders may sell all, some or none of the ADSs beneficially owned by such selling shareholder, and therefore, we cannot estimate either the number or percentage of ADSs that will be beneficially owned by the selling shareholders following any offer or sale hereunder. See “Plan of Distribution” for more information.

The calculations in the table below are based on 12,083,419 class A shares and 50,629,556 class B shares outstanding as of January 15, 2020, which comprise our entire issued and outstanding share capital as of that date. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The following table sets forth, to our knowledge, information for the selling shareholders as of January 16, 2020, based on information furnished to us by the selling shareholders. We have relied on the representations made by the selling shareholders and the information furnished to us.

	Pre-Offering					Total number of Class B Shares being offered
	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting
Public Joint-Stock Company «Bank Otkritie Financial Corporation»(1)	—	21,426,733	—	43.8	11.4	21,426,733
Sergey Solonin(2)	10,756,822	—	89.0	—	62.7	1,000,000

(1)	The address of Public Joint-Stock Company «Bank Otkritie Financial Corporation» is Building 4, 2 Letnikovskaya Street, 115114, Moscow, Russia.
(2)	The address of Sergey Solonin is Microdistrict AB, office/flat 228, 142290 Pushchino Town, Moscow, Russia.

Relationships and Agreements with the Selling Shareholders

Mr. Sergey Solonin has served as our director since December 2010 and as our chief executive officer since October 2012. He currently owns 89.0% of our class A shares, representing combined approximately 62.7% of the voting power of our issued share capital.

Public Joint-Stock Company <<Bank Otkritie Financial Corporation>>, or Bank Otkritie, currently holds 43.8% of our class B shares and has nominated one member to our board of directors, Ms. Nadiya Cherkasova. Over the past three years, we have entered into a number of agreements with Bank Otkritie, which are further described in “Item 7.B Related Party Transaction—Agreements with Bank Otrkitie” of our Annual Report on Form 20-F for the year ended December 31, 2018, and incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

We describe below our share capital, the material provisions of our memorandum and articles of association in effect on the date of this prospectus and certain requirements of Cypriot law. This description, however, is not complete and is qualified in its entirety by reference to our memorandum and articles of association and any applicable Cypriot law. References in this section to “we”, “us” and “our” refer to QIWI plc only.

Our articles of association were approved by a general meeting of our shareholders on June 2, 2017. Our management bodies are the general meetings of shareholders and our board of directors.

The following table sets forth our authorized and issued share capital as of January 16, 2020.

	Authorized		Issued
Class of Shares	Number	Nominal Amount	Number	Nominal Amount
Class A Shares	129,583,419	€0.0005	12,083,419	€0.0005
Class B Shares	101,266,581	€0.0005	50,629,556	€0.0005

Shareholders’ General Meetings

Share Capital

Our share capital is divided into two classes of shares: class A shares, each of which carries ten votes at shareholders’ general meetings, and class B shares, each of which carries one vote at shareholders’ general meetings.

Convening Shareholders’ Meetings

An annual general meeting must be held not more than 15 months after the prior annual general meeting, and at least one annual general meeting must be held in each calendar year.

Our board of directors, at its discretion, may convene an extraordinary general meeting. Extraordinary general meetings must also be convened by the board of directors at the request of shareholders holding in aggregate at the date of the deposit of the requisition either (a) not less than 10% of our outstanding share capital or (b) not less than 10% of the voting rights attached to our issued shares, or, in case the board of directors fails to do so within 21 days from the date of the deposit of the requisition notice, such requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene an extraordinary general meeting, but any meeting so convened may not be held after the expiration of three months from the date that is 21 days from the date of the deposit of the requisition notice.

The annual general meeting and a shareholders’ general meeting called for the election of directors or for a matter for which Cypriot law requires a special resolution, which means a resolution passed by a majority of not less than 75% of the voting rights attached to our issued shares present and voting at a duly convened and quorate general meeting, must be called with no less than 45 days’ written notice or such longer notice as is required by the Companies Law (not counting the day in which it was served or deemed to be served and the date for which it is given). Other shareholders’ general meetings must be called with no less than 30 days’ written notice.

A notice convening a shareholders’ general meeting shall be served within five days after the record date for determining the shareholders entitled to receive notice of attend and vote at such general meeting, which is fixed by the Board and is not more than 60 days and not less than 45 days prior to an annual general meeting, or a general meeting called for the passing of a special resolution, or for the election of directors, and not more than 45 days and not less than 30 days prior to any other general meeting. A notice convening a shareholders’ general meeting must be sent to each of the shareholders, provided that the accidental failure to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice will invalidate the proceedings at that meeting to which such notice refers in the event that a shareholder holding not less than 5% of our outstanding share capital is not in attendance as a result of the accidental failure to give notice or non-receipt thereof.

All shareholders are entitled to attend the shareholders’ general meeting or be represented by a proxy authorized in writing. The quorum for a shareholders’ general meeting consists of shareholders representing 50.01% of the voting rights attached to our issued shares, whether present in person or by proxy.

The agenda of the shareholders’ general meeting is determined by our board of directors or by whoever else is calling the meeting.

Voting

Matters determined at shareholders’ general meetings require an ordinary resolution, which requires a simple majority of the votes cast at any particular general meeting duly convened and quorate, unless our articles of association and the Companies Law specify differently. It is within the powers of the shareholders to have a resolution executed in writing by all shareholders and in such event no meeting needs to take place or notice to be given.

Reserved Matters

Our articles of association provide for special majorities for resolutions concerning, among other things, the following matters (for so long as class A shares are in issue and outstanding): (i) any variance to the rights attached to any class of shares requires approval of the holders of 75% of the shares of the affected class, passed at a separate meeting of the holders of the shares of the relevant class, as well as a special resolution of the general meeting; and (ii) approval of the total number of shares and classes of shares to be reserved for issuance under any of our or our subsidiaries’ employee stock option plan or any other equity-based incentive compensation program requires approval of a majority of not less than 75% of the voting rights attached to all issued shares present and voting at a duly convened and quorate general meeting.

Board of Directors

Appointment of Directors

Our articles of association provide that we shall have up to seven directors, including not less than three independent directors. As a foreign private issuer, we have elected to follow Cyprus corporate governance practices, which, unlike the applicable Nasdaq requirements for domestic issuers, do not require the majority of directors to be independent.

It is understood that, if at a proposed general meeting there shall be elections of both non-independent directors and independent directors, (i) there shall be two separate sets of voting procedures, one with respect to the non-independent directors and one with respect to the independent directors; (ii) at each such procedure the shareholders shall have the number of votes provided by the articles of association for the election of non-independent directors and independent directors respectively and (iii) the voting procedure in respect of the minimum number of independent directors, being three directors, shall take place first.

Each of the board and any shareholder or group of shareholders is entitled to nominate one or more individuals for election (or re-election) to our board of directors not less than 30 days prior to any general meeting at which the non-independent directors are scheduled to be appointed. The board shall screen all submitted nominations for compliance with the provisions of our articles of association following which it shall compile and circulate a final slate of nominees to be voted on at the general meeting to all the shareholders entitled to attend and vote at the relevant general meeting at least 15 days prior to the scheduled date thereof.

Except as set out below, the non-independent directors are appointed by shareholder weighted voting, under which each shareholder has the right to cast among one or more nominees as many votes as the voting rights attached to its shares multiplied by a number equal to the number of non-independent directors to be appointed. Non-independent directors are appointed as follows: (1) the term of office of the non-independent directors shall be for a period from the date of the annual general meeting at which they were elected until the following annual general meeting; (2) all the non-independent directors shall retire from office at each annual general meeting; (3) all retiring non-independent directors shall be eligible for re-election; and (4) the vacated position may be filled at the meeting at which the non-independent directors retire by electing another individual nominated to the office of non-independent director by any of the board, any shareholder or group of shareholders by serving a notice at least 30 days prior to such general meeting, and in default the retiring non-independent director shall, if offering himself for re-election and if he has been so nominated by the board, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated position or unless a resolution for the re-election of such non-independent director shall have been put to the meeting and not adopted.

The independent directors are nominated by the board, a shareholder or group of shareholders. All independent directors are appointed by shareholder weighted voting in the same manner as voting for non-independent directors. The independent directors will be appointed as follows: (1) the term of office of each independent director shall be for a period from the date of the annual meeting at which such independent director has been duly elected and qualified until the following annual general meeting; (2) all the independent directors shall retire from office at each annual general meeting; (3) all retiring independent directors shall be eligible for re-election; and (4) the vacated position may be filled at the meeting at which the independent directors retire by electing another individual nominated by any of the board, a shareholder or a group of shareholders by serving a notice at least 30 days prior to such general meeting, and in default the retiring independent director shall, if offering himself for re-election and if he has been so nominated by the board, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated position or unless a resolution for the re-election of such independent director shall have been put to the meeting and not adopted.

At any moment of time after the appointment of the non-independent directors any director may request the board to screen the non-independent directors for compliance with independence criteria within the meaning of the Nasdaq Listing Rules. In case the board determines that any non-independent director meets the criteria, such non-independent director shall be re-classified as the independent director.

In the event that the entire board of directors is terminated by a shareholder or a group of shareholders representing at least 10.01% of the voting rights attached to our issued shares in relation to exercise by the board of directors of its right to appoint a director to fill a vacancy on the board, the board will remain in office only to summon a general meeting for purposes of (1) terminating the entire board pursuant to a request of the requesting shareholders and (2) appointing new non-independent directors, and new independent directors. If, for any reason, the number of directors falls below the number fixed by the articles of association as the necessary quorum for board meetings and the vacant positions are not filled as per the above procedure within 21 days, the remaining directors may remain in office only to convene a general meeting, at which all directors must retire and new directors will be appointed as provided above.

Our board of directors can elect a chairman by an absolute majority of votes of all the directors, provided that an affirmative vote of at least one independent director is received (for so long as class A shares are in issue and are outstanding).

Removal of Directors

Under Cypriot law, notwithstanding any provision in our articles of association, a director may be removed by an ordinary resolution of the general shareholders’ meeting. Such general shareholders’ meeting must be convened with at least 30 days’ notice. The office of any of the directors shall be vacated if, among other things, the director (a) becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or

(b) becomes permanently incapable of performing his or her duties due to mental or physical illness or due to his or her death. If our board of directors exercises its right to appoint a director to fill in a vacancy on the board created during the term of a director’s appointment as provided in our articles of association, a shareholder or a group of shareholders holding at least 10.01% of the voting rights attached to our issued shares may terminate the appointment of the entire board of directors.

Powers of the Board of Directors

Our board of directors has been granted authority to manage our business affairs and has the authority to decide, among other things, on the following:

(a)	approval of strategy and annual budget and for the group;

(b)

approval of certain transactions, including material transactions (as defined in our articles of association), borrowings as well as transactions involving sale or disposition of any interest in any group company (other than QIWI plc) or all or substantially all of the assets of any group company;

(c)

any group company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation over certain thresholds as set out in our articles of association;

(d)	any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation involving any group company (other than QIWI plc);

(e)

entry into (whether by renewal or otherwise) any agreement or transaction with a related party except for: (1) transactions in the ordinary course of business (as defined in our articles of association) on an arm’s length basis, (2) intra-group transactions, (3) transactions at a price less than U.S.$50,000 (if the price can be determined at the time the transaction is entered into);

(f)	issuance and allotment of shares by us for consideration other than cash; and

(g)

adoption of any employee stock option plan or any other equity-based incentive compensation program for our group (subject to a general meeting approving the total number of shares and classes of shares to be reserved for issuance under any such program).

Our board of directors may exercise all the powers of the Company to borrow or raise money.

Proceedings of the Board of Directors

Our board of directors meets at such times and in such manner as the directors determine to be necessary or desirable. For as long as any class A shares are issued and outstanding, the quorum necessary for a meeting of our board of directors to be validly convened is a simple majority of the total number of the non-independent directors and the then-existing independent directors.

A resolution at a duly constituted meeting of our board of directors is approved by an absolute majority of votes of all the directors unless a higher majority and/or affirmative vote of any independent directors is required on a particular matter. The chairman does not have a second or casting vote in case of a tie. A resolution consented to in writing, signed or approved by all directors, will be as valid as if it had been passed at a meeting of our board of directors or a committee when signed by all the directors.

Where a director has, directly or indirectly, an interest in a contract or proposed contract, that director must disclose the nature of his or her interest at the meeting of the board of directors and shall not vote on such contract or arrangement, nor shall he be counted in the quorum present at the meeting.

Chief Executive Officer

Our board of directors may by an absolute majority of votes of all the directors appoint a director to be our chief executive officer to be in charge and responsible for all day-to-day affairs of our group. Our chief executive officer is to be appointed for such period and on such terms as our board of directors thinks fit, and, subject to the terms of any agreement entered into in any particular case, his appointment may be terminated by our board of directors at any time as provided in our articles of association. The term of appointment for our chief executive officer shall be for a period from the date of his appointment until the first meeting of the board on the second year after the date of his appointment.

Rights Attaching to Shares

Voting rights. For so long as class A shares are in issue and are outstanding, each class A share has the right to ten votes at a meeting of our shareholders; and each class B share has the right to one vote at a meeting of our shareholders.

Issue of shares and pre-emptive rights. Subject to Cypriot law and our articles of association, already authorized but not yet issued shares are at the disposal of our board of directors, which may allot or otherwise dispose of any unissued shares as it may decide. All new shares and/or other securities giving right to the purchase of our shares or which are convertible into our shares must be offered before their issue to our shareholders on a pro rata basis. If the new securities are of the same class as existing shares, the offer must first be made on a pro rata basis to the shareholders of the relevant class and, if any such new securities are not taken up by those shareholders, an offer to purchase the excess will be made to all other shareholders on a pro rata basis (provided that such pre-emption rights have not been removed). On May 8, 2018, the disapplication of pre-emptive rights in connection with the issuance of up to an additional 52,000,000 class B shares, including in the form of ADSs, previously authorized by our shareholders, has expired and since then any issuance and allotment of class B shares by the Company for cash consideration is subject to pre-emptive rights.

Conversion. At the irrevocable request of any class A shareholder, all or part of the class A shares held by such shareholder will convert into class B shares, on the basis that each class A share shall convert into one class B share, and the class B shares resulting from such conversion shall rank pari passu in all respects with the existing class B shares in issue.

In addition, class A shares will be automatically converted into class B shares, on a one-to-one basis, in the following circumstances: (1) all class A shares which are transferred by a holder, except in circumstances permitted under our articles of association, shall, immediately upon such transfer, be automatically converted into class B shares; (2) all class A shares held by a shareholder will be automatically converted into class B shares on the occurrence of a change of control (as defined in our articles of association) of that class A shareholder; and (3) all class A shares will be automatically converted into class B shares in the event that the aggregate number of class A shares constitute less than 10% of the aggregate number of class A and class B shares outstanding.

For so long as class A shares are in issue and are outstanding, class A shares will not convert into class B shares where: (1) the transfer is to one or more of the transferor’s directly or indirectly controlled affiliates (as defined in our articles of association); (2) 10% or more of the total number of class A shares in issue are transferred as a single transaction or a series of related transactions by a shareholder or a group of shareholders; (3) the transfer is to one or more of the existing class A shareholders; and (4) the transfer is to the person(s) that was (were) the ultimate beneficial owner(s) of class A shareholder at the time of Listing. In the case of (2) above the transfer of A shares is permitted if: (a) it is approved in writing by the shareholders holding in aggregate at least 75% of the total number of class A shares in issue; or (b) the shareholder (or a group of shareholders) transferring class A shares has (or have) offered such shares to the other then existing shareholders holding class A shares in accordance with the procedure set out in the articles of association.

Dividend. For so long as class A shares are in issue and are outstanding, our board may declare dividends, including final dividends, but no dividend will be paid except out of our profits. Our board of directors may set aside out of our profits such sums as it thinks proper as a reserve. The board of directors may also, without establishing a reserve, carry forward to the next year any profits it may think prudent not to distribute as a dividend. The class A shares and the class B shares have the right to an equal share in any dividend or other distribution we pay.

Winding Up. If our company is wound up, the liquidator may, upon a special resolution and any other procedure prescribed by Cypriot law, (i) divide in specie or kind all or part of our assets among the shareholders; and (ii) vest the whole or any part of such assets in trustees for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder is compelled to accept any shares or other securities with any attached liability.

Form and transfer of shares. The instrument of transfer of any share must be executed by or on behalf of the transferor and the transferee, and the transferor will be deemed to be the holder of the share until the name of the transferee is entered into the register of shareholders. Except as set out above and in our articles of association, shareholders are entitled to transfer all or any of their shares by instrument of transfer in writing in any usual or common form or in any other form, including electronic form, which the directors may approve.

There is no limitation under Cypriot law or our articles of association on the right of non-Cypriot residents or nationals to own or vote our shares.

Relevant Provisions of Cypriot law

The liability of our shareholders is limited. Under Cypriot law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

As of the date of this prospectus, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or depositary receipts of a Cypriot company even if such an acquisition confers on such person control over us if neither the shares nor depositary receipts are listed on a regulated market in the European Economic Area (EEA). Neither our shares nor depositary receipts are listed on a regulated market in the EEA.

Cypriot law contains provisions in respect of squeeze-out rights. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company, and the offer is accepted by the holders of 90% of the share capital carrying voting rights, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade Cypriot courts not to permit the acquisition. If the offeror company already holds more than 10%, of the share capital carrying voting rights, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those which it already holds, more than 90%, then, within one month of the date the bidder holds more than 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of receiving such notice, require the offeror company to acquire their shares and the offeror company shall be bound to do so upon the same terms on which the shares were acquired or on such other terms as may be agreed between them or upon such terms as the court may order.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent one class B share (or a right to receive one class B share) deposited with the principal London office of The Bank of New York Mellon, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The depository’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

You may hold your ADSs indirectly, as described above, through a broker or other securities intermediary that is a participant in (i) DTC, the U.S. book-entry settlement system, (ii) Euroclear Bank S.A./N.V., also referred to as Euroclear, or Clearstream Banking, société anonyme, also referred to as Clearstream, the European book-entry settlement systems, or (iii) the National Settlement Depositary, also referred to as NSD, the Russian book-entry settlement system. All indirectly held ADSs will be registered in the name of a nominee of DTC. Euroclear and Clearstream hold securities entitlements in securities through participants in DTC, and NSD holds securities entitlements in securities through a participant in Euroclear.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cypriot law governs shareholder rights. The depositary will be the holder of class B shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the form of ADR, attached thereto. Directions on how to obtain copies of those documents are provided on page “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on class B shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class B shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the class B shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation”. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•

Distribution of Class B Shares. The depositary may distribute additional ADSs representing any class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell class B shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new class B shares. The depositary may sell a portion of the distributed class B shares sufficient to pay its fees and expenses in connection with that distribution.

•

Rights to Purchase Additional Class B Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the class B shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by class B shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, class B shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our class B shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit class B shares or evidence of rights to receive class B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian to deliver deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited class B shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders must instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you would not be able to exercise your right to vote unless you withdraw class B shares. However, you may not know about the meeting enough in advance to withdraw class B shares.

The depositary will try, as far as practical, subject to the laws of Cyprus and of our articles of association or similar documents, to vote or to have its agents vote class B shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we timely asked the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing class B shares or ADS holders must pay:	For:
U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•   Issuance of ADSs, including issuances resulting from a distribution of class B shares or rights or other property

•   Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.05 (or less) per ADS	• Any cash distribution to ADS holders
A fee equivalent to the fee that would be payable if securities distributed to you had been class B shares and the class B shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
U.S.$0.05 (or less) per ADSs per calendar year	• Depositary services
Registration or transfer fees	• Transfer and registration of class B shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw class B shares
Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • converting foreign currency to U.S. dollars
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing class B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-based services until its fees for these services are paid.

From time to time, the depositary may make payments to us to reimburse and/or class B share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our class B shares	The cash, class B shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	The depositary may distribute some or all of the cash, class B shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distribute securities on class B shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the written notice of such removal. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver class B shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary shall be discharged from all obligations under the deposit agreement, except to account for the net proceeds of such sale and other cash (after deducting fees and expenses and applicable taxes and governmental charges). The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations, as well as those of our directors, officers, employees, agents and affiliates, and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of class B shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive Class B Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying class B shares at any time except:

•

When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our class B shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying class B shares. This is called a pre-release of the ADSs. The depositary may also deliver class B shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying class B shares are delivered to the depositary. The depositary may receive ADSs instead of class B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns class B shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (3) the depositary must be able to close out the pre-release on not more than five business days’ notice and (4) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office any reports, notices and other communications, including any proxy soliciting material that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Trading on Nasdaq and MOEX

If an investor sells or buys ADSs on Nasdaq, it will generally be required to receive ADSs in, or deliver ADSs from, a DTC participant account in order to settle that trade. If an investor sells or buys ADSs on MOEX, it will be required to receive ADSs in, or deliver ADSs from, an NSD participant account, as the case may be, in order to settle that trade. ADSs generally can be moved between participant accounts in DTC, Euroclear/Clearstream or NSD as required to settle trades or to facilitate holding ADSs with a broker or securities intermediary preferred by the beneficial owner.

PLAN OF DISTRIBUTION

We are registering the ADSs representing class B shares on behalf of the selling shareholders to permit the resale from time to time of ADSs by the selling shareholders, including their donees, pledgees, transferees or other successors-in-interest, after the date of this prospectus. The selling shareholders may, from time to time, sell any or all of the ADSs beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The selling shareholders may use any one or more of the following methods when selling ADSs:

•	on any stock exchange, market or trading facility on which the ADSs are traded;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for their account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	repurchase, buy and sell back and similar transactions;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	close out short positions and return borrowed ADSs in connection with such short sales;

•	broker-dealers may agree with a selling shareholder to sell a specified number of such ADSs at a stipulated price per ADSs;

•	by pledge to secure debts and other transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the ADSs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell ADSs, from time to time, under this prospectus under applicable provisions of the Securities Act, or under an amendment or supplement to this prospectus amending the name of such selling shareholder to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus.

The selling shareholders may also sell ADSs under Rule 144 or Regulation S, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that the selling shareholders will sell any or all of our ADSs offered by this prospectus.

Broker-dealers engaged by a selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling shareholders (or, if any broker-dealer acts as agent for the purchaser of ADSs, from the purchaser) in amounts to be negotiated. In connection with sales of the ADSs or otherwise, a selling shareholder may enter into derivative or hedging transactions with broker-dealers, other financial institutions or third parties, which may in turn engage in short sales of the ADSs offered hereby in the course of hedging in positions they assume. A selling shareholder may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus in privately negotiated or registered transactions. These transactions may involve the sale of ADSs by a selling shareholder by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, rights, warrants or other securities that are offered with, convertible into or exchangeable for ADSs. The selling shareholders may also sell ADSs short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan, pledge, hypothecate or sell ADSs, including pursuant to repurchase, buy and sell back and similar transactions, to broker-dealers, other financial institutions or third parties that in turn may sell such shares.

If the applicable prospectus supplement indicates, in connection with derivative transactions, the broker-dealers, other financial institutions or third parties may sell ADSs covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer, other financial institution or third party may use ADSs pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of ADSs and may use ADSs received from the selling shareholders in settlement of derivative transactions to close out any related open borrowings of ADSs.

A selling shareholder and any broker-dealers or other third parties that are involved in selling ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions or discounts received by such broker-dealers or other third parties and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement will be distributed, which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or other third parties, any discounts, commissions and other terms constituting compensation from a selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers or other third parties. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of ADSs will be borne by the selling shareholders.

Under the securities laws of some states, the ADSs offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

If a selling shareholder uses this prospectus for any sale of ADSs, it will be subject to the prospectus delivery requirements of the Securities Act. A selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will not receive any proceeds from the sale of the ADSs under this prospectus or any prospectus supplement.

We have agreed to pay all expenses of registration incurred in connection with the offering of ADSs under this prospectus, except for any underwriting discounts, if any, selling commissions and stock transfer taxes applicable to the sale of ADSs by a selling shareholder, all of which are to be paid by the selling shareholders.

EXPENSES

The following table sets forth expenses payable by us in connection with the registration of the ADSs. All amounts below are estimates except the SEC registration fee:

SEC registration fee	$56,677
Legal fees and expenses	$100,000
Accounting fees and expenses	$200,000
Printing fees and expenses	$20,000
Miscellaneous	$20,000
Total	$396,677

TAX CONSIDERATIONS

Certain tax considerations related to an investment in our ADSs are set forth in our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference.

LEGAL MATTERS

Certain legal matters related to the securities issued by this prospectus under Cypriot law will be passed upon for us by Antis Triantafyllides & Sons LLC. Certain legal matters related to U.S. law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated financial statements of QIWI plc appearing in QIWI plc’s Annual Report (Form 20-F) for the year ended December 31, 2018 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2018 have been audited by Ernst & Young LLC, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

6,800,870 American Depositary Shares

Representing 6,800,870 Class B Shares

PROSPECTUS

J.P. Morgan Securities LLC	UBS Securities LLC	VTB Capital

July         , 2020